     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 1997

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          POWER COMPUTING CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE
  (State or other jurisdiction                 3571                          77-0359698
      of incorporation or          (Primary Standard Industrial           (I.R.S. Employer
          organization)            Classification Code Number)          Identification No.)
                                                                 STEPHEN S. KAHNG
                2400 SOUTH IH-35                                 2400 SOUTH IH-35
            ROUND ROCK, TEXAS 78681                          ROUND ROCK, TEXAS 78681
                 (512) 388-6868                                   (512) 388-6868
       (Address, including zip code, and               (Name, address, including zip code,
     telephone number, including area code,            and telephone number, including area
  of registrant's principal executive offices)             code, of agent for service)

                                   COPIES TO:

                                                                         STEVEN E. BOCHNER
                                                                         JEFFREY A. HERBST
                                                                          SUSAN P. KRAUSE
        DANIEL W. RABUN                   JOHN W. TEETS              WILSON SONSINI GOODRICH &
        BAKER & MCKENZIE                MATTHEW J. GERBER                     ROSATI,
   4500 TRAMMELL CROW CENTER       POWER COMPUTING CORPORATION        PROFESSIONAL CORPORATION
        2001 ROSS AVENUE                 2400 SOUTH IH-35                650 PAGE MILL ROAD
      DALLAS, TEXAS 75201            ROUND ROCK, TEXAS 78681        PALO ALTO, CALIFORNIA 94304
         (214) 978-3000                   (512) 388-6868                   (415) 493-9300

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                 PROPOSED            PROPOSED
                                                                  MAXIMUM             MAXIMUM
        TITLE OF EACH CLASS OF             AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
      SECURITIES TO BE REGISTERED          REGISTERED(1)        PER UNIT(2)      OFFERING PRICE(2)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common stock, $.01 par value...........      3,450,000              $10             $34,500,000           $10,455
=======================================================================================================================

(1) Includes 450,000 shares that may be purchased by the Underwriters from the Company to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

               SUBJECT TO COMPLETION -- DATED             , 1997

PROSPECTUS
--------------------------------------------------------------------------------
                                3,000,000 Shares

                          [POWER COMPUTING CORP. LOGO]

                                  Common Stock
--------------------------------------------------------------------------------
All of the shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby are being offered by Power Computing Corporation ("Power Computing" or the "Company").

Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

Application has been made to have the Common Stock approved for quotation on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "PWRC."

SEE "RISK FACTORS" ON PAGES 6 TO 22 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

--------------------------------------------------------------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================
                                                                  Underwriting
                                           Price to              Discounts and             Proceeds to
                                            Public               Commissions(1)             Company(2)
-------------------------------------------------------------------------------------------------------------
Per Share.........................            $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3)..........................            $                        $                        $
=============================================================================================================

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $1,500,000.
(3) The Company has granted the several Underwriters a 30-day over-allotment option to purchase up to 450,000 additional shares of the Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public will be
    $          , the total Underwriting Discounts and Commissions will be
    $          and the total Proceeds to Company will be $          . See
    "Underwriting."
--------------------------------------------------------------------------------

The shares of Common Stock are offered by the several Underwriters, subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares of Common Stock to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One New York Plaza, New York, New
York, on or about             , 1997.

PRUDENTIAL SECURITIES INCORPORATED                          SALOMON BROTHERS INC

          , 1997.

                               [ARTWORK TO COME]

                            ------------------------

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     PowerBase, PowerCenter and PowerTower are trademarks of the Company. The Power Computing logo is a registered trademark of the Company. Apple, Macintosh and Mac are registered trademarks, and the Mac OS logo is a trademark, of Apple Computer, Inc. ("Apple"). All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes: (i) the conversion, upon completion of the Offering, of 5,000,000 shares of outstanding Series A Preferred Stock and 4,100,000 shares of outstanding Series B Preferred Stock into Common Stock and
(ii) that the Underwriters' over-allotment option will not be exercised. See "Description of Capital Stock," "Underwriting" and Note 7 to Notes to Consolidated Financial Statements. In this Prospectus, unless the context requires otherwise, "Power Computing" and the "Company" refer to Power Computing Corporation, a Delaware corporation, and its subsidiaries.

                                  THE COMPANY

     Power Computing is a leading direct marketer of personal computers. To date, the Company has developed, manufactured, sold and supported a broad line of custom-configured Macintosh-compatible desktop computer systems which employ modular designs based, to the extent possible, on Wintel industry standard components. The Company intends to expand its leading position in the Macintosh-compatible market and to promote the growth of the Macintosh platform by offering new Macintosh-compatible desktop computer systems that are price/performance leaders. The Company is also planning to broaden its product portfolio to include Wintel desktop and portable computer systems, as well as Microsoft Windows NT based server products that will jointly support Macintosh and Wintel connectivity. The Company promotes its products through a targeted marketing strategy and an integrated media approach, which includes marketing its products directly to customers through its website, placing advertisements in computer trade magazines (generally in premium spots such as the inside front cover), direct mailings and Company catalogs. Direct marketing of PCs is currently growing at a rate of approximately 25% per year, and it is estimated that 27% of all PCs sold in the United States were distributed directly in calendar year 1996. The Company sells its products directly to customers over the Internet through its innovative online store, over the telephone and to larger accounts through its growing direct field sales force.

     The Company believes that its direct marketing strategy provides competitive advantages by allowing it to rapidly and efficiently develop, manufacture and deliver innovative products at competitive prices, to better understand and respond to customer demand for computer products and services and to effectively generate customer loyalty and brand name recognition. While the Company intends to capitalize on these competitive advantages through its continued direct marketing of Macintosh-compatible products, the Company is also now developing selected Wintel computer systems, which it plans to begin manufacturing, marketing and selling during the first half of fiscal 1998. The Company believes its direct marketing expertise, combined with its continued use of Wintel industry standard components, will facilitate its entry into certain Wintel market segments where graphics and multimedia capabilities are particularly important. Upon its entrance into the Wintel market, the Company will be the first company to manufacture and directly market both Macintosh and Wintel products. As a result, the Company's customers that use both systems will be able to purchase products from a single source that can service and support both platforms.

     The Company's objective is to strengthen its position as a leading direct marketer of PCs by offering a portfolio of innovative personal computing products that are price/performance leaders. To accomplish this objective, Power Computing intends to (i) leverage its direct marketing expertise and continue to capitalize on the advantages achieved by its direct marketing of Macintosh-compatible computer systems, (ii) continue to offer innovative Macintosh technology to its customers at competitive prices, (iii) identify and target certain market segments through its direct marketing strategy, (iv) introduce selected Wintel desktop and portable computer systems, (v) provide outstanding customer order, service and support programs to its customers and
(vi) expand internationally and increase its international sales.

     In December 1994, Power Computing became the first company to receive a license from Apple for the proprietary Mac OS and Macintosh system architecture. The Company continually strives to develop a broad range of systems that incorporate innovative technological features and functions, and its award winning products have been widely recognized by leading industry journals such as Macworld, MacUser and MacWEEK.
     The Company was incorporated in Delaware in November 1993. The Company's principal executive offices are located at 2400 South IH-35, Round Rock, Texas 78681, and its telephone number is (512) 388-6868.


                                  THE OFFERING

Common Stock Offered Hereby...............    3,000,000 shares

Common Stock to be Outstanding after the
Offering..................................    17,719,113 shares(1)(2)

Use of Proceeds...........................    To reduce borrowings under its
                                              credit facility, to fund the
                                              Company's initial development,
                                              manufacture and marketing of its
                                              Wintel computer systems, and for
                                              working capital and other general
                                              corporate purposes. See "Use of
                                              Proceeds."

Proposed Nasdaq National Market Symbol....    PWRC
---------------
(1) Based on shares outstanding as of March 31, 1997. Excludes, as of March 31, 1997, (i) 4,555,285 shares of Common Stock issuable upon exercise of outstanding stock options, under the Company's 1994 Stock Option Plan with a weighted average exercise price of $4.79 per share, (ii) 100,000 shares of Series B Preferred Stock issuable upon exercise of an outstanding warrant with an exercise price of $5.00 per share and (iii) 112,500 shares of Common Stock issuable upon exercise of an outstanding warrant with an exercise price of $0.10 per share. See "Management -- Incentive Stock Plans" and "Description of Capital Stock."

(2) Includes (i) the conversion, upon completion of the Offering, of 5,000,000 shares of outstanding Series A Preferred Stock and 4,100,000 shares of outstanding Series B Preferred Stock into Common Stock and (ii) that the Underwriters' over-allotment option will not be exercised.


                                  RISK FACTORS

     Investors should consider the material risk factors involved in connection with an investment in the Common Stock offered hereby and the impact to investors from various events which could adversely affect the Company's business. See "Risk Factors."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        INCEPTION       FISCAL YEAR ENDED    NINE MONTHS ENDED
                                                     (NOV. 19, 1993)         JUNE 30,            MARCH 31,
                                                     THROUGH JUNE 30,   ------------------   ------------------
                                                         1994(1)         1995       1996      1996     1997(2)
                                                     ----------------   -------   --------   -------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales..........................................      $    --        $ 3,046   $131,075   $82,413   $247,207
Gross profit.......................................           --            987     26,667    15,850     52,712
Income (loss) from operations......................       (1,037)        (2,981)     5,784     2,782     13,206
Net income (loss)..................................       (1,012)        (2,941)     4,906     2,537      7,737
Net income (loss) per common and common equivalent
  share............................................      $ (0.22)       $ (0.49)  $   0.35   $  0.19   $   0.46
Weighted average number of common and common
  equivalent shares outstanding....................        4,574          5,991     14,024    13,050     17,000

                                                                         THREE MONTHS ENDED
                                            ----------------------------------------------------------------------------
                                            SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                              1995        1995       1996       1996      1996(2)    1996(2)    1997(2)
                                            ---------   --------   --------   --------   ---------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales.................................   $21,444    $26,951    $34,018    $48,662     $64,264    $98,593    $84,350
Gross profit..............................     4,758      3,799      7,293     10,817      14,150     21,896     16,666
Income (loss) from operations.............     1,565       (883)     2,100      3,002       4,695      6,551      1,960
Net income (loss).........................     1,582       (978)     1,933      2,369       2,813      3,917      1,007
Net income (loss) per common and common
  equivalent share........................   $  0.10    $ (0.16)   $  0.11    $  0.14     $  0.17    $  0.23    $  0.06
Weighted average number of common and
  common equivalent shares outstanding....    16,019      6,150     16,981     16,944      17,046     16,896     17,059

                                                                 MARCH 31, 1997(2)
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(3)
                                                              -------   --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................  $12,530      $36,140
Total assets................................................   73,884       78,811
Total liabilities...........................................   51,233       32,550
Stockholders' equity........................................   22,651       46,261

---------------

(1) The Company was incorporated in November 1993 and commenced operations in January 1994. It first shipped products in May 1995.

(2) On July 1, 1996 the Company changed to a 52/53 week fiscal year ending on the Sunday closest to June 30. Therefore, references to "fiscal 1997" mean the fiscal year ended June 29, 1997. References to quarterly information for fiscal 1997 mean the quarter ended on the Sunday closest to the calendar quarter end. All fiscal years set forth above included 52 weeks.

(3) Adjusted to reflect the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed offering price of $9.00 per share (the midpoint of the filing range), after deducting the underwriting discounts and commissions and estimated offering expenses, and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds." See also "Capitalization."

                                  RISK FACTORS

     An investment in the shares of Common Stock involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in this Prospectus, in connection with the investment in the shares of Common Stock.

     When used in this Prospectus, the words "may," "will," "expect," "believe," "anticipate," "continue," "estimate," "project," "intend" and similar expressions identify forward-looking statements regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, under the heading of "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus. Forward-looking statements included in this Prospectus are not subject to the "safe harbor" provisions for forward-looking statements contained in the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

     RISKS ASSOCIATED WITH DEPENDENCE ON LICENSES FROM APPLE. The Company's Macintosh-compatible business, including all of its current and planned Macintosh-compatible products, is dependent on several license agreements entered into with Apple that permit the Company to manufacture or sell Macintosh-compatible computer systems and distribute the Macintosh operating system ("Mac OS"). In June 1997, the Company agreed to the principal business terms with Apple (the "Apple Term Sheets") for new agreements that the Company expects to enter into with Apple in the first quarter of fiscal 1998 that will grant the Company certain additional license rights and in some instances supersede the Company's current agreements with Apple. Apple and the Company have agreed to be bound by the terms in the Apple Term Sheets, to negotiate in good faith on additional licensing terms and to use their best respective reasonable efforts to reach definitive agreement on such additional terms by a date certain in the first quarter of fiscal 1998.

     Although the Company intends to enter into definitive agreements with Apple pursuant to the Apple Term Sheets by the date certain, there can be no assurance that such agreements will be finalized and entered into. If the Company and Apple do not enter into definitive agreements by the date certain, the Apple Term Sheets will terminate and the Company will continue to operate under its current agreements with Apple. Failure by Apple and the Company to enter into definitive agreements could result in the loss or impairment of the Company's rights to develop, manufacture or sell either Macintosh-compatible computer systems or the Mac OS, which could have a material adverse effect on the Company. In the event the definitive agreements contemplated by the Apple Term Sheets are not entered into, then the terms of the current agreements with Apple will remain in effect. The current agreements provide that upon the expiration thereof, Apple is required to license the next major release of the Mac OS to the Company based upon Apple's then standard licensing terms. If the Company is required to enter into new negotiations with Apple based on its current agreements, there can be no assurance that the terms and conditions of any new agreements, including the exact royalty terms and access to Mac OS upgrades, will be as favorable as those currently available to the Company or the same as Apple's licensing arrangements with the Company's competitors. See "Business -- Agreements with Apple."

     Current Agreements and Apple Term Sheets. The Company's current manufacturing agreement with Apple (the "Manufacturing Agreement") grants the Company a license to design and make certified Macintosh-compatible computers and approved boards, and to sell such products to third parties. The Company pays Apple specified royalties on each certified computer or approved board the Company sells. Under the Manufacturing Agreement, the Company is required to obtain Apple's consent before purchasing from authorized suppliers certain proprietary component parts in which Apple holds intellectual property rights. Although Apple must provide or make available necessary component parts to the Company, Apple does have the ability to control authorized suppliers of component parts critical to the Company's manufacture of Macintosh-compatible computer systems. Any delay in receiving authorizations from Apple, or Apple's refusal to provide access to such component parts, could have a material adverse effect on the Company. See

"Business -- Supplier Relations." The original term of the Manufacturing Agreement is for a period of four years beginning in July 1996, but will expire upon the termination of the Company's current Mac OS license agreement with Apple (the "Mac OS Agreement"), or, among other things, an uncured material breach by the Company of its obligations thereunder.

     The Mac OS Agreement grants the Company a license to reproduce and distribute the current version of the Mac OS for a specified royalty that must be prepaid on a periodic basis. The Company may install on or distribute with each of its Macintosh-compatible computers one copy of the version of the Mac OS (or the most recent full release thereof) for which the computer was certified. The Mac OS Agreement also allows the Company to reproduce and distribute, on a royalty free basis, certain maintenance releases and system updates to the Company's registered customers that have purchased a certified computer with the Mac OS. Maintenance releases and system updates do not include upgrades that are major releases of the Mac OS. The Mac OS Agreement requires Apple to offer the Company a follow-on license for Apple's next major release of the Mac OS on Apple's then standard terms and conditions for that version of the Mac OS at a royalty rate to be determined, subject to a previously agreed to royalty cap. Although the original term of the Mac OS Agreement is for a period of five years beginning in December 1996, it will automatically expire twelve months after Apple's commercial release of the next major release of the Mac OS, and could expire earlier in the event of, among other things, an uncured material breach by the Company of its obligations thereunder. The Company believes that Apple is required to offer the Company the next major release of the Mac OS (which the Company believes is Apple's operating system project code named Rhapsody) at a royalty rate not to exceed the previously agreed to cap. However, Apple considers the newly proposed Mac OS 8 (previously code named Tempo) the next major release of the Mac OS. As a result, the Company voluntarily entered into negotiations with Apple for new agreements that would settle these and other issues, resulting in the Apple Term Sheets. The Apple Term Sheets provide that Apple will grant the Company a new license to distribute Mac OS 8 on substantially the same terms as those in the Mac OS Agreement, but at an increased royalty rate. The license is contingent on Apple and the Company executing an agreement for the licensing of Mac OS 8 for use with the Common Hardware Reference Platform ("CHRP," formerly the PowerPC Platform). Similarly, the Apple Term Sheets provide that a license for Mac OS 8 on CHRP is contingent on reaching an agreement for the licensing of the non-CHRP version of Mac OS 8.

     In the event the Company and Apple fail to enter into the definitive agreements contemplated by the Apple Term Sheets, then the Company and Apple would not be in agreement regarding the royalty rate for Mac OS 8. There can be no assurance that the Company and Apple would be able to resolve this disagreement and if not resolved, the Company may be required to pay higher royalties to Apple to utilize Mac OS 8. This could affect the Company's ability to offer competitive Macintosh-compatible products which could have a material adverse effect on the Company. The Apple Term Sheets also state that Apple intends to institute a generally available program to license Rhapsody and that if the Company has entered into a license agreement for the proposed Mac OS 8 on CHRP and is in good standing under that agreement, when Apple institutes a Rhapsody licensing program, it will offer the Company a Rhapsody license on its then standard terms and conditions. The ability of the Company to offer Macintosh-compatible products in the future could be dependent on the Company receiving a Rhapsody license on commercially reasonable terms.

     Aside from the Mac OS Agreement, the Company has also recently obtained a sublicense for the Mac OS from International Business Machines Corporation ("IBM") which, along with Motorola, Inc. ("Motorola"), has the right to sublicense the Mac OS. The Company's license agreement with IBM is more favorable than the Mac OS Agreement in certain respects, and the Company is increasingly relying on this agreement for its rights to the Mac OS. However, certain provisions of the Company's agreement with IBM are less favorable than the Mac OS Agreement. In particular, the Company must agree to purchase one central processing unit ("CPU") from IBM for each Macintosh-compatible computer system it sells, and it may only purchase a limited, although very substantial, number of CPUs per quarter from IBM. Such a condition does not exist under the Mac OS Agreement. Additionally, IBM may terminate the agreement with six months prior notice.

     The Company's current agreements with Apple grant it a license to a CHRP version of the Mac OS on the same terms and conditions, including royalty rates, as the standard Mac OS. CHRP, which was jointly developed by Apple, IBM and Motorola, was originally intended to provide a common hardware design to run both the Mac OS and Microsoft Corporation's ("Microsoft") Windows NT operating system ("Windows NT") platforms, thereby allowing Macintosh platforms to address the needs of the Wintel market with PowerPC based computer systems. While CHRP is intended to run multiple operating systems, the future of Windows NT on CHRP is in question since Motorola, IBM and Microsoft have indicated that versions of Windows NT beyond version 4.0 (known as "Cairo") will not be supported on CHRP. CHRP designs were originally intended to be in the public domain and would have permitted computer manufacturers to produce systems (i.e., hardware) that require no proprietary components. Unrestricted CHRP availability would allow the Company to decrease its reliance on Apple for key components (e.g., chipsets, OEM components) and no longer pay Apple royalties on hardware. Apple has announced, however, that the read only memory ("ROM") component of CHRP will be proprietary to Apple (thereby rendering a portion of CHRP proprietary), and that the Company will be required to pay royalties for such ROM. The Company currently pays Apple a minimal royalty under its ROM agreement with Apple, but the Apple Term Sheets provide that the Company will pay a significantly higher royalty for the use of Apple's CHRP ROM.

     The Company intends to manufacture, market and sell CHRP compliant computer systems once Apple makes such systems available to the Company. If the Company moves to CHRP, its ability to offer competitive Macintosh-compatible computer systems in the future will depend on Apple's making available and supporting future CHRP-compliant versions of the Mac OS, (i.e. a version of the standard Mac OS that is adapted or "ported" to CHRP). There can be no assurance that such Mac OS versions or related support will be made available, or in a timely manner, which could have a material adverse effect on the Company. As part of the Apple Term Sheets, the Company agreed to enter into separate CHRP agreements with Apple which provide that Apple will license various versions of Mac OS 8 for CHRP through August 31, 1999.

     Certification. Although Apple currently permits the Company to manufacture Macintosh-compatible board designs under a board design agreement, the Company's agreements with Apple require that its Macintosh-compatible computer systems conform to certain technical specifications set forth by Apple, and that such systems must be certified to comply with such specifications prior to shipment. Such certification is critical to the Company because it allows the Company to manufacture and sell its Macintosh-compatible computer systems, including those systems incorporating the latest available technology. The Apple Term Sheets state that Apple will certify certain boards under the current agreements in the short-term and CHRP boards when they are available. The Company's procedure to date has been to submit each new Macintosh-compatible product to Apple for certification. However, the Company has previously had problems with and delays in receiving such certifications when Apple raised non-technical issues as conditions to certification, including requiring the Company to renegotiate royalty rates. While the Company believes the terms agreed to in the Apple Term Sheets should prevent these issues from arising in the future, there can be no assurance that the Company will continue to receive certifications from Apple, that it will receive certifications on a timely or cost-effective basis, or that Apple will not place non-technical conditions on its certification of the Company's products. At least once, the Company has postponed the introduction of a new product as a result of Apple's delay in certifying the Company's products. Any delay in or failure to receive certification can have a material adverse effect on the Company.

     RISKS ASSOCIATED WITH ENTRY INTO THE WINTEL MARKET; NEW PRODUCT DEVELOPMENT. Since inception, the Company has developed, manufactured, marketed and sold Macintosh-compatible computer systems, and the Company currently derives all of its revenues from the sale of such products. The Company is now developing selected Wintel computer systems, which it currently plans to begin manufacturing, marketing and selling during the first half of fiscal 1998. The Company has already begun, and intends to continue, to invest significant amounts of capital in research and development, marketing and manufacturing capacity related to the introduction of its Wintel computer systems. In addition, the Company has already hired, and plans to continue hiring, new technical, marketing and manufacturing employees to staff the development, production and sale of its Wintel computer systems. There can be no assurance that the Company will be successful in entering the Wintel market on a competitive or cost-effective basis, that the Company's entry into the Wintel market will not be delayed, that costs associated with the Company's entry into the Wintel market will not exceed estimates or that defects will not be found in the Company's new Wintel products following commencement of commercial shipments. There can also be no assurance that the Company's Wintel computer systems will gain acceptance in the Wintel market, a market in which the Company has not previously participated, or that revenues generated by sales of the Company's Wintel computer systems will be sufficient to recoup the capital outlays and expenses incurred in connection with the Company's Wintel strategy. Failure of the Company to successfully enter the Wintel market or to produce quality Wintel computer systems or failure of the Company's Wintel products to gain name recognition and market acceptance could have a material adverse effect on the Company.

     In connection with its entry into the Wintel market, the Company will be incurring significant expenditures in the first half of fiscal 1998. There is a substantial risk in the first and second quarters of fiscal 1998 that such expenditures could have a material adverse effect on the Company's operating results. Such result could result in increased volatility of the Company's stock price.

     Macintosh users are loyal to the Macintosh platform, including the Company's products. While the Company believes its customers will continue to buy its Macintosh-compatible products following its introduction of Wintel computer systems, there can be no assurance the Macintosh community will not react adversely to the Company's introduction of Wintel computer systems, which could result in a material adverse effect on demand for the Company's Macintosh-compatible products.

     In order to maintain its competitive position in the PC industry, the Company must continually develop and introduce systems with features, performance and pricing competitive to systems offered by its competitors. See "Business -- Overview," " -- Strategy" and " -- Research and Development." The Company also believes that it is necessary for its products to adhere to industry standards, which are subject to changes that are not within the control of the Company. There can be no assurance that the Company's product development activities will be successful, that new technologies will be available to the Company, that the Company will be able to deliver commercial quantities of new products in a timely manner, that those products will adhere to industry standards, or that the Company's products, including its Wintel computer systems, will achieve market acceptance. Some new products introduced by the Company are intended to replace existing products. Although the Company monitors the products that are intended to be replaced and attempts to phase out the manufacture of those products in a timely manner, there can be no assurance that such transitions will be executed without adversely affecting the Company.

     UNCERTAINTIES CONCERNING THE FUTURE OF THE MAC OS. The Mac OS is the operating system currently shipped with all of the Company's Macintosh-compatible computer systems, and the future prospects of the Company are mainly dependent on the viability of the Mac OS as an operating system. With the introduction of Microsoft's Windows 95 operating system ("Windows 95") and Windows NT, certain of the technical advantages of the Mac OS over previous versions of Windows have been narrowed or eliminated, and certain advantages of Windows have become greater. Due to more widespread market acceptance of Windows, more compatible application software is available for Windows than for the Mac OS. Continued improvements in Windows without the introduction of an improved Mac OS by Apple could have a material adverse impact on the demand for the Company's products.

     Apple has recently announced a new strategy for upgrading the Mac OS. The first part of this strategy involves upgrading the current Mac OS by replacing it with the proposed Mac OS 8, which Apple expects to make available in late summer 1997, and continuing to offer regularly scheduled upgrades of the current Mac OS. At the same time, Apple is currently developing Rhapsody, its next-generation operating system for PowerPC processor-based computer systems, that Apple expects to make available for general release in 1998. Apple has indicated that the proposed Mac OS 8 and Rhapsody will be designed to function with certain existing or soon to be released Macintosh software (referred to as "backward compatibility" in the PC industry). Releases of versions of the Mac OS have often been delayed by Apple. Any future delays by Apple in delivering any new or modified Mac OS (including Mac OS 8 or Rhapsody) could result in users migrating to Wintel computer systems. Moreover, any continued uncertainty regarding the future of Apple and the Mac OS, or a lack of backward compatibility in any new Mac OS, could have a material adverse impact on the continued acceptance of Apple products, the Mac OS and the Company's Macintosh-compatible computer systems. Such uncertainty could also have an adverse impact on Apple's ability to introduce new versions of the Mac OS, or could result in other changes in Apple's strategy, which might result in a material adverse effect on the Company.

     Future releases of any operating system create significant issues regarding upgrading the installed base (i.e., computer systems currently being used by consumers) and converting the market (through key independent software vendors) to the new operating system. There can be no assurance that independent software vendors will create new or modified versions of their software compatible with any future releases of the Mac OS, or, if developed, that such software will be available at a reasonable price. If either or both Mac OS 8 or Rhapsody or any other releases of the Mac OS contain significant bugs, lack significant numbers of native software applications to run on them, or otherwise fail to meet market expectations, purchases of new Macintosh-compatible computer systems could be adversely affected until these issues are resolved, if at all. Partially in response to these concerns, Apple has indicated that Mac OS 8 will, to the extent practicable, include proposed Rhapsody features as they become available. There can be no assurance, however, that Apple will create such upgrades or that they will be provided on a regular basis.

     DEPENDENCE ON THE PROSPECTS OF APPLE. The Company's core business is the sale of Macintosh-compatible computer systems. Because the Company's revenues have been derived solely, and are expected to be derived in the foreseeable future primarily, from the sale of such systems, the Company's success is extremely dependent upon the strength of consumer demand for Macintosh and Macintosh-compatible computer systems. Because the Company's Macintosh-compatible products are alternatives to Apple Macintosh systems, much of the Company's growth depends upon broad consumer acceptance of both Apple's and the Company's products and technologies, of which there can be no assurance. Moreover, the long-term viability of Macintosh and Macintosh-compatible computer systems is dependent to a large extent on Apple's and its licensees' ability to maintain and grow the installed base. Any decrease in sales of Macintosh systems, or any failure to maintain and to attract new Macintosh customers, could have a material adverse effect on the Company.

     Recently, the future prospects of Apple and its Macintosh product line have again become subject to continued speculation due to Apple's declining sales, greater than expected losses, restructurings, additional layoffs and changes in management. Continued doubts regarding the financial viability of Apple and related concerns over the future prospects of the Mac OS, among other factors, have caused sales of Apple Macintosh and Macintosh-compatible computer systems as a percentage of all PC sales to decrease, while sales of Wintel computer systems as a percentage of all PC sales have increased.

     Recent announcements regarding the operating results of Apple and the future of the Mac OS, as well as the potential emergence of CHRP, the introduction of Windows 95 and Windows NT and the planned release of Windows 98, have all helped to create increased direct competition between manufacturers of Macintosh and Wintel computer systems. Direct competition with Wintel computer systems has reduced demand for the Macintosh platform in general and negatively affected the overall market for the Company's products. As a result of this increased direct competition and uncertainty over the future of Apple, some corporate buyers are migrating from Macintosh-compatible to Wintel computer systems in their procurement decisions. This increased direct competition, or any continued financial or other difficulties of Apple or other licensees of Apple, could have a material adverse impact on the market for Macintosh-compatible systems and a corresponding material adverse impact on the Company.

     LIMITED OPERATING HISTORY; FLUCTUATING RATES OF REVENUE GROWTH. The Company commenced operations in January 1994, and it shipped its first Macintosh-compatible products and recorded its first revenues in May 1995. Consequently, the Company has a limited operating history upon which prospective investors may base an evaluation of the Company and its prospects. In addition, although the Company has no history of manufacturing and selling such systems, the Company currently plans to introduce selected Wintel computer systems in the first half of fiscal 1998. The Company has experienced substantial growth in revenues relating to its Macintosh-compatible products. The Company does not expect to sustain such rate of growth, if any, in the future, including upon its introduction of Wintel computer systems. Moreover, the Company's limited operating history makes the prediction of future operating results difficult or impossible, and there can be no assurance the Company's current Macintosh-compatible products or any future Macintosh-compatible or

Wintel computer products will maintain or achieve acceptance in the marketplace. Any downturn in the acceptance of the Company's current or future products, the market for Macintosh or Wintel computer systems specifically, or PCs generally, would have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results have been subject to seasonality and other fluctuations on a quarterly and an annual basis due to a wide variety of factors affecting the PC market including, but not limited to, general economic conditions, overall demand for PCs (which typically has been strongest for the PC industry during the Company's second fiscal quarter), critical component availability, the timing of new product introductions by the Company and its competitors, manufacturing and production constraints, component price fluctuations (such as market pricing for memory products), industry competition, inventory and product obsolescence, seasonal cycles common in the industry, seasonal governmental purchasing cycles, the effect of product reviews and industry awards, changes in product mix, changing patterns of product distribution and other factors. The Company expects that these factors will continue to cause its operating results to fluctuate from quarter to quarter and year to year, and such fluctuations could be accentuated upon the Company's entrance into the Wintel market. The Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons should not be relied on as indications of future performance. It is possible that the Company's operating results in some future quarter may fall below the expectations of public market analysts and investors, in which case the price of the Company's Common Stock could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company has only recently begun to manufacture and sell its Macintosh-compatible products in significant volumes and has yet to manufacture or ship any Wintel computer systems. The Company expects that its Macintosh-compatible business will continue to be significantly affected by the pricing of Macintosh products as well as Apple's introduction, or announcement of plans for the introduction, of new Macintosh operating systems or other products, especially CHRP and proposed new versions or upgrades to the Mac OS. See "Business -- Agreements with Apple." The Company also expects that its planned Wintel computer systems will be affected by the introduction or announcement of plans for the introduction of new products by software companies such as Microsoft, as well as by hardware companies such as Intel Corporation ("Intel"). Moreover, the Company's business, including both Macintosh-compatible and Wintel computer systems, will be significantly affected by the future rate of acceptance of, and the development of applications for, the Internet, as well as by media coverage of the Company's and its competitors' products.

     Although the Company has generally experienced little or no backlog at any given time, and generally has no significant firm commitments for future sales, the Company's quarterly results have been affected in the past, and could be affected in the future, by orders for the Company's products taken in one quarter which are not shipped until a succeeding quarter. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

     The Company's operating expenditures are based primarily on expected customer demand and are to a large extent fixed. As a result, if demand does not meet the Company's expectations in any given quarter or other period, any inability by the Company to quickly adjust operating expenditures to compensate for such shortfall would have a material adverse impact on the Company. The Company is currently in the process of increasing its expenditures in expectation of higher sales of its Macintosh-compatible products and its planned introduction of Wintel computer systems, while at the same time attempting to reduce expenditures as a percentage of total revenue. If the Company is unable to reduce expenditures as a percentage of total revenue, its margins could decrease. The Company may also choose to reduce prices or further increase spending in response to competition or to pursue other new market opportunities. If these expenditures are not matched by increased sales revenues, the Company would be materially adversely affected.

     The PC industry is characterized by short product life cycles resulting from rapid changes in technology and consumer preferences and by declining prices. The Company's future success depends on its ability to design, develop, test, manufacture and support new products, including its currently planned Wintel computer systems, in a timely manner to meet changing customer needs and emerging industry standards, and to respond to technological developments with competitively priced products. There can be no assurance that the Company's current or future products will be successful in meeting these demands, or that the introduction of new products or features by the Company or its competitors will not materially adversely affect the sale of the Company's existing products. In addition, there can be no assurance that the Company will be able to accurately forecast demand or effectively turn over its inventory to avoid reserves or write-downs associated with excess inventory. See "Business -- Strategy, " -- Products" and
" -- Research and Development."

     CHANGES TO SERVICE AND SUPPORT FUNCTIONS. The Company currently plans to begin outsourcing certain of its service and support functions to third-party service providers. The Company believes that this strategy will reduce the Company's operating costs, allow the Company to better utilize its resources and ensure continued quality of service to the Company's expanding customer base. If the Company fails to effectively execute or implement its plans to outsource certain service and support functions, the quality and timeliness of service and support to the Company's customers could decline. Since the Company's service and support performance and reputation are important in attracting both new and repeat customers for the Company's products, any such decline in the quality or timeliness of the Company's service and support could result in a material adverse effect on demand for the Company's products. See "Business -- Service and Support."

     MANAGEMENT OF GROWTH. The Company has experienced rapid growth that has placed a significant strain upon its management and financial systems and resources. The ability of the Company to compete effectively and to manage future growth will require the Company to continue improving financial and management controls, reporting systems and procedures and to continue expanding, training and managing its workforce. The Company is in the process of implementing such controls, systems and procedures, but there can be no assurance that the Company will be able to complete this implementation without disruption to its business, that such efforts will be achieved at acceptable expense levels, that such planned financial and management controls, reporting systems and procedures will enable the Company to deliver adequate customer support or that such efforts will not distract the attention of management of the Company. Additionally, strains on the Company's systems can result in a delay of shipments, in customer service and support which could have an adverse impact on the Company. Failure to successfully implement such systems in a timely manner could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Manufacturing" and "-- Management Information Systems."

     The Company has recently hired a significant number of employees, including senior management personnel, and currently expects that it will continue to do so in order to meet the growth demands of the Company. There can be no assurance, however, that the management personnel in place now or in the future will function effectively as a management team. In addition, the Company's future performance depends in significant part upon attracting and retaining key technical, sales, senior management and financial personnel, as well as highly skilled design and process engineers involved in the manufacture of existing systems and the development of new systems and processes. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key technical, sales, senior management and financial personnel or to attract, assimilate or retain other such personnel in the future. Failure to do so could have a material adverse effect on the Company. See "Business -- Employees" and "Management."

     DEPENDENCE ON INFORMATION SYSTEMS. The Company's growth has required it to reevaluate its current management information systems and to commence implementation of new systems. The Company's current systems combine a centralized database with similar localized work group database systems integrated throughout the Company in an extensive multi-site computer network. For a variety of reasons, such systems are not well suited to the Company's direct marketing strategy and custom-configuration program, are unable to work with multiple currencies and lack the ability to scale quickly.

     The Company is in the process of implementing i2, the initial phase of its new information system strategy. i2, which the Company expects will be operational by the second quarter of fiscal 1998, is a management information system focused on forecasting and factory planning. The Company's current plan is to then begin converting its entire management information system to an SAP R/3 ("SAP") distributed client/server system, which integrates all of the Company's management information systems, including phone systems, order entry, credit approval status, website ordering, order processing, manufacturing, finance and service into one system designed to efficiently handle transactions on a worldwide basis. In addition to the benefits of total systems integration, the Company's SAP system will be capable of working with multiple currencies and should enable the Company to expand its markets more quickly and efficiently. Moreover, version 4.0 of SAP, which is expected to be released in the fourth quarter of calender year 1997, will be compatible with the i2 system that is currently being implemented by the Company. The Company believes its current implementation of i2, and the compatibility between i2 and SAP, will allow the Company to take advantage of the benefits of i2 in the immediate future while allowing for smoother transition to the full SAP system over the next two fiscal years. Since the Company does not currently expect to fully implement SAP in fiscal 1998, it has extended its agreement for its current management information system.

     The Company believes that information systems are integral to its ability to provide superior customer service and support and that such systems provide the Company significant competitive advantages as part of its direct marketing strategy. However, the Company's implementation of i2, conversion to SAP, and the identification and implementation of other management information system components has been, and will continue to be, extremely complex as well as time and resource consuming. Any failure by the Company to complete such implementation or conversion efficiently and on schedule could have a material adverse effect on the Company. In addition, the Company's current management information system is not equipped to handle the year 2000 problem, and, if left in place, will treat January 1, 2000 as though it is January 1, 1900. This would lead to substantial errors in all of the Company's information systems, which would have a material adverse effect on the Company. In addition, even if the Company is successful in implementing its present information strategy, there can be no assurance such strategy will be effective. Failure of i2, SAP, or any components of either, to efficiently meet the growing needs of the Company could require investment and transition by the Company to a new system, which could have a material adverse effect on the Company. See "Risk Factors -- Dependence on Information Systems."

     The Company relies on continuous operations of its computer systems, particularly its manufacturing system, which currently operates 22 hours a day. The failure of the operation of the Company's manufacturing information system, or any of its computer systems in full or in part, including, but not limited to, internal or external network problems, manufacturing control systems failures or phone system problems, could have a material adverse impact on the Company.

     HIGHLY COMPETITIVE INDUSTRY; SHORT PRODUCT LIFE CYCLES. The PC industry in general, and the market for the Company's current and planned future products in particular, are highly competitive and characterized by the frequent introduction of new products, short product life cycles, a large number of competitors, continual improvement in product performance, features and price and price sensitivity on the part of customers. The combination of an environment of rapid technological changes, short product life cycles and competitive pressures results in gross margins on specific products decreasing rapidly. Accordingly, any delay in introduction of more advanced or more cost-effective products can result in significantly lower sales and gross margins. These factors have in the past, and will likely continue in the future, to create pricing pressures and downward pressures on gross margins, and the Company expects that its current gross margins will decline in future quarters as a result of such pressures. Other competitive factors include availability of new technology, marketing and sales ability, brand recognition, breadth of product line, ease of use and quality of customer support.

     The Company also believes that a segment of the PC industry competes for customers primarily on the basis of price, and that certain of the Company's competitors may offer lower prices than the Company. While the Company believes it is competitive with such vendors, the Company attempts to compete on the basis of value rather than solely on the basis of price. Failure of the Company to compete successfully with Apple, other Apple licensees or manufacturers of Wintel computer systems, or on the basis of any or all of the factors listed above, could have a material adverse effect on the Company. See
"Business -- Competition."

     In the Macintosh-compatible market, the Company currently competes directly with Apple and other manufacturers that license Macintosh technology. Although Apple has to date licensed its technology to several companies, until recently the Company was the only manufacturer that sold a broad line of Macintosh-compatible computer systems. However, in 1996 UMAX Computer Corporation ("UMAX") and Motorola began selling Macintosh-compatible computer systems under the SuperMac and StarMax names, respectively. In addition, Apple has granted both IBM and Motorola the rights to sublicense the Macintosh technology to other manufacturers. Although IBM possesses the right to manufacture and market Macintosh products under its own name, IBM has stated that it will focus on manufacturing and marketing its own Wintel computer systems and seek to sublicense its rights to Apple technology. The Company has recently obtained a sublicense for the Mac OS from IBM. Apple has also granted Motorola the right to resell Macintosh-based OEM board products, including passing through a Mac OS license to companies wishing to enter the Macintosh-compatible market without heavy engineering or manufacturing investment. See "Business -- Agreements with Apple" and " -- Competition." An increased number of Macintosh licensees may result in an increase in the number of Macintosh-compatible computer systems available to the public, which could have a material adverse effect on demand for the Company's products.

     Upon the Company's planned introduction of Wintel computer systems, the Company's Wintel products will compete directly against products manufactured by Wintel competitors, including Gateway 2000, Inc. ("Gateway"), Micron Electronics, Inc. ("Micron"), Compaq Computer Corporation ("Compaq"), Dell Computer Corporation ("Dell"), and others. The Company's Macintosh-compatible products already compete to some extent against the manufacturers of Wintel computer systems and such competition is likely to increase. The introduction of Windows 95 and Windows NT, the planned release of Windows 98, recent announcements regarding the operating results of Apple and the future of the Mac OS, the potential emergence of CHRP and other factors may have the effect of creating increased direct competition between manufacturers of Macintosh and Wintel computer systems. As a result of this increased competition, the Company's planned Wintel products may also compete directly with the Company's Macintosh-compatible products. Increased competition by the Company with Apple, Macintosh-compatible and Wintel manufacturers may result in increased price competition and product confusion that could materially adversely affect the Company. See "Business -- Competition."

     The Company competes with many Macintosh-compatible and Wintel manufacturers that market their products through distribution channels in which the Company does not currently participate. In particular, many such manufacturers traditionally sell their products through national and regional distributors, dealers and value-added resellers, as well as through their own direct sales forces. Failure to compete with these manufacturers could have a material adverse effect on the Company.

     The Company and other manufacturers of Macintosh-compatible and Wintel computer systems generally have access to and make use of many of the same components, often from the same group of suppliers. Since there are generally more suppliers of Wintel components, such components have become commodities in the computer market, making it difficult for suppliers to differentiate their products. Consequently, the Company (especially upon its planned entry into the Wintel market) and other manufacturers of Wintel products will generally purchase components from the same group of suppliers on substantially equal terms. See "Business -- Supplier Relations." The prices of many Macintosh-compatible and Wintel components decline periodically, often at an accelerated pace, and the general practice of the Company and its competitors is to reduce the prices of their products to attempt to gain a competitive advantage based on these component price declines. This market factor makes it imperative that the Company acquire component parts at the best possible price. Any failure by the Company to obtain good prices for its component parts or manage its inventory of component parts could place it at a competitive disadvantage and have a material adverse effect on the Company.

     The Company may, at any time, find it necessary to take pricing actions in an attempt to maintain a competitive mix of price, performance and customer support services. In this regard, the Company and its competitors often introduce new products with enhanced performance and additional features without corresponding price increases. The Company attempts to mitigate the effects of price reductions by improving product mix, further reducing component costs and lowering operating costs. There can be no assurance, however, that any pricing actions taken by the Company will be effective in stimulating higher levels of sales or that any concurrent cost reduction efforts will offset the effects of pricing actions on the Company's gross margins.

     Recently many of the Company's competitors, including Apple, have lowered prices substantially, and the Company expects these pricing pressures to continue. These pricing pressures have resulted in significant reductions in the gross margins achieved by the Company, Apple and other competitors of the Company. If the Company is unable to respond to pricing pressures by reductions in manufacturing costs, increases in productivity or changes in product mix, the Company's gross margins and profitability would be adversely affected. Specifically, the Company's gross margin in the fiscal quarter ended March 31, 1997 was 19.8%, as compared to a gross margin for the six month period ended December 31, 1996 of 22.1%. These lower gross margins may continue in the future and in addition may be further adversely affected by entry into the Wintel market. The Company is in the process of adopting and implementing a plan to reduce operating expenses to offset the effect of possible decreases in gross margins. There can be no assurance that the Company will be successful in reducing such operating expenses, which would have a material adverse effect on the Company's net income.

     Many of the Company's competitors in both the Macintosh-compatible and Wintel markets, including but not limited to Apple, Gateway, Micron, Compaq, and Dell have greater financial, marketing, manufacturing, technical and management resources, broader product lines, greater brand name recognition and larger installed customer bases than those of the Company. As a result, they may be able to respond more quickly than the Company to new or emerging technologies and changes in customer requirements, or to devote greater resources than the Company to the development, promotion and sale of products. There can be no assurance that the Company will be able to compete successfully against its current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company. See
"Business --Competition."

     EXPANSION OF MANUFACTURING FACILITIES. The future growth of the Company will depend on the Company's ability to expand its current manufacturing capacity to meet increases in demand. Although the Company has leased property and expects to commence building new manufacturing facilities in Georgetown, Texas, there can be no assurance that the Company will be able to complete construction of such facilities in a timely or cost-effective manner or that the Company will not experience manufacturing problems resulting from the move to these new facilities. While the Company's move to these new facilities should ultimately provide it with greater manufacturing resources, short-term increases in demand that cannot be met with the Company's existing manufacturing facilities could limit the short-term growth of the Company.

     The Company is in the process of obtaining financing to fund the construction of the planned facilities. If the Company is unable to obtain such financing on reasonable terms, it will have to finance such construction from cash generated by operations. If the Company's operations do not generate sufficient cash to fund the construction of the facilities, the Company may exercise its purchase option on the Georgetown property and attempt to sell the property to a third party. If the Company sells the Georgetown property, the Company will need to obtain alternate facilities to house its manufacturing operations. There can be no assurance the Company will be able to secure suitable alternative manufacturing facilities on favorable terms or facilities that provide for efficient manufacturing of the Company's products, if at all. See "Business -- Manufacturing" and " -- Facilities."

     SOLE OR LIMITED SOURCES OF SUPPLY. The Company's manufacturing processes for both Macintosh-compatible and Wintel computer systems require high volumes of quality components that are procured from third-party suppliers. Although the Company contracts for the manufacture of components according to the Company's specifications, the Company itself does not manufacture any components used in its products. Except for components the Company must obtain from suppliers licensed by Apple, the Company purchases substantially all of its components on a turn-key basis directly from independent suppliers.

     Each of the Company's suppliers is chosen after an evaluation of the quality of its components. Once a supplier is chosen, the Company provides quality specifications for products ordered from that supplier. When the components are delivered to the Company's facility, Company personnel inspect representative samples of the components to ensure compliance with quality specifications. In addition, the Company works closely with many of its suppliers to perform quality control inspections at the supplier's facilities before components are shipped to the Company.

     The Company obtains some component parts from a sole supplier or a limited group of suppliers. Although the Company generally attempts to use standard parts and components that are available from multiple suppliers, the Company considers single-source supplier relationships to be advantageous in some circumstances. Moreover, the Company's license agreements with Apple require that certain components obtained for use in Macintosh-compatible computer systems be procured from designated suppliers that are approved or licensed by Apple, in which case the Company purchases such components according to forecasts. For components that must be procured from Apple-licensed suppliers, the Company purchases subcomponents according to forecast and then delivers them to contract assembly houses for assembly and functional testing. See
"Business -- Agreements with Apple." Examples of critical components that are available from only one or a limited number of sources, or that require a license from Apple, include system application specific integrated circuits ("ASICs"), CPUs and ROMs. With respect to Wintel computer systems in particular, Microsoft is the sole supplier of Windows, and a limited number of suppliers manufacture Wintel-compatible microprocessors. See "Business -- Supplier Relations." From time to time the Company has experienced, and in the future may experience, disruptions to its normal production schedules as a result of single-source suppliers not meeting component delivery schedules. In particular, certain components that can only be manufactured by third parties holding licenses from Apple, such as ASICs, have recently been reported to be in short supply. In addition, alternative sources of supply are not available for some of the Company's single-sourced components. Where alternative sources are available, qualification of the alternative suppliers by Apple, when necessary, and the establishment of reliable supplies of components from such sources may result in delays and could have a material adverse effect on the Company. Any delays or inability of the Company in acquiring these or any other critical component parts on commercially reasonable terms would have a material adverse effect on the Company.

     Because the manufacture of certain components and subassemblies involves extremely complex processes with long lead times, there can be no assurance that delays or shortages in manufacturing or acquiring such items will not occur, and such delays or shortages could have a material adverse effect on the Company. For example, ASICs used in the Company's Macintosh-compatible products have long lead times. The Company has occasionally received defective components from suppliers, which can delay the production cycle of the Company's products, decrease profit margins by increasing inspection, handling and reworking costs, and more importantly, affect the reliability and reputation of the Company's products. The Company seeks to minimize such disruptions by regularly evaluating its supply sources and seeking alternative or additional suppliers as necessary. There can be no assurance that the receipt of defective components would not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Agreements with Apple."

     While the Company has supply agreements with certain suppliers, such agreements typically only specify general terms and conditions, subject to release of purchase orders by the Company and acceptance thereof by the component supplier. If, in the future, the Company enters into long-term procurement contracts to reduce the risk of shortages or secure stable prices, the Company will risk paying for more components than it ultimately needs or purchasing components at prices in excess of prevailing market conditions.

     The Company strives to ensure that all of its peripherals and certain other components are procured under a "just-in-time" inventory model. The benefits of a just-in-time system include a shorter cash conversion cycle, reduced production cycles, reduced amounts of capital tied up in inventory, reduced exposure to inventory damage, pilferage or obsolescence and a reduced need for warehouse space in which to store inventory. The success of just-in-time manufacturing, however, is dependent upon the Company's relationships with its suppliers and each supplier's ability and willingness to provide more numerous but smaller shipments of components according to very specific delivery schedules. Consequently, the Company is dependent upon its suppliers to provide accurate and timely deliveries of component parts, and there is a minimal margin of error. Because the just-in-time model requires maintaining minimal levels of inventory, a delay in the delivery of one type of component could delay the production of an entire end product, in which case the Company would be materially adversely affected. See "Business -- Manufacturing" and "-- Supplier Relations."

     INVENTORY MANAGEMENT. The Company's products require components that incorporate the latest technological developments in the industry, and the Company's ability to compete successfully in the future will depend in large part on its ability to effectively manage its inventories of components. The Company has experienced in the past, and could experience in the future, inventory buildups and obsolescence resulting from, among other things, the fast pace of technological developments in the industry and the short product life cycles of PC systems and components. To be successful in the future, the Company must accurately anticipate demand for its products and obtain adequate supplies of components to meet such demand. The failure of the Company to manage its inventories effectively could result in inventory obsolescence, excess inventories, component shortages and untimely shipment of products, any of which could have a material adverse effect on the Company.

     DEPENDENCE ON DIRECT MARKETING STRATEGY. The Company's products are primarily marketed through a customer-focused, targeted marketing strategy and integrated media approach, which includes placing advertisements in computer trade magazines (generally in premium spots such as the inside front cover), selling directly to customers over the telephone and through its website, and soliciting orders by direct mailings and Company catalogs. The Company markets its products and services, primarily through direct marketing and, to a lesser extent, through mail order companies and a growing field sales force calling on major customers. See "Business -- Overview," "-- Strategy" and "-- Marketing and Sales." Accordingly, the Company is dependent on the continued growth of direct distribution channels in which to sell its products and services. There can be no assurance that the Company's direct marketing channels will experience growth or even be maintained at current levels. Moreover, the Company's exclusive use of direct marketing may make it difficult for the Company to penetrate specific new markets, such as first-time computer buyers or small business owners, who may prefer to examine or try out a new system before making a purchase decision.

     As the Company seeks to expand its market share and brand recognition, the Company may increasingly utilize other distribution channels, especially in international markets. See "Business -- Strategy" and "Business -- Marketing and Sales." In this regard, the Company expects that any material increase in sales through indirect distribution channels as a percentage of total revenues will adversely affect the Company's average selling prices and gross margins due to the lower unit prices that are typically charged when selling through indirect channels. Moreover, there can be no assurance that the Company will be able to effectively sell its products through such indirect distribution channels or that the Company will be able to manage conflicts among its distribution channels. The inability to establish, manage or retain direct and indirect distribution channels, or the Company's inability to penetrate market segments, could materially adversely affect the Company. See "Business -- Marketing and Sales."

     The Company also plans to expand its field and outbound sales forces and its telemarketing and telesales organizations, but there can be no assurance that such expansion will be successfully completed, that the revenues from such expansion will recoup the costs incurred, or that the Company's sales and marketing organization will be able to successfully compete against more extensive and well-funded sales and marketing operations of many of the Company's current and potential competitors. Accordingly, the Company's inability to effectively manage the expansion of its sales and marketing efforts could have a material adverse effect on the Company.

     The Company's direct marketing strategy and future success depend in part on its ability to deliver systems to its customers promptly after receipt of customers' orders. At the same time, the Company believes that its competitors' production facilities use assembly and testing methods far more advanced than those currently used by the Company, and there can be no assurance that the Company will be able to develop facilities of comparable efficiency or capacity. Failure of the Company to successfully manufacture in present or future facilities, or compete with its competitors' manufacturing facilities, could have a material adverse effect on the Company. See "Business -- Manufacturing" and "-- Facilities."

     The Company currently plans to begin manufacturing and selling Wintel computer systems through its existing direct marketing network for Macintosh-compatible computer systems. Currently, the direct marketing of Wintel computer systems is dominated by Gateway, Micron and Dell, and the Company believes other competitors, such as Packard Bell NEC, Inc., IBM and Compaq, may soon attempt to offer their own products through direct marketing channels. To compete in the direct sales channel for Wintel computer systems, the Company must establish and maintain brand name recognition among users of Wintel computer systems. In this regard, the Company believes that it must offer products, services and support of a quality that will be recognized by customers and trade publications on the basis of their price, reliability and performance. There can be no assurance that the Company can establish brand name recognition of its planned Wintel computer systems or, to the extent brand recognition is achieved, that the Company can maintain such recognition in the future. Failure of the Company to establish and maintain brand name recognition and consumer acceptance of its Wintel products would have a material adverse effect on the Company.

     The Company believes that the future success of its direct marketing strategy of Wintel computer systems will depend in part on the growth of the overall direct sales channel within the PC industry. However, there can be no assurance that direct sales as a percentage of industry-wide PC sales will increase or that the Company will be able to seize and maintain a competitive share of the direct sales market for PCs. There can also be no assurance that the Company's competitors that currently distribute Wintel products primarily through distributors and resellers will not implement or devote additional resources to a direct sales strategy. Any decline in the rate of growth of the direct sales channel, or the Company's failure to compete successfully in the direct sales channel, would have a material adverse effect on the Company.

     PRODUCT DEFECTS. Given their inherent complexity, the Company's products may contain undetected software or hardware errors when first introduced or as new versions are released. This may be especially true for the Company's currently planned Wintel computer systems, since the Company has not previously sold such products. Such errors may result from actions or inactions by the Company or suppliers of software or hardware components to the Company. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in products after commencement of commercial shipments and, from time to time, the Company may need to incur the costs of repairing or replacing defective systems or components. The Company generally establishes reserves for such costs, but there can be no assurance that such reserves will be adequate. Once detected, there is no assurance errors can be corrected in a timely manner, if at all. In particular, software errors may take several months to correct, if they can be corrected at all, and hardware errors may take even longer. The occurrence of such system errors, as well as any delays in correcting them, could result in the delay or loss of market acceptance of the Company's current or future products, additional warranty expenses, diversion of engineering and other resources from the Company's product development efforts or the loss of credibility with the Company's customers, any of which could have a material adverse effect on the Company.

     INTELLECTUAL PROPERTY RIGHTS. The Company relies on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Although the Company's only patent pending relates to the software used in its online configurator, continuing new developments in research and development may create a necessity or desire by the Company to patent additional technology. From time to time, other companies and individuals assert exclusive patent, copyright, trademark and other intellectual property rights to technologies or marks that are important to the PC industry or the Company's business. See "Business -- Intellectual Property." There can be no assurance that such infringement claims will not be asserted by third parties in the future and the Company's involvement in any patent or other intellectual property dispute or action could have a material adverse effect on the Company. In particular, adverse determinations in any litigation may subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling its systems. Moreover, if the Company seeks licenses from third parties, there can be no assurance that the Company will be able to obtain such licenses on commercially reasonable terms, if at all. In addition, the Company could be at a disadvantage if its competitors obtain licenses for protected technologies, including Apple technology, on more favorable terms than the Company. In addition, if the Company or its suppliers are unable to license protected technology used in the Company's products, the Company could be required to eliminate certain features from such products, or could even be prohibited from marketing such products entirely. The Company could also incur substantial costs to redesign its products or to defend any legal action taken against the Company and, if the Company's products should be found to infringe protected technology, the Company could be enjoined from further infringement and required to pay substantial damages to the infringed party, including punitive or consequential damages, and attorney's fees and interest. Any of the foregoing could have a material adverse effect on the Company. See "Business -- Agreements with Apple" and "-- Intellectual Property."

     RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION. A key component of the Company's strategy is further expansion into international markets. If the revenues generated by international operations are not adequate to offset the expense of establishing and maintaining such operations, the Company would be materially adversely affected. To date, the Company has limited experience in developing localized versions of its products and marketing and distributing them internationally, and there can be no assurance that the Company will successfully market, sell and deliver its products internationally. Moreover, there are certain risks inherent in doing business internationally, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in certain parts of the world and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company. See "Business -- Overview," "-- Strategy" and "-- Marketing and Sales."

     STATE TAXATION. More than one state has enacted legislation that would require out of state direct marketers to collect and remit sales and use taxes based on certain limited contacts with the state. Taxation authorities in certain states have, from time to time, solicited information from the Company to determine whether the Company has sufficient contacts with such states to require collection and remittance of sales and use taxes on its systems sold to customers in those states. As a result, the Company could be required to collect and remit sales and use taxes, as well as income and franchise taxes related to the Company's operations in prior periods, which could have a material adverse effect on the Company. In addition, since the Company may be increasing its contacts and presence in various states as it pursues its business strategies, the Company may be required to collect and remit such sales and use taxes, as well as income and franchise taxes in the future, which could have a material adverse effect on the Company.

     CONCENTRATION OF OWNERSHIP BY MANAGEMENT; EFFECT OF CERTAIN CHARTER PROVISIONS. The officers and directors of the Company and their affiliates, as a group, currently hold or are deemed to beneficially own over 65.7% of the Company's outstanding Common Stock and upon completion of the Offering will hold or be deemed to beneficially own approximately 54.6% of the outstanding Common Stock. As such, existing management has and will continue to hold sufficient voting power over all matters requiring approval of the stockholders of the Company to enable them to control the business and affairs of the Company, including without limitation, electing or removing the Company's Board of Directors, changing the core business of the Company, causing the Company to engage in transactions with affiliated companies, causing or restricting the sale of the Company and controlling the Company's dividend policy. See "Management" and "Principal Stockholders." Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company.

     EFFECT OF ANTI-TAKEOVER PROVISIONS. Upon completion of the Offering, certain provisions of the Company's Certificate of Incorporation and Bylaws and certain provisions of Delaware law could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for the Company's Common Stock. These provisions permit the issuance of "blank check" preferred stock by the board of directors without stockholder approval, require super-majority approval to amend certain provisions in the Certificate of Incorporation and Bylaws, require that all stockholder actions be taken at duly called annual or special meetings and not by written consent, divides the board of directors into three classes with only one class standing for election each year and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Furthermore, the Company will be subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner.

Such application of Section 203 could also have the effect of delaying or preventing a change of control of the Company. See "Management," "Principal Stockholders," "Certain Transactions" and "Description of Capital Stock."

     IMPACT OF REGULATION AND LITIGATION. The Company's products must meet standards established by the Federal Communications Commission and similar agencies in other countries for radio frequency emissions and must receive appropriate certification prior to being marketed. Any delay or inability to obtain certification may delay or prevent the Company from introducing new products or features, either of which could materially and adversely affect the Company. Any adverse change in or modification of these laws or regulations or the application thereof could have a material adverse effect on the Company. In addition, the Company's advertising, shipping and other operations are subject to regulations of the Federal Trade Commission, the U.S. Department of Commerce and similar foreign agencies in other jurisdictions. Even inadvertent or sporadic failure to comply with such regulations can result in significant fines, penalties and forced rebates levied against the Company or special restrictions placed on the Company's ability to ship products outside of the United States. While the Company has not been subject to any enforcement penalties to date, and while the Company continues to use its best efforts to comply with all applicable foreign and domestic governmental regulations, there is no assurance that claims of noncompliance will not be asserted against the Company in the future.

     Industry participants are named from time to time as defendants in litigation involving alleged violations of federal and state consumer or other similar laws and regulations. A significant judgment against the Company in connection with any litigation could have a material adverse effect on the Company.

     DEPENDENCE ON KEY PERSONNEL. The Company is dependent upon the continued services and management experience of Stephen S. Kahng, its Chairman of the Board and Chief Executive Officer, Joel J. Kocher, its President and Chief Operating Officer, and the Company's other executive officers. Although the Company currently carries key man life insurance on Mr. Kahng, if the Company were to lose the services of Mr. Kahng, or any of such other executive officers, the Company's operating results could be materially adversely affected. In addition, the Company's continued growth depends on its ability to attract and retain skilled employees and on the ability of its officers and key employees to manage growth successfully. See "Management."

     NEED FOR ADDITIONAL FINANCING. The Company requires substantial capital to manufacture and market its products, purchase component parts and perform research and development. Consequently, the Company's ability to grow and the future of its operations will be affected by the availability of future financing and the terms thereof. The Company believes that the net proceeds from this Offering, together with available funds and cash flows expected to be generated by operations and increased borrowings under its credit facility, will be sufficient to meet its projected working capital and other cash requirements for at least the next twelve months. The Company's future capital requirements, however, depend on numerous factors, including, without limitation: the success of marketing, sales and distribution efforts; the progress of its research and development programs; competition; competing technological and market developments; the effectiveness of product commercialization activities and arrangements; and the costs involved with protecting intellectual property rights. If cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may sell additional equity or debt securities or obtain additional credit facilities. If additional capital is required, there is no assurance that it will be available to the Company on favorable terms or at all. The sale of additional equity or other securities will result in further dilution to the Company's stockholders. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or, if developed, be sustained after this Offering. The Company believes that a variety of factors could cause the price of the Company's Common Stock to fluctuate, perhaps substantially, including: announcements of developments related to the Company's business; announcements by Apple; the success, or lack thereof, of the Company's current planned Wintel products; fluctuations in the Company's operating results and order levels; general conditions in the PC industry or general economic conditions; announcements of technological innovations; new products or product enhancements by the Company, Apple or its competitors; developments in patent or other intellectual property rights; and developments in the Company's relationships with Apple or its customers, distributors and suppliers. In addition, in recent years the stock market in general, and the market for shares of equity securities of many high technology companies in particular, has experienced extreme price fluctuations that have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Company's Common Stock.

     SHARES ELIGIBLE FOR FUTURE SALE. Upon completion of the Offering assuming no exercise of options or warrants after June 18, 1997, the Company will have outstanding 17,666,647 shares of Common Stock (18,216,647 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 3,000,000 shares offered hereby (3,450,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 14,666,647 shares of Common Stock outstanding upon completion of the Offering are "restricted securities" as that term is defined in Rule 144, as amended, under the Securities Act ("Rule 144"). Of such shares, 15,000 shares will be eligible for immediate sale in the public market after commencement of the Offering and 284,987 shares will become eligible for sale 90 days after commencement of the Offering. Beginning 90 and 180 days after commencement of the Offering, 1,174,046 and 410,436 shares, respectively, subject to stock options vested as of such dates could also be sold pursuant to Rule 701 under the Securities Act ("Rule 701"), subject in some cases to compliance with certain volume limitations as described below. Certain stockholders owning upon completion of the Offering, in the aggregate, 14,466,660 shares of Common Stock, have contractually agreed to execute lock-up agreements pursuant to which each will agree that they will not directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock, or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters. Further, holders of outstanding warrants and vested stock options for, in the aggregate, an additional 212,500 shares of Common Stock are subject to 180 day lock-up agreements with the Company. The Company has agreed to use its best efforts to seek such lock-up agreements from all of the Company's officers, directors, stockholders and option holders. In addition, the Company has agreed that it will not, for a period of 180 days from the date of this Prospectus, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock, or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except that such agreement does not prevent the Company from granting additional options under the Company's 1994 Stock Option Plan. Upon the expiration of or release from such lock-up agreements, 9,203,016 shares will be eligible for immediate sale under Rule 144 or Rule 701 and 410,436 additional shares subject to outstanding warrants and vested stock options could also be sold, subject in some cases to compliance with certain volume limitations. The remaining 5,263,644 shares held by existing stockholders will become eligible for sale at various times over a period of less than one year. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the securities subject to lock-up agreements. Sales of such shares in the future could adversely affect the prevailing market price of the Common Stock. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price for Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock in the public market, or the perception of the availability of shares for sale, could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. The holders of an aggregate of 14,679,160 shares of Common Stock of the Company which are "restricted securities" (assuming the conversion of 9,100,000 shares of Preferred Stock upon completion of the Offering and including 212,500 shares purchasable upon exercise of outstanding warrants) will be entitled to certain rights with respect to registration of such shares. If exercised, such registration rights could result in the such shares being sold earlier than otherwise allowable under Rule 144, and could adversely affect the prevailing market price of the Common Stock. See "Description of Capital
Stock -- Registration Rights of Certain Holders" and "Shares Eligible for Future Sale."

     NO CASH DIVIDENDS. The Company has never paid and has no present plans to pay any cash dividends on its Common Stock. The Company currently intends to retain its earnings to finance the growth and development of its business. In addition, the Company's credit facility prohibits the payment of cash dividends without the lender's consent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Dividend Policy."

     DILUTION. Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution of $6.39 per share based on an assumed initial public offering price of $9.00 per share (the midpoint of the filing range) in the net tangible book value of the Common Stock. To the extent that outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered hereby are estimated to be $23,610,000 ($27,376,500 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $9.00 per share (the midpoint of the filing range), and after deducting the underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds to reduce borrowings under its credit facility, to fund the Company's initial development, manufacture and marketing of Wintel computer systems and for working capital and other general corporate purposes. See "Business -- Strategy" and "-- Manufacturing." Pending such uses, the Company intends to invest the net proceeds in short-term, investment grade, interest bearing securities.

                                DIVIDEND POLICY

     The Company has never paid and has no present plans to pay any cash dividends on its Common Stock. The Company currently intends to retain its earnings to finance the growth and development of its business. In addition, the Company's credit facility prohibits the payment of cash dividends without the lender's consent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company as of March 31, 1997 and as adjusted to (a) give effect to this Offering at an assumed initial public offering price of $9.00 per share (the midpoint of the filing range), after deducting the underwriting discounts and commissions and estimated offering expenses, (b) the application of the estimated net proceeds therefrom as described under "Use of Proceeds," and (c) the conversion of the Company's Preferred Stock into 9,100,000 shares of Common Stock upon completion of the Offering. See "Description of Capital Stock."

                                                                  MARCH 31, 1997
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Credit facility(1)..........................................  $18,683      $    --
                                                              -------      -------
Stockholders' equity:
Preferred stock, $.01 par value
  Series A Preferred Stock, 5,000,000 shares authorized;
     5,000,000 shares outstanding; no shares outstanding as
     adjusted(2)............................................       50           --
  Series B Preferred Stock, 4,200,000 shares authorized;
     4,100,000 shares outstanding; no shares outstanding as
     adjusted(2)(3).........................................       41           --
Common stock, $.01 par value
  18,800,000 shares authorized; 5,619,113 shares
     outstanding; 17,719,113 shares outstanding as
     adjusted(4)............................................       56          177
  Additional paid-in capital................................   13,884       37,464
  Note receivable from stockholders.........................      (70)         (70)
  Retained earnings.........................................    8,690        8,690
                                                              -------      -------
       Total stockholders' equity...........................   22,651       46,261
                                                              -------      -------
          Total capitalization..............................  $41,334      $46,261
                                                              =======      =======

---------------

(1) See Consolidated Financial Statements.

(2) All of the shares of the Company's outstanding Preferred Stock will automatically convert into shares of Common Stock upon completion of the Offering. See "Description of Capital Stock."

(3) Excludes 100,000 shares of Series B Preferred Stock issuable upon exercise of an outstanding warrant.

(4) Excludes 112,500 shares of Common Stock issuable upon exercise of an outstanding warrant and 4,555,285 shares of Common Stock issuable upon the exercise of outstanding stock options.

                                    DILUTION

     Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the pro forma net tangible book value of the Common Stock from the assumed initial public offering price. The pro forma net tangible book value of the Company as of March 31, 1997, giving effect to the conversion of all outstanding shares of the Company's Preferred Stock into 9,100,000 shares of Common Stock which will occur at the closing of this Offering, was $22,651,000, or $1.54 per share. See "Description of Capital Stock." Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share (the midpoint of the filing range), and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, such pro forma net tangible book value of the Company as of March 31, 1997, would have been $46,261,000, or $2.61 per share, representing an immediate increase in pro forma net tangible book value of $1.07 per share to existing stockholders and an immediate dilution of $6.39 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution in pro forma net tangible book value per share to new investors:

Assumed initial public offering price.......................           $9.00
  Pro forma net tangible book value as of March 31, 1997....  $1.54
  Increase per share attributable to new investors..........   1.07
                                                              -----
Pro forma net tangible book value after the Offering........            2.61
                                                                       -----
Dilution per share to new investors.........................           $6.39
                                                                       =====

     The following table summarizes, as of March 31, 1997, the difference between existing stockholders and new investors with respect to the number of shares purchased from the Company, the total consideration paid to the Company and the average price paid per share, giving pro forma effect to (a) the sale of the shares offered hereby at an assumed initial public offering price of $9.00 per share and (b) the conversion of all outstanding shares of the Company's Preferred Stock into 9,100,000 shares of Common Stock upon completion of the Offering.

                                 SHARES PURCHASED       TOTAL CONSIDERATION
                               --------------------    ---------------------    AVERAGE PRICE
                                 NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                               ----------   -------    -----------   -------    -------------
Existing stockholders........  14,719,113    83.1%     $14,031,000    34.2%         $0.95
New investors................   3,000,000    16.9%      27,000,000    65.8%         $9.00
Total........................  17,719,113   100.0%     $41,031,000   100.0%

     The computations in both of the foregoing tables assume that the Underwriters' over-allotment option will not be exercised, and do not include 4,555,285 shares of Common Stock issuable upon exercise of options outstanding on March 31, 1997, with an average exercise price of $4.79 per share, 112,500 shares of Common Stock issuable upon exercise in full of a warrant with an exercise price of $0.10 per share and 100,000 shares of Series B Preferred Stock issuable upon exercise of a warrant with an exercise price of $5.00 per share. See "Management -- Incentive Stock Plans," "Underwriting" and Note 7 of the Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The consolidated statement of operations data for the eight months ended June 30, 1994, the fiscal years ended June 30, 1995 and 1996, the nine months ended March 31, 1997 and the consolidated balance sheet data at June 30, 1994, June 30, 1995, June 30, 1996 and March 31, 1997 are derived from the consolidated financial statements of the Company included elsewhere in this Prospectus, which have been audited by the Company's independent auditors. The consolidated statement of operations data for the three months ended September 30, 1995, December 31, 1995, March 31, 1996, June 30, 1996, September 30, 1996,
December 31, 1996 and March 31, 1997, are derived from unaudited consolidated financial statements of the Company not included herein. The consolidated statement of operations data for the nine months ended March 31, 1996 have been derived from unaudited consolidated financial statements of the Company not included herein. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements, and in the opinion of management, include all adjustments necessary for a fair presentation of the Company's results of operations. The data set forth below should be read in conjunction with the consolidated financial statements of the Company, and the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein.

                                                     INCEPTION
                                                  (NOV. 19, 1993)   FISCAL YEAR ENDED    NINE MONTHS ENDED
                                                      THROUGH            JUNE 30,            MARCH 31,
                                                     JUNE 30,       ------------------   ------------------
                                                      1994(1)        1995       1996      1996     1997(2)
                                                  ---------------   -------   --------   -------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales.......................................      $    --       $ 3,046   $131,075   $82,413   $247,207
Cost of goods sold..............................           --         2,059    104,408    66,563    194,495
                                                      -------       -------   --------   -------   --------
  Gross profit..................................           --           987     26,667    15,850     52,712
Costs and expenses:
  Sales, general and administrative.............          413         1,602     17,458    10,814     35,544
  Research and development......................          624         2,366      3,425     2,254      3,962
                                                      -------       -------   --------   -------   --------
         Total costs and expenses...............        1,037         3,968     20,883    13,068     39,506
                                                      -------       -------   --------   -------   --------
Income (loss) from operations...................       (1,037)       (2,981)     5,784     2,782     13,206
Interest income (expense), other................           25            40       (416)     (245)      (853)
                                                      -------       -------   --------   -------   --------
Income (loss) before income taxes...............       (1,012)       (2,941)     5,368     2,537     12,353
Income taxes....................................           --            --        462        --      4,616
                                                      -------       -------   --------   -------   --------
Net income (loss)...............................      $(1,012)      $(2,941)  $  4,906   $ 2,537   $  7,737
                                                      =======       =======   ========   =======   ========
Net income (loss) per common and common
  equivalent share..............................      $ (0.22)      $ (0.49)  $   0.35   $  0.19   $   0.46
                                                      =======       =======   ========   =======   ========
Weighted average number of common and common
  equivalent shares outstanding.................        4,574         5,991     14,024    13,050     17,000

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      THREE MONTHS ENDED
                                         ----------------------------------------------------------------------------
                                         SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                           1995        1995       1996       1996      1996(2)    1996(2)    1997(2)
                                         ---------   --------   --------   --------   ---------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Net sales..............................   $21,444    $26,951    $34,018    $48,662     $64,264     $98,593    $84,350
Cost of goods sold.....................    16,686     23,152     26,725     37,845      50,114      76,697     67,684
                                          -------    -------    -------    -------     -------     -------    -------
  Gross profit.........................     4,758      3,799      7,293     10,817      14,150      21,896     16,666
Costs and expenses:
  Selling, general and
    administrative.....................     2,514      3,951      4,349      6,644       8,086      14,204     13,254
  Research and development.............       679        731        844      1,171       1,369       1,141      1,452
                                          -------    -------    -------    -------     -------     -------    -------
         Total costs and expenses......     3,193      4,682      5,193      7,815       9,455      15,345     14,706
                                          -------    -------    -------    -------     -------     -------    -------
Income (loss) from operations..........     1,565       (883)     2,100      3,002       4,695       6,551      1,960
Interest income (expense), other.......        17        (95)      (167)      (171)       (205)       (296)      (352)
                                          -------    -------    -------    -------     -------     -------    -------
Income (loss) before income taxes......     1,582       (978)     1,933      2,831       4,490       6,255      1,608
Income taxes...........................        --         --         --        462       1,677       2,338        601
                                          -------    -------    -------    -------     -------     -------    -------
Net income (loss)......................   $ 1,582    $  (978)   $ 1,933    $ 2,369     $ 2,813     $ 3,917    $ 1,007
                                          =======    =======    =======    =======     =======     =======    =======
Net income (loss) per common and common
  equivalent share.....................   $  0.10    $ (0.16)   $  0.11    $  0.14     $  0.17     $  0.23    $  0.06
                                          =======    =======    =======    =======     =======     =======    =======
Weighted average number of common and
  common equivalent shares
  outstanding..........................    16,019      6,150     16,981     16,944      17,046      16,896     17,059

                                                                        JUNE 30
                                                              ----------------------------    MARCH 31,
                                                               1994      1995       1996       1997(2)
                                                              ------    -------    -------    ----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.............................................  $2,089    $ 8,096    $12,612     $12,530
Total assets................................................   2,521     11,427     49,059      73,884
Total liabilities...........................................     106      2,942     34,498      51,233
Stockholders' equity........................................   2,415      8,485     14,561      22,651

---------------

(1) The Company was incorporated in November 1993 and commenced operations in January 1994. It first shipped products in May 1995.

(2) On July 1, 1996 the Company changed to a 52/53 week fiscal year ending on the Sunday closest to June 30. Therefore, references to "fiscal 1997" mean the fiscal year ended June 29, 1997. References to quarterly information for fiscal 1997 mean the quarter ended on the Sunday closest to the calendar quarter end. References to quarterly information for fiscal 1997 mean the Sunday closest to the calendar quarter end. All fiscal years set forth above included 52 weeks

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussions in this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors" as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     Power Computing is a leading direct marketer of personal computers. To date, the Company has developed, manufactured, sold and supported a broad line of custom-configured Macintosh-compatible desktop computer systems which employ modular designs based, to the extent possible, on Wintel industry standard components. The Company intends to expand its leading position in the Macintosh-compatible market and to promote the growth of the Macintosh platform by offering new desktop and portable computer systems that are price/performance leaders. The Company is also planning to broaden its product portfolio to include Wintel desktop and portable computer systems, as well as Microsoft Windows NT based server products that will jointly support Macintosh and Wintel connectivity. The Company promotes its products through a targeted marketing strategy and an integrated media approach, which includes marketing its products directly to customers through its website, placing advertisements in computer trade magazines (generally in premium spots such as the inside front cover), direct mailings and Company catalogs. Direct marketing of PCs is currently growing at a rate of approximately 25% per year, and it is estimated that 27% of all PCs sold in the United States were distributed directly in calendar year 1996. The Company sells its products directly to customers over the Internet through its innovative online store, over the telephone and to larger accounts through its growing direct field sales force. The Company plans to pursue additional sales of products in markets outside of the United States.

     The Company's net sales have increased from $82.4 million for the nine months ended March 31, 1996 to $247.2 million for the nine months ended March 31, 1997.

     The Company commenced operations in January 1994, and shipped its first Macintosh-compatible products and recorded its first revenues in May 1995. Consequently, the Company has a limited operating history. The Company has experienced substantial growth in revenues relating to its Macintosh-compatible products. The Company does not expect to sustain such rate of growth, if any, in the future, including upon its introduction of Wintel computer systems. Moreover, the Company's limited operating history makes the prediction of future operating results difficult or impossible. See "Risk Factors -- Limited Operating History; Fluctuating Rates of Revenue Growth."

     In December 1994, the Company became the first company to receive a license from Apple for the proprietary Mac OS and Macintosh system architecture. Since inception, the Company has developed, manufactured, marketed and sold Macintosh-compatible desktop computer systems under a license from Apple, and the Company currently derives substantially all of its revenues from the sale of such systems. The Company's Macintosh-compatible business, including all of the Company's current and planned Macintosh-compatible products, is dependent on the Company's business relationship with Apple. The Company's agreements with Apple permit it to manufacture and sell Macintosh-compatible computer systems and reproduce and distribute the current version of the Mac OS for specified royalties that must be prepaid to Apple on a periodic basis. See "Risk
Factors -- Risks Associated with Dependence on Licenses from Apple" and "Business -- Agreements with Apple."

     Management currently expects no material effect on royalty costs over the next 12 months as a result of the recently negotiated Apple Term Sheets.

     The Company primarily markets and sells its products through direct sales channels. For the nine months ended March 31, 1997, approximately 65% of the Company's Macintosh-compatible computer systems were distributed through its direct sales channels, with the balance distributed through indirect sales channels. The Company's direct marketing strategy, which eliminates dealer markups and certain other distribution channel expenses, generally provides the Company with higher margins than can be achieved from its indirect sales channels. In this regard, the Company expects that any material increase in sales through indirect channels as a percentage of total revenues will adversely affect the Company's average selling prices and gross margins due to the lower unit prices that are typically charged by the Company when selling through indirect channels. See "Risk Factors -- Dependence on Direct Marketing Strategy."

     Most of the Company's Macintosh-compatible computer systems are sold domestically, while approximately 10% of its products are sold outside the United States, primarily through indirect sales channels. The Company currently intends to expand its direct marketing strategy into selected international markets to increase the sale of its products outside the United States. See "Risk Factors -- Risks Associated with International Expansion."

     The Company recognizes revenue, net of customer returns and customer allowances, as of the date product is shipped to customers. Revenues from separately priced maintenance and extended warranty agreements are recognized ratably over the terms of the agreements.

     The Company is developing selected Wintel desktop and portable computer systems that it currently plans to begin manufacturing, marketing and selling in the first half of fiscal 1998. The Company has already begun and intends to continue to invest significant amounts of capital in research and development, marketing and manufacturing to facilitate its introduction of Wintel computer systems. The Company also plans to continue hiring new technical, manufacturing and marketing employees to staff the development, production and sale of Wintel computer systems. The Wintel market has historically operated at lower overall margins than the Macintosh market and, as the Company enters the Wintel desktop market, it expects its overall gross margins to decrease accordingly. See "Risk Factors -- Risks Associated with Entry into the Wintel Market; New Product Development."

     The Company has only recently begun to manufacture and sell its Macintosh-compatible products in significant volumes and has yet to manufacture or sell any Wintel computer systems. The Company expects that its Macintosh-compatible business will continue to be significantly affected by the pricing of Macintosh products as well as Apple's introduction, or announcement of plans for the introduction, of new Macintosh operating systems or other products, especially CHRP and proposed new versions or upgrades to the Mac OS. See "Risk Factors -- Risks Associated with Dependence on Licenses from Apple," "-- Highly Competitive Industry; Short Product Life Cycles," and
"Business -- Agreements with Apple." The Company also expects that sales of its planned Wintel computer systems will be affected by the factors affecting the highly competitive Wintel PC industry, the introduction or announcement of plans for the introduction of new products by software companies such as Microsoft, as well as technological innovations by hardware companies such as Intel. See "Risk Factors -- Highly Competitive Industry; Short Product Life Cycles." Moreover, all facets of the Company's business, including both Macintosh-compatible and Wintel computer systems, will be significantly affected by the future rate of acceptance of, and the development of applications for, the Internet, as well as by media coverage of the Company's and its competitors' products.

     Although the Company has generally experienced little or no backlog at any given time, and generally has no significant firm commitments for future sales, the Company's quarterly results have been affected in the past, and could be affected in the future by orders for the Company's products taken in one quarter which are not shipped until a succeeding quarter. For example, the Company's revenues during the quarter ended December 31, 1996 were positively affected by sales of the Company's products which were ordered in the prior quarter.

     The Company's operating expenditures are based primarily on expected customer demand and are to a large extent fixed. As a result, if demand does not meet the Company's expectations in any given quarter or other period, any inability by the Company to quickly adjust operating expenditures to compensate for such shortfall would have a material adverse impact on the Company. The Company is currently in the process of increasing its expenditures in expectation of higher sales of its Macintosh-compatible products and its planned introduction of Wintel computer systems, while at the same time attempting to reduce expenditures as a percentage of total revenue. If the Company is unable to reduce expenditures as a percentage of total revenue, its margins could decrease. The Company may also choose to reduce prices or further increase spending in response to competition or to pursue other new market opportunities. If these expenditures are not matched by increased sales revenues, the Company would be materially adversely affected. See "Risk Factors -- Fluctuations in Operating Results."

     The PC industry in general, and the market for the Company's current and planned future products in particular, are highly competitive and characterized by the frequent introduction of new products, short product life cycles, a large number of competitors, continual improvement in product performance, features and price, and price sensitivity on the part of customers. The combination of an environment of rapid technological changes, short product life cycles and competitive pressures often results in gross margins on specific products decreasing rapidly. Accordingly, any delay in introduction of more advanced or cost-effective products could result in significantly lower sales and gross margins. See "Risk Factors -- Highly Competitive Industry; Short Product Life Cycles."

     The Company's products require components that incorporate the latest technological developments in the industry, and the Company's ability to compete successfully in the future will depend in large part on its ability to effectively manage its inventories of components. The Company has experienced in the past, and could experience in the future, inventory buildups and obsolescence resulting from, among other things, the fast pace of technological developments in the industry and the short product life cycles of PC systems and components. To be successful in the future, the Company must accurately anticipate demand for its products and obtain adequate supplies of components to meet such demand. The failure of the Company to manage its inventories effectively could result in inventory obsolescence, excess inventories, component shortages and untimely shipment of products, any of which could have a material adverse effect on the Company. See "Risk Factors -- Sole or Limited Sources of Supply;" "-- Inventory Management" and "Business -- Supplier Relations."

RESULTS OF OPERATIONS

     From inception through May 1995 the Company was principally engaged in research and product development, recruiting personnel, raising capital and creating strategic relationships. The Company shipped its first product and recorded its first revenue in May 1995. The quarter ended September 30, 1995 is the first quarter in which the Company shipped products during the entire quarter and recorded meaningful net sales. As a result, the Company believes that financial analysis of fiscal periods prior to June 30, 1995 and quarters ended prior to September 30, 1995 are not meaningful.

     The following table sets forth, for the periods indicated, certain items from the Company's consolidated statements of operations, expressed as a percentage of net sales:

                                                        FISCAL YEAR ENDED       NINE MONTHS ENDED
                                                             JUNE 30,                MAR. 31,
                                                        ------------------      ------------------
                                                         1995        1996        1996        1997
                                                        ------      ------      ------      ------
Net sales.............................................   100.0%      100.0%      100.0%      100.0%
Cost of goods sold....................................    67.6        79.7        80.8        78.7
                                                         -----       -----       -----       -----
  Gross margin........................................    32.4        20.3        19.2        21.3
Costs and expenses:
  Selling, general and administrative.................    52.6        13.3        13.1        14.4
  Research and development............................    77.7         2.6         2.7         1.6
                                                         -----       -----       -----       -----
Total costs and expenses..............................   130.3        15.9        15.8        16.0
                                                         -----       -----       -----       -----
Income (loss) from operations.........................   (97.9)        4.4         3.4         5.3
Interest income (expense), other......................     1.3        (0.3)       (0.3)       (0.3)
                                                         -----       -----       -----       -----
Income (loss) before income taxes.....................   (96.6)        4.1         3.1         5.0
Income taxes..........................................      --         0.4          --         1.9
                                                         -----       -----       -----       -----
Net income (loss).....................................   (96.6)%       3.7%        3.1%        3.1%
                                                         =====       =====       =====       =====

  Nine Months Ended March 31, 1996 Compared to Nine Months Ended March 31, 1997

     Net Sales. Net sales increased from $82.4 million for the nine months ended March 31, 1996 to $247.2 million for the same period in 1997, an increase of $164.8 million, or 200%. This increase was primarily attributable to the Company's timely introduction of new product offerings with competitive price/performance features, increased name recognition and market acceptance of the Company's Power Computing brand of Macintosh-compatible computer systems, and continued growth and customer acceptance of the Company's direct sales channel.

     Gross Profit. Gross profit increased from $15.9 million for the nine months ended March 31, 1996 to $52.7 million for the same period in 1997, an increase of $36.8 million, or 233%. Gross margin increased from 19.2% for the nine months ended March 31, 1996 to 21.3% for the same period in 1997. Gross margin for the nine month period ended March 31, 1996 were adversely impacted by the liquidation of end-of-life products and the incurrence of higher than normal warranty costs associated with one of the Company's product lines. Gross margin for the three month period ended March 31, 1997 decreased to 19.8% from 22.1% for the six month period ended December 31, 1996 as a result of the Company lowering prices in response to pricing pressures. As the market for Macintosh systems becomes more competitive, the Company expects its gross margins to decrease. In addition, the Wintel market has historically operated at lower overall margins than the Macintosh market and, as the Company enters the Wintel desktop market, it expects its overall gross margins to decrease accordingly.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $10.8 million for the nine months ended March 31, 1996 to $35.5 million for the same period in 1997, an increase of $24.7 million, or 229%. As a percentage of sales, these expenses increased from 13.1% for the nine month period ended March 31, 1996 to 14.4% for the same period in 1997. The increase in absolute spending and spending as a percentage of sales was primarily a result of higher personnel costs and marketing demand generation programs associated with the Company's accelerated sales growth. During the nine month period ended March 31, 1997, the Company sought out and hired additional key members of management. In addition, the increase can be partially attributed to costs associated with the Company's management information systems. The Company is in the process of adopting and implementing a plan to reduce selling, general and administrative expenses in an effort to reduce operating expenses as a percentage of sales. There can be no assurance that the Company will be successful in reducing such operating expenses, which would have a material adverse effect on the Company's net income. See "Risk Factors -- Risk Associated with Entry into the Wintel Market; New Product Development."

     Research and Development. Research and development expenses increased from $2.3 million for the nine months ended March 31, 1996 to $4.0 million for the same period in 1997, an increase of $1.7 million. Research and development expenses decreased as a percentage of sales from 2.7% for the nine months ended March 31, 1996 to 1.6% for the nine months ended March 31, 1997. The increase in absolute expenses was primarily due to increased spending as a result of the Company expansion of its product offerings. The Company expects to continue to increase its research and development expenditures in absolute dollars in future periods as the Company continues to diversify its product offerings.

     Operating Income. Due to the factors discussed above, for the nine months ended March 31, 1996 the Company had operating income of $2.8 million compared to operating income of $13.2 million for the same period in 1997, an increase of $10.4 million, or 375%.

     Income Taxes. The Company's effective income tax rate was 37.4% for the nine months ended March 31, 1997. The Company paid no taxes for the nine months ended March 31, 1996. During the nine month period ended March 31, 1996 the Company utilized net operating loss carryforwards and federal research and development credits to eliminate its tax liability. Prior to the nine month period ended March 31, 1997 the Company had completely utilized its net operating loss carryforwards and federal research and development tax credit carryforwards.

Fiscal Year Ended June 30, 1995 Compared to Fiscal Year Ended June 30, 1996

     From inception through May 1995 the Company was engaged principally in research and product development, recruiting personnel, raising capital and creating strategic relationships. The Company shipped its first product and recorded its first revenue in May 1995. For the year ended June 30, 1995 the Company had net sales of $3.0 million and gross profit of $987,000, or 32.4% of net sales. For the fiscal year ended June 30, 1996, the first full fiscal year in which the Company shipped product, the Company had net sales of $131.1 million and gross profit of $26.7 million, or 20.3% of net sales. Selling, general and administrative expenses increased from $1.6 million for the fiscal year ended June 30, 1995 to $17.5 million for the fiscal year ended June 30, 1996. This increase was due to the additional expenditures incurred by the Company to support its rapid increase in sales growth, expenses relating to the Company's moving from a subleased property shared with another computer manufacturer to a direct leased property, and the expenditures to establish the Company's management information systems. Research and development expenses increased from $2.4 million for the fiscal year ended June 30, 1995 to $3.4 million for the fiscal year ended June 30, 1996. The increase in expenses in fiscal 1996 was primarily due to increased spending as a result of the Company's beginning to expand its product offerings.

Eight Months Ended June 30, 1994

     During the eight month period ended June 30, 1994, the Company was in the development stage. The Company was engaged principally in research and product development, recruiting personnel, raising capital and creating strategic relationships.

QUARTERLY FINANCIAL DATA

     The Company's operating results have been subject to seasonality and other fluctuations on a quarterly and an annual basis due to a wide variety of factors affecting the PC market including, but not limited to, general economic conditions, overall demand for PCs (which typically has been strongest for the PC industry during the Company's second fiscal quarter), critical component availability, the timing of new product introductions by the Company and its competitors, manufacturing and production constraints, component price fluctuations (such as market pricing for memory products), industry competition, inventory and product obsolescence, seasonal cycles common in the industry, seasonal governmental purchasing cycles, the effect of product reviews and industry awards, changes in product mix, changing patterns of product distribution and other factors. The Company expects that these factors will continue to cause its operating results to fluctuate from quarter to quarter, and such fluctuations could become more severe upon the Company's entry into the Wintel market. The Company believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful and that such comparisons should not be relied on as indications of future performance. It is likely that the Company's operating results in some future quarter will fall below the expectations of public market analysts and investors, in which case the price of the Company's Common Stock could be materially adversely affected. See "Risk Factors--Fluctuations in Operating Results."

     The following table presents unaudited quarterly financial data for the Company since the first quarter in which it shipped products for the entire quarter. The unaudited data has been prepared on the same basis as the Company's audited financial statements, and in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the data for the periods presented. The financial data should be read only in conjunction with the consolidated financial statements and notes thereto contained elsewhere in this Prospectus. Although the Company has generally experienced revenue growth, the Company believes such growth rates are not sustainable and should not be considered indicative of future operating results.

                                                                            THREE MONTHS ENDED
                                             ---------------------------------------------------------------------------------
                                             SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31    MAR. 31,
                                               1995         1995        1996        1996        1996        1996        1997
                                             ---------    --------    --------    --------    ---------    -------    --------
                                                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales..................................    $21,444     $26,951     $34,018     $48,662      $64,264    $98,593     $84,350
Cost of goods sold.........................     16,686      23,152      26,725      37,845       50,114     76,697      67,684
                                               -------     -------     -------     -------      -------    -------     -------
  Gross profit.............................      4,758       3,799       7,293      10,817       14,150     21,896      16,666
Costs and expenses:
  Selling, general and administrative......      2,514       3,951       4,349       6,644        8,086     14,204      13,254
  Research and development.................        679         731         844       1,171        1,369      1,141       1,452
                                               -------     -------     -------     -------      -------    -------     -------
        Total costs and expenses...........      3,193       4,682       5,193       7,815        9,455     15,345      14,706
                                               -------     -------     -------     -------      -------    -------     -------
Income (loss) from operations..............      1,565        (883)      2,100       3,002        4,695      6,551       1,960
Interest income (expense), other...........         17         (95)       (167)       (171)        (205)      (296)       (352)
                                               -------     -------     -------     -------      -------    -------     -------
Income (loss) before income taxes..........      1,582        (978)      1,933       2,831        4,490      6,255       1,608
Income taxes...............................         --          --          --         462        1,677      2,338         601
                                               -------     -------     -------     -------      -------    -------     -------
Net income (loss)..........................    $ 1,582     $  (978)    $ 1,933     $ 2,369      $ 2,813    $ 3,917     $ 1,007
                                               =======     =======     =======     =======      =======    =======     =======
Net income (loss) per common and common
  equivalent share.........................    $  0.10     $ (0.16)    $  0.11     $  0.14      $  0.17    $  0.23     $  0.06
                                               =======     =======     =======     =======      =======    =======     =======
Weighted average number of common and
  common equivalent shares outstanding.....     16,019       6,150      16,981      16,944       17,046     16,896      17,059
PERCENTAGE OF TOTAL REVENUE DATA:
Net sales..................................      100.0%      100.0%      100.0%      100.0%       100.0%     100.0%      100.0%
Cost of goods sold.........................       77.8        85.9        78.6        77.8         78.0       77.8        80.2
                                               -------     -------     -------     -------      -------    -------     -------
  Gross margin.............................       22.2        14.1        21.4        22.2         22.0       22.2        19.8
Costs and expenses:
  Selling, general and administrative......       11.7        14.7        12.8        13.7         12.6       14.4        15.7
  Research and development.................        3.2         2.7         2.5         2.4          2.1        1.2         1.7
                                               -------     -------     -------     -------      -------    -------     -------
        Total costs and expenses...........       14.9        17.4        15.3        16.1         14.7       15.6        17.4
                                               -------     -------     -------     -------      -------    -------     -------
Income (loss) from operations..............        7.3        (3.3)        6.1         6.1          7.3        6.6         2.4
Interest income (expense), other...........        0.1        (0.4)       (0.5)       (0.4)        (0.3)      (0.3)       (0.4)
                                               -------     -------     -------     -------      -------    -------     -------
Income (loss) before income taxes..........        7.4        (3.7)        5.6         5.7          7.0        6.3         2.0
Income taxes...............................         --          --          --         0.9          2.6        2.4         0.7
                                               -------     -------     -------     -------      -------    -------     -------
Net income (loss)..........................        7.4%       (3.7)%       5.6%        4.8%         4.4%       3.9%        1.3%
                                               =======     =======     =======     =======      =======    =======     =======

     The Company experienced consistent growth in sequential quarterly revenue on a quarter-to-quarter basis from the quarter ended June 30, 1995 through the quarter ended December 31, 1996. Revenue increased in the quarter ended December 31, 1996 by $34.3 million from the quarter ended September 30, 1996, or an increase of 53.4%. This increase was primarily due to the Company's receiving substantial orders in the quarter ended September 30, 1996 that were not shipped until the quarter ended December 31, 1996. This delay in shipment was primarily attributable to unanticipated significant demand for the Company's newly introduced products during this quarter and a delay in increasing manufacturing capacity to meet such demand. Revenue decreased from $98.6 million in the quarter ended December 31, 1996 to $84.4 million in the quarter ended March 31, 1997, a decrease of $14.2 million. Excluding the effect of the increased sales in the quarter ended December 31, 1996 from delayed product shipments, sales for the quarter ended March 31, 1997 were comparable to the quarter ended December 31, 1996.

     During the quarter ended December 31, 1995, gross margin decreased to 14.1% due to the liquidation of end-of-life products and higher than normal warranty costs associated with one of the Company's product lines. During the quarter ended March 31, 1997, the gross margin was adversely impacted by a decrease in the Company's selling prices in response to a similar decrease by Apple. The Company's historical gross margins are not sustainable in the Wintel market place and cannot be considered indicative of future operating results.

     Selling, general and administrative expenses increased in the quarter ended December 31, 1996 as a result of increases in bad debt reserves, higher than normal expenditures on management information systems and increases in professional expenses.

     Research and development expenses have increased in absolute spending for all quarters except the quarter ended December 31, 1996 due primarily to additional product offerings. The decrease in absolute spending during the quarter ended December 31, 1996 is primarily due to lower prototype development expenditures.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1997 the Company had cash and cash equivalents of $3.4 million, an increase of approximately $1.3 million from June 30, 1996. The Company has financed its operations to date primarily through revenue generated from operations, from borrowings under its credit facilities, and the private sale of equity securities. See "Certain Transactions." Cash generated from operations was $431,000 for the nine months ended March 31, 1997 compared to cash used in operations of $549,000, $4.6 million, and $10.8 million for periods ended June 30, 1994, 1995 and 1996, respectively. Net cash used in operating activities during the years ended June 30, 1995 and 1996 represents investments in working capital, primarily increased accounts receivable and inventory, partially offset by increases in accounts payable which were necessary to support the Company's increased volume of business.

     Net cash used in investing activities was approximately $244,000, $239,000, $2.4 million and $10.0 million for the fiscal periods ended June 30, 1994, 1995, 1996 and the nine months ended March 31, 1997, respectively, due primarily for capital expenditures. The increase in capital expenditures during the nine month period ended March 31, 1997 relates primarily to the acquisition of land and other costs for the Company's future corporate headquarters in Georgetown, Texas, additional administrative facilities, manufacturing line expansion, change in the Company's management information systems and for capital expenditures consistent with the increase in the Company's headcount. Cash flows from financing activities of $10.8 million in the nine months ended March 31, 1997 are primarily attributable to net borrowings of $10.7 million under the Company's credit facilities.

     In March 1997 the Company entered into a $50 million revolving credit facility, which expires in March 1998 and bears interest at the bank's base rate plus 0.5% (9% at March 31, 1997). Borrowings under this facility are subject to a borrowing base limitation (based upon a combination of certain eligible accounts receivable and inventory) and are collateralized by substantially all of the Company's assets. The credit facility requires that the Company maintain a lock box at the financial institution for collection of its accounts receivable. Collections via the lock box are restricted for payment of the interest and principal balance under the facility. The facility also limits the Company's annual capital expenditures and requires the Company to maintain a minimum net worth and meet certain financial ratios. In June 1997, the credit facility was amended to reduce the revolving credit facility to $30 million, amend certain covenant requirements and to modify the formula used to compute the borrowing base resulting in an increased borrowing base. Upon meeting certain conditions, including completion of an initial public offering prior to December 31, 1997 generating at least $35 million in net proceeds to the Company, the credit facility converts to a $30 million revolving line of credit maturing in March 1999.

     In February 1997, the Company entered into a lease agreement in which it agreed to lease certain land and facilities to be constructed and located in Georgetown, Texas until December 2009. See Note 5 to "Notes to Consolidated Financial Statements." At any time during the lease term, the Company has the option of purchasing the premises for a nominal amount. Monthly lease payments are set to be equal to the monthly cost incurred by the lessor related to the leased premises, and these costs will fluctuate as land is purchased and construction costs of the facilities are incurred. The Company estimates that the total cost of the land and facilities construction will be approximately $25 million. At March 31, 1997, approximately $4.7 million related to the acquisition of land and certain construction costs had been paid or accrued. The Company is in the process of obtaining financing to fund the construction of the planned facilities. If the Company is unable to obtain such financing on reasonable terms, it will have to finance such construction from cash generated by operations. If the Company's operations do not generate sufficient cash to fund the construction of the facilities, the Company may exercise its purchase option on the Georgetown property and attempt to sell the property to a third party. If the Company sells the Georgetown property, the Company will need to obtain alternate facilities to house its manufacturing operations. There can be no assurance the Company will be able to secure suitable alternative manufacturing facilities on favorable terms or facilities that provide for efficient manufacturing of the Company's products, if at all. See "Risk
Factors -- Need for Additional Financing" and " -- Expansion of Manufacturing Facilities."

     As of March 31, 1997, the Company had no material commitments other than unconditional firm purchase commitments in the ordinary course of business.

     The Company has not invested in derivative securities or any other financial instrument that involves a high level of complexity or risk. In the future, cash in excess of current requirements will be invested in investment-grade, interest-bearing securities.

     The Company believes that the net proceeds from this Offering, together with available funds and cash flows expected to be generated by operations and increased borrowings under its credit facility, will be sufficient to meet its projected working capital and other cash requirements for at least the next twelve months. The Company's future capital requirements, however, depend on numerous factors, including, without limitation: the success of marketing, sales and distribution efforts; the progress of its research and development programs; competition; competing technological and market developments; and the effectiveness of product commercialization activities and arrangements; and the costs involved with protecting intellectual property rights. If cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may sell additional equity or debt securities or obtain additional credit facilities. If additional capital is required, there is no assurance that it will be available to the Company on favorable terms or at all. The sale of additional equity or other securities will result in further dilution of the Company's stockholders.

                                    BUSINESS

OVERVIEW

     Power Computing is a leading direct marketer of personal computers. To date, the Company has developed, manufactured, sold and supported a broad line of custom-configured Macintosh-compatible desktop computer systems which employ modular designs, based to the extent possible, on Wintel industry standard components. The Company intends to expand its leading position in the Macintosh-compatible market and to promote the growth of the Macintosh platform by offering new Macintosh-compatible desktop computer systems that are price/performance leaders. The Company is also planning to broaden its product portfolio to include Wintel desktop and portable computer systems, as well as Microsoft Windows NT based server products that will jointly support Macintosh and Wintel connectivity. The Company promotes its products through a targeted marketing strategy and an integrated media approach, which includes marketing its products directly to customers through its website, placing advertisements in computer trade magazines (generally in premium spots such as the inside front cover), direct mailings and Company catalogs. Direct marketing of PCs is currently growing at a rate of approximately 25% per year, and it is estimated that 27% of all PCs sold in the United States were distributed directly in calendar year 1996. The Company sells its products directly to customers over the Internet through its innovative online store, over the telephone and to larger accounts through its growing direct field sales force. The Company intends to pursue additional sales of products in markets outside of the United States.

     The Company believes that its direct marketing strategy provides competitive advantages by allowing it to rapidly and efficiently develop, manufacture and deliver innovative products at competitive prices, to better understand and respond to customer demand for computer products and services and to effectively generate customer loyalty and brand name recognition. While the Company intends to capitalize on these competitive advantages through its continued direct marketing of Macintosh-compatible products, the Company is also now developing selected Wintel computer systems, which it plans to begin manufacturing, marketing and selling during the first half of fiscal 1998. The Company believes its direct marketing expertise, combined with its continued use of Wintel industry standard components, will facilitate its entry into certain Wintel market segments where graphics and multimedia capabilities are particularly important. Upon its entrance into the Wintel market, the Company will be the first company to manufacture and directly market both Macintosh and Wintel products. As a result, the Company's customers that use both systems will be able to purchase products from a single source that can service and support both platforms.

     In December 1994, Power Computing became the first company to receive a license from Apple for the proprietary Mac OS and Macintosh system architecture. The Company continually strives to develop a broad range of systems that incorporate innovative technological features and functions, and its products have been widely recognized by leading industry journals such as Macworld, MacUser and MacWEEK. The Company's net sales have increased from $82.4 million for the nine months ended March 31, 1996 to $247.2 million for the nine months ended March 31, 1997.

INDUSTRY BACKGROUND

     The PC industry is primarily comprised of two distinct operating platforms:
Wintel computer systems, which operate using Windows and an Intel or compatible microprocessor, and Macintosh computer systems (including Apple Macintosh and Macintosh-compatibles), which operate using the Mac OS and the PowerPC microprocessor (jointly developed by Apple, IBM and Motorola).

     Apple first introduced Macintosh computers in 1984. These computers are characterized by their ease-of-use, intuitive point-and-click interface and built-in networking, graphics and multimedia capabilities. Macintosh computer systems were designed, developed, manufactured and marketed exclusively by Apple until December 1994 when, in an effort to broaden acceptance of the Mac OS, Apple granted the Company the first license to the proprietary Mac OS and Macintosh system architecture. Although Apple has announced several Macintosh licenses to date, Power Computing was the only company selling a broad line of Macintosh-compatible computer systems until 1996, when UMAX and Motorola began selling Macintosh-compatible computer systems under the SuperMac and StarMax names, respectively.

     In contrast to the Macintosh market, the Wintel market is characterized by a larger number of PC manufacturers and broader competition. The Wintel market has traditionally been served through a wide range of distribution channels including, among others, direct marketing, mail order, retail, multi-tier distribution networks and value added resellers. Certain companies, such as Gateway, Micron, Dell and others, have developed direct marketing strategies focused on marketing and selling PCs directly to customers.

     Apple has traditionally focused its marketing efforts on indirect sales channels such as retail stores, distributors and resellers. Other than a brief direct marketing effort by Apple that met resistance from retailers, a direct marketing strategy had not previously been implemented in the sale of Macintosh computer systems until Power Computing entered the market in May 1995. The Company believes that, similar to the Wintel market in general, Macintosh users have begun to accept the direct marketing approach.

STRATEGY

     The Company's objective is to strengthen its position as a leading direct marketer of PCs by offering a portfolio of innovative personal computing products that are price/performance leaders. Key elements of the Company's business strategy include:

          Leverage its direct marketing expertise. The Company intends to continue to capitalize on the advantages achieved by its direct marketing of Macintosh-compatible computer systems, which includes the marketing and selling of the Company's products through its Internet online store. The Company also plans to leverage its direct marketing expertise to facilitate its entry into the Wintel market. The Company believes opportunities exist to increase sales through its Internet online store, while it continues to focus on traditional direct marketing methods. The Company's direct marketing strategy allows the Company to target computer users who evaluate products based on price, performance, reliability and support and to quickly respond to changes in customer demand and to rapidly introduce new products and technologies. The Company believes that, as the number of buyers of second and third computers increases, many of these purchasers will buy through direct sales channels such as those provided by the Company.

          Offer innovative Macintosh technology to its customers at competitive prices. The Company's goal is to offer its customers innovative Macintosh-compatible desktop and portable products that are price/ performance leaders. Since inception, the Company has introduced new products to the market, from entry level to high end performance systems, some of which offer features and functions that are unavailable from Apple and its Macintosh-compatible competitors. This "first to the market" strategy is designed to enable the Company to obtain initial customer acceptance of its products before its competitors introduce competing products.

          Identifying and targeting certain market segments. The Company intends to expand the targeting of certain market segments through its direct marketing strategy. The Company believes the ability to market its products directly to customers allows it the flexibility to identify profitable market segments and quickly adapt and target its marketing efforts accordingly. The Company utilizes a variety of marketing techniques, including direct response advertising, database-driven direct mail and telemarketing, and targeted web banners, to test and penetrate new market segments.

          Introduce Wintel products. The Company intends to broaden its product offerings to include selected Wintel computer systems that it currently plans to begin manufacturing, marketing and selling during the first half of fiscal 1998. The Company plans to offer selected Wintel desktop and portable computer systems with some features and functions the Company believes are not currently available from other manufacturers of Wintel computer systems. In addition, the Company is developing Microsoft Windows NT-based server products that will jointly support Macintosh and Wintel connectivity. Similar to its strategy in the Macintosh market, the Company's goal is to provide products that are price/ performance leaders in certain market segments.

          Provide outstanding customer order, service and support programs. The Company seeks to provide superior customer order, service and support programs to its customers. For example, the Company's Internet website allows for the purchase of products through the Company's online store, which includes a proprietary, user-friendly, custom-configuration tool. The Company's website also provides access to frequently asked questions, software upgrades and special product offerings. Such programs build brand awareness and create customer loyalty, which the Company believes are essential for its long-term success. The Company also seeks to make its products convenient to buy through its toll-free telephone numbers, direct mail, catalogs and rapid delivery of its products, often within 48 hours of receipt of an order for standard configurations. The Company's introduction of Wintel products will also permit the Company's customers that use both Macintosh and Wintel computer systems to purchase products from a single source that can service and support both platforms.

          Expand internationally. While Apple has reported that it sells approximately 50% of its products outside of the United States, international sales represented approximately 10% of the Company's sales during the nine months ended March 31, 1997. To increase international sales, the Company intends to target markets where Macintosh computer systems have a large installed base and markets into which the Company believes it can most easily implement its sales and marketing strategies. Recognizing that direct marketing has not yet been as widely accepted in markets outside of the United States, the Company's marketing strategies in many international markets will include a balance between direct and indirect marketing tailored to the needs of the local markets.

PRODUCTS

     The Company currently manufactures and sells three distinct
Macintosh-compatible desktop system product families: PowerTower Pro, PowerCenter Pro and PowerBase. All products utilize a modular design, based to the extent possible on Wintel industry standard components, that allows for custom-configuration and simple upgradeability. The Company currently manufactures and markets its fourth generation of custom-configured Macintosh-compatible desktop systems.

     To achieve compatibility with the Mac OS, all of the Company's Macintosh-compatible products rely extensively on the designs for Apple's Power Macintosh system architectures. However, the Company uses enclosure designs, power supplies and board form factors consistent with those used for Wintel computer systems, but that still maintain Macintosh-compatibility. The Company believes that its use of Wintel-compatible components has allowed it to provide a wide range of options to its customers at prices more competitive than those offered by Apple.

     While the Company intends to aggressively continue to pursue its Macintosh-compatible business, the Company is also developing selected Wintel computer systems that it plans to begin manufacturing, marketing and selling during the first half of fiscal 1998. The Company has already begun, and intends to continue, to invest significant amounts of capital in research and development, marketing and manufacturing capacity to facilitate its introduction of desktop and portable Wintel computer systems. The Company also plans to continue hiring new technical and manufacturing employees to staff the development, production and sale of Wintel computer systems. The Company believes its direct marketing expertise, combined with its continued use of Wintel industry standard components, will facilitate its entry into selected Wintel market segments where graphics and multimedia capabilities are particularly important.

     The Company's currently available Macintosh-compatible product lines include the following:

     The PowerTower Pro product line was introduced in August 1996 and consists of a highly-expandable tower system targeted at performance-driven market segments such as web and multimedia production, audio and video production, prepress production, graphic design and webservers. Base model pricing (excluding monitors) currently ranges from $2,695 to $4,495 with expandability, upgradability and custom-configuration options optimized for the content creation and multimedia market segments.

     The PowerCenter Pro product line was introduced in April 1997 and consists of a desktop or mini-tower system targeted at the mainstream enterprise business market segment. Base model pricing (excluding monitors) currently ranges from $1,995 to $2,395 with a high level of expandability, upgradability and custom-configuration options.

     The PowerBase product line was introduced in August 1996 and is targeted at the entry level market segment. PowerBase is distinct from other entry-level Macintosh-compatible computer systems because it is offered with three dimensional graphics acceleration as a standard component, a choice of desktop or mini-tower configuration and 200 to 240 megahertz PowerPC microprocessor. These features, coupled with aggressive pricing, introduce high end capabilities previously not available in the entry level market. Base model pricing (excluding monitors) currently ranges from $1,399 to $1,599 with expandability, upgradability capabilities and custom-configuration options.

     The range of configurations available for the Company's current products include:

   FEATURES           POWERTOWER PRO            POWERCENTER PRO              POWERBASE
   --------           --------------            ---------------              ---------
Processors(1)     225 MHz 604e              180 MHz 604e              200 MHz 603e
                  250 MHz 604e              210 MHz 604e              240 MHz 603e
Memory            32MB -- 1GB               16MB -- 512MB             16MB -- 160MB
Cache             1MB                       1MB                       256KB
Video             2D/3D accelerated         3D accelerated            2D/3D accelerated
Video RAM         8MB                       2/4MB                     1/2MB
Disk              2GB -- 8GB                1.2GB -- 8GB              1.2GB -- 4GB
CD-ROM            16x                       16x                       12x
Enclosure         Tower only                Low profile desktop       Low profile desktop
                                            Mini Tower                Mini Tower
Other             Keyboard, mouse           Keyboard, mouse           Keyboard, mouse
                  Mac OS                    Mac OS                    Mac OS
                  Software bundle           Software bundle           Software bundle
                  Floppy drive              Floppy drive              Floppy drive
                  Ethernet                  Ethernet
                  Dual high speed SCSI
                    channels
                  9 Drive bays
Options           AV card                   AV card                   AV card
                  Internet kit              Internet kit              Internet kit
                  ZIP or Jaz drives         ZIP or Jaz drives         ZIP or Jaz drives
                  Software                  Software                  Software
                  Modems                    Modems                    Modems
                  100BaseT                  100BaseT                  Ethernet card
                  RAID
Monitors          15" -- 20"                15" -- 20"                15" -- 20"
Selected Awards   MacWorld's Editors        MacWorld's Editors        MacWorld's Editors
                    Choice Award for          Choice Award for          Choice Award for
                    Image Editing and 3D      Office System and for     Small Office/Home
                    Graphics System and       Publishing and Design     Office System and for
                    for Publishing and        System in August 1997     Education System in
                    Design Systems in         issue                     August 1997 issue
                    August 1997 issue
                  Rated 5S (Excellent) by   Rated 4Q/8.5-8.6 (Very
                    MacWEEK in July 22,       Good) by MacWorld in
                    1996 issue                August 1997 issue
                  Rated 5 Mice              Rated 5S by MacWorld in   Rated 5S by MacWEEK in
                    Outstanding by            May 12, 1997 issue        August 5, 1997 issue
                    MacUser in September
                    1996 issue

---------------

(1) The 604e chips provide comparable performance to Intel's Pentium Pro microprocessors and the 603e chips provide comparable performance to Intel's Pentium microprocessors.

     In addition to its standard systems, and pursuant to its custom-configuration strategy, the Company offers a wide range of bundled software and hardware options with its products that provide customers with the convenience of one-stop shopping, complete installation and custom-configuration at the factory. The Company continues to expand the hardware and software options available with its products, which increases the selling price and margins of systems being shipped.

MARKETING AND SALES

     Overview. The Company promotes its products through a targeted marketing strategy and an integrated media approach, which includes marketing its products directly to customers through its website, placing advertisements in computer trade magazines (generally in premium spots such as the inside front cover), direct mailings and Company catalogs. The Company sells its products directly to customers over the Internet through its innovative online store, over the telephone and to larger accounts through its growing direct field sales force. In support of the Company's direct marketing strategy, the Company also organizes targeted public relations activities, maintains a high profile at industry conferences and prepares creative event marketing at industry tradeshows. The Company's advertisements include product information and the Company's toll-free telephone numbers and website address. The Company also has a team of major account sales personnel who are engaged in direct selling to large institutions and major corporate customers. While a direct marketing strategy had not previously been implemented in the sale of Macintosh computer systems until Power Computing entered the market in May 1995, the Company believes that, similar to the Wintel market in general, Macintosh users have begun to accept the direct marketing approach.

     The Company's direct marketing strategy eliminates dealer mark-ups and certain other distribution channel expenses, reduces the risks of inventory obsolescence associated with rapidly changing technological markets, limits inventory and carrying costs, provides efficiencies generally not possible in indirect sales channels and allows the Company to target computer users who evaluate products based on price, performance, reliability and support. It also allows the Company, through direct contact with its customers, to maintain, monitor and update a database of information about its customers that it uses to develop future product offerings and post-sale service and support programs. The Company believes that its direct marketing strategy provides it competitive advantages by allowing it to rapidly and efficiently develop, manufacture and deliver innovative products at competitive prices, to better understand and respond to customer demand for computer products and services and to effectively generate customer loyalty and develop brand name recognition. To further improve its direct marketing strategy, the Company has hired numerous management personnel with significant prior expertise in the development and management of the direct marketing of PCs.

     The Company seeks to provide superior customer order programs to its customers. For example, the Company's website allows for the purchase of products through the Company's online store, which includes a proprietary, user friendly custom-configuration tool. The Company also seeks to make its products convenient to buy through its toll-free telephone numbers, direct mail, catalogs and rapid delivery of products, often within 48 hours of receipt of an order for standard configurations. The Company's online store provides complete details on all product options and accessories, allows customers to custom configure and order their system, check pricing and availability and, in the future, track orders. The Company's introduction of Wintel products will also permit the Company's customers that use both Macintosh and Wintel computer systems to purchase products from a single source that can service and support both platforms. The Company's direct marketing strategy addresses both inbound and outbound telemarketing activities. The Company's telephone center currently operates fifteen hours a day, Monday through Friday, and eight hours a day, Saturday and Sunday.

     Expansion opportunities. While Apple has reported that it sells approximately 50% of its products outside of the United States, international sales only represented approximately 10% of the Company's sales during the nine months ended March 31, 1997. To increase international sales, the Company intends to target markets where Macintosh computer systems have a large installed base and markets into which the Company believes it can most easily implement its sales and marketing strategies. Recognizing that direct marketing has not yet been as widely accepted in markets outside of the United States, the Company's marketing strategies in many international markets will include a balance between direct and indirect marketing tailored to the needs of the local markets. Recently, companies such as Gateway and Dell have established variations on the direct marketing systems in Europe, Japan and Australia. The Company has recently hired staff in Europe focused on transitioning to a direct marketing system in support of this business. See "-- Strategy" and "Risk Factors -- Risks Associated with International Expansion."

     As the Company seeks to expand its market share and brand recognition, the Company may increasingly utilize other distribution channels, especially in international markets. In this regard, the Company expects that any material increase in sales through indirect distribution channels as a percentage of total revenues will adversely affect the Company's average selling prices and gross margins due to the lower unit prices that are typically charged when selling through indirect channels. Moreover, there can be no assurance that the Company will be able to effectively sell its products through such indirect distribution channels or that the Company will be able to manage conflicts among its distribution channels. The inability to establish, manage or retain direct and indirect distribution channels, or the Company's inability to penetrate market segments, could materially adversely affect the Company. See "Risk Factors -- Dependence on Direct Marketing Strategy."

     The Company also plans to expand its field and outbound sales forces and its telemarketing organizations, but there can be no assurance that such expansion will be successfully completed, that the revenues from such expansion will recoup the costs incurred, or that the Company's sales and marketing organization will be able to successfully compete against the more extensive and well-funded sales and marketing operations of many of the Company's current and potential competitors. Accordingly, the Company's inability to effectively manage the expansion of its sales and marketing efforts could have a material adverse effect on the Company. See "Risk Factors -- Dependence on Direct Marketing Strategy."

     The Company intends to expand the targeting of certain market segments through its direct marketing strategy. The Company believes the ability to market its products directly to customers allows it the flexibility to identify profitable market segments and quickly adapt and target its marketing efforts accordingly. The Company utilizes a variety of marketing techniques, including direct response advertising, database-driven direct mail and telemarketing, and targeted web banners, to test and penetrate new market segments.

     The Wintel market. The Company currently plans to begin manufacturing and selling Wintel computer systems through its existing direct marketing network for Macintosh-compatible computer systems during the first half of fiscal 1998. Currently, the direct marketing of Wintel computer systems is dominated by Gateway, Micron and Dell, and the Company believes other competitors, such as Packard Bell NEC, Inc., IBM and Compaq, may soon attempt to offer their own products through direct marketing channels. To compete in the direct sales channel for Wintel computer systems, the Company must establish and maintain brand name recognition among users of Wintel computer systems. In this regard, the Company believes that it must offer products, services and support of a quality that will be recognized by customers and trade publications on the basis of their price, reliability and performance. There can be no assurance that the Company can establish brand name recognition of its planned Wintel computer systems or, to the extent brand recognition is achieved, that the Company can maintain such recognition in the future.

     The Company believes that the future success of its direct marketing strategy of Wintel computer systems will depend in part on the growth of the overall direct sales channel within the PC industry. However, there can be no assurance that direct sales as a percentage of industry-wide PC sales will increase or that the Company will be able to seize and maintain a competitive share of the direct sales market for PCs. There can also be no assurance that the Company's competitors that currently distribute Wintel products primarily through distributors and resellers will not implement or devote additional resources to a direct sales strategy.

     Sales and marketing personnel. A significant number of the Company's employees are engaged in sales and marketing activities. The Company intends to continue to expand its sales and marketing staff and make additional investments in marketing and advertising in fiscal 1997 to further its direct marketing strategy and commence sales of its Wintel computer systems.

AGREEMENTS WITH APPLE

     The Company's Macintosh-compatible business, including all of its current and planned Macintosh-compatible products, is dependent on several license agreements entered into with Apple that permit the

Company to manufacture or sell Macintosh-compatible computer systems and distribute the Mac OS. In June 1997, the Company agreed to the principal business terms contained in the Apple Term Sheets for new agreements that the Company expects to enter into with Apple in the first quarter of fiscal 1998 that will grant the Company certain additional license rights and in some instances supersede the Company's current agreements with Apple. Apple and the Company have agreed to be bound by the terms in the Apple Term Sheets, to negotiate in good faith on additional licensing terms and to use their best respective reasonable efforts to reach definitive agreement on such additional terms by a date certain in the first quarter of fiscal 1998.

     Although the Company intends to enter into definitive agreements with Apple pursuant to the Apple Term Sheets by the date certain, there can be no assurance that such agreements will be finalized and entered into. If the Company and Apple do not enter into definitive agreements by the date certain, the Apple Term Sheets will terminate and the Company will continue to operate under its current agreements with Apple. Failure by Apple and the Company to enter into definitive agreements could result in the loss or impairment of the Company's rights to develop, manufacture or sell either Macintosh-compatible computer systems or the Mac OS, which could have a material adverse effect on the Company. In the event the definitive agreements contemplated by the Apple Term Sheets are not entered into, then the terms of the current agreements with Apple will remain in effect. The current agreements provide that upon the expiration thereof, Apple is required to license the next major release of the Mac OS to the Company based upon Apple's then standard licensing terms. If the Company is required to enter into new negotiations with Apple based on its current agreements, there can be no assurance that the terms and conditions of any new agreements, including the exact royalty terms and access to Mac OS upgrades, will be as favorable as those currently available to the Company or the same as Apple's licensing arrangements with the Company's competitors. See "Business -- Agreements with Apple."

     Current Agreements and Apple Term Sheets. The Manufacturing Agreement grants the Company a license to design and make certified Macintosh-compatible computers and approved boards, and to sell such products to third parties. The Company pays Apple specified royalties on each certified computer or approved board the Company sells. Under the Manufacturing Agreement, the Company is required to obtain Apple's consent before purchasing from authorized suppliers certain proprietary component parts in which Apple holds intellectual property rights. Although Apple must provide or make available necessary component parts to the Company, Apple does have the ability to control authorized suppliers of component parts critical to the Company's manufacture of Macintosh-compatible computer systems. Any delay in receiving authorizations from Apple, or Apple's refusal to provide access to such component parts, could have a material adverse effect on the Company. See "Business -- Supplier Relations." The original term of the Manufacturing Agreement is for a period of four years beginning in July 1996, but will expire upon the termination of the Company's current Mac OS license agreement with Apple (the "Mac OS Agreement"), or, among other things, an uncured material breach by the Company of its obligations thereunder.

     The Mac OS Agreement grants the Company a license to reproduce and distribute the current version of the Mac OS for a specified royalty that must be prepaid on a periodic basis. The Company may install on or distribute with each of its Macintosh-compatible computers one copy of the version of the Mac OS (or the most recent full release thereof) for which the computer was certified. The Mac OS Agreement also allows the Company to reproduce and distribute, on a royalty free basis, certain maintenance releases and system updates to the Company's registered customers that have purchased a certified computer with the Mac OS. Maintenance releases and system updates do not include upgrades that are major releases of the Mac OS. The Mac OS Agreement requires Apple to offer the Company a follow-on license for Apple's next major release of the Mac OS on Apple's then standard terms and conditions for that version of the Mac OS at a royalty rate to be determined, subject to a previously agreed to royalty cap. Although the original term of the Mac OS Agreement is for a period of five years beginning in December 1996, it will automatically expire twelve months after Apple's commercial release of the next major release of the Mac OS, and could expire earlier in the event of, among other things, an uncured material breach by the Company of its obligations thereunder. The Company believes that Apple is required to offer the Company the next major release of the Mac OS (which the Company believes is Apple's operating system project code named Rhapsody) at a royalty rate not to exceed the previously agreed to cap. However, Apple considers the newly proposed Mac OS 8 (previously code named Tempo) is next major release of the Mac OS. As a result, the Company voluntarily entered into negotiations with Apple for new agreements that would settle these and other issues, resulting in the Apple Term Sheets. The Apple Term Sheets provide that Apple will grant the Company a new license to distribute Mac OS 8 on substantially the same terms as those in the Mac OS Agreement, but at an increased royalty rate. The license is contingent on Apple and the Company executing an agreement for the licensing of Mac OS 8 for use with CHRP. Similarly, the Apple Term Sheets provide that a license for Mac OS 8 on CHRP is contingent on reaching an agreement for the licensing of the non-CHRP version of Mac OS 8.

     In the event the Company and Apple fail to enter into the definitive agreements contemplated by the Apple Term Sheets, then the Company and Apple would not be in agreement regarding the royalty rate for Mac OS 8. There can be no assurance that the Company and Apple would be able to resolve this disagreement and if not resolved, the Company may be required to pay higher royalties to Apple to utilize Mac OS 8. This could affect the Company's ability to offer competitive Macintosh-compatible products which could have a material adverse effect on the Company. The Apple Term Sheets also state that Apple intends to institute a generally available program to license Rhapsody and that if the Company has entered into a license agreement for the proposed Mac OS 8 on CHRP and is in good standing under that agreement, when Apple institutes a Rhapsody licensing program, it will offer the Company a Rhapsody license on its then standard terms and conditions. The ability of the Company to offer Macintosh-compatible products in the future could be dependent on the Company receiving a Rhapsody license on commercially reasonable terms.

     Aside from the Mac OS Agreement, the Company has also recently obtained a sublicense for the Mac OS from IBM which, along with Motorola, has the right to sublicense the Mac OS. The Company's license agreement with IBM is more favorable than the Mac OS Agreement in certain respects, and the Company is increasingly relying on this agreement for its rights to the Mac OS. However, certain provisions of the Company's agreement with IBM are less favorable than the Mac OS Agreement. In particular, the Company must agree to purchase one central processing unit ("CPU") from IBM for each Macintosh-compatible computer system it sells, and it may only purchase a limited, although very substantial, number of CPUs per quarter from IBM. Such a condition does not exist under the Mac OS Agreement. Additionally, IBM may terminate the agreement with six months prior notice.

     The Company's current agreements with Apple grant it a license to a CHRP version of the Mac OS on the same terms and conditions, including royalty rates, as the standard Mac OS. CHRP, which was jointly developed by Apple, IBM and Motorola, was originally intended to provide a common hardware design to run both the Mac OS and Windows NT platforms, thereby allowing Macintosh platforms to address the needs of the Wintel market with PowerPC based computer systems. While CHRP is intended to run multiple operating systems, the future of Windows NT on CHRP is in question since Motorola, IBM and Microsoft have indicated that versions of Windows NT beyond version 4.0 (known as "Cairo") will not be supported on CHRP. CHRP designs were originally intended to be in the public domain and would have permitted computer manufacturers to produce systems (i.e., hardware) that require no proprietary components. Unrestricted CHRP availability would allow the Company to decrease its reliance on Apple for key components (e.g., chipsets, OEM components) and no longer pay Apple royalties on hardware. Apple has announced, however, that the ROM component of CHRP will be proprietary to Apple (thereby rendering a portion of CHRP proprietary), and that the Company will be required to pay royalties for such ROM. The Company currently pays Apple a minimal royalty under its ROM agreement with Apple, but the Apple Term Sheets provide that the Company will pay a significantly higher royalty for the use of Apple's CHRP ROM.

     The Company intends to manufacture, market and sell CHRP compliant computer systems, once Apple makes such systems available to the Company. If the Company moves to CHRP, its ability to offer competitive Macintosh-compatible computer systems in the future will depend on Apple's making available and supporting future CHRP-compliant versions of the Mac OS, (i.e. a version of the standard Mac OS that is adapted or "ported" to CHRP). There can be no assurance that such Mac OS versions or related support will be made available, or in a timely manner, which could have a material adverse effect on the Company. As part of the Apple Term Sheets, the Company agreed to enter into separate CHRP agreements with Apple which provide that Apple will license various versions of Mac OS 8 for CHRP through August 31, 1999.

     Certification. Although Apple currently permits the Company to manufacture Macintosh-compatible board designs under a board design agreement, the Company's agreements with Apple require that its Macintosh-compatible computer systems conform to certain technical specifications set forth by Apple, and that such systems must be certified to comply with such specifications prior to shipment. Such certification is critical to the Company because it allows the Company to manufacture and sell its Macintosh-compatible computer systems, including those systems incorporating the latest available technology. The Apple Term Sheets state that Apple will certify certain boards under the current agreements in the short-term and CHRP boards when they are available. The Company's procedure to date has been to submit each new Macintosh-compatible product to Apple for certification. However, the Company has previously had problems with and delays in receiving such certifications when Apple raised non-technical issues as conditions to certification, including requiring the Company to renegotiate royalty rates. While the Company believes the terms agreed to in the Apple Term Sheets should prevent these issues from arising in the future, there can be no assurance that the Company will continue to receive certifications from Apple, that it will receive certifications on a timely or cost-effective basis, or that Apple will not place non-technical conditions on its certification of the Company's products. At least once, the Company has postponed the introduction of a new product as a result of Apple's delay in certifying the Company's products. Any delay in or failure to receive certification can have a material adverse effect on the Company.

SERVICE AND SUPPORT

     The Company seeks to provide superior customer order, service and support programs to its customers. For example, the Company's website allows for the purchase of products through the Company's online store, which includes a proprietary, user-friendly, custom-configuration tool. The Company's website also provides access to frequently asked questions, user tips, software upgrades and special product offerings. Such programs build brand awareness and create customer loyalty, which the Company believes are essential for its long-term success. The Company also seeks to make its products convenient to buy through its toll-free telephone numbers, direct mail, catalogs and rapid delivery of its products, often within 48 hours of receipt of an order for standard configurations. See "-- Strategy" and "-- Marketing and Sales." The Company offers seven day a week customer support phone lines. An electronic bulletin board is also available so customers can exchange information with customer service, have their questions answered by the customer support staff and obtain instant access to the Company's most recent product data sheets and information. The Company also currently offers a fax back service and monitors forums on several public electronic bulletin boards to ensure that timely and factual information is available about the Company and its products for Internet users.

     The Company's direct business strategy requires that the Company provide customers with value, convenience and satisfaction to achieve brand loyalty and expanded market share. In order to more effectively focus the Company's products, service and support on its customers, the Company has recently instituted a company-wide program called Customer Care. This includes re-aligning all the Company's internal processes that affect the Company's customers, including order management, financial reporting services, customer support, technical support, marketing communications, product design, manufacturing, and shipping and logistics management. Additionally, to increase customer satisfaction the Company offers a 30-day money back guarantee, a standard one-year factory warranty and lifetime toll-free technical support. Customers also have the option of purchasing one, two or three year onsite service contracts offered by third-party providers. This onsite service currently provides coverage in the continental United States.

     Another important element in the success of the service and support staff is the Company's PowerTrak Information System, which provides service and support personnel accurate and timely access to customer history and records through a sophisticated relational database. The database is frequently updated with up-to-the-minute information to aid in resolving technical problems. As a problem is resolved for one customer, it is entered into the database, making it instantly accessible to support personnel for other customers with similar problems. The Company believes that a key to the success of its support organization is a high level of expertise by support staff with regard to its systems, peripherals and software. Customer satisfaction frequently requires helping customers resolve problems with a broad variety of products regardless of whether the Company actually sold the products to the customer. All support personnel must complete an extensive training course.

     The Company currently plans to begin outsourcing certain of its service and support functions to third-party service providers, other than service and support for the Company's new and high end products. The Company believes that this strategy will reduce the Company's operating costs, allow the Company to better utilize its resources and ensure continued quality of service to the Company's expanding customer base. If the Company fails to effectively execute or implement its plans to outsource certain service and support functions, the quality and timeliness of service and support to the Company's customers could decline. Since the Company's service and support performance and reputation are important in attracting both new and repeat customers for the Company's products, any such decline in the quality or timeliness of the Company's service and support could result in a material adverse effect on demand for the Company's products. See "Risk Factors -- Changes to Service and Support Functions" and "-- Management of Growth."

MANUFACTURING

     The Company's manufacturing and assembly processes are designed to produce high quality custom-configuration products while minimizing output times and product costs. The major production processes include component assembly, software loading and quality control tests. All systems are manufactured and tested on a custom-configuration basis with each system being built from an extensive menu of hardware and software configuration options. Upon its introduction of Wintel computer systems, the Company expects that it will be able to utilize a substantial number of existing components in the manufacture of both Macintosh and Wintel computer systems. The Company uses its own assembly and test facilities to manufacture its products and has designed and installed modular manufacturing lines that provide flexibility and the ability to quickly respond to the changing demands of orders received from customers using the Company's direct marketing strategy. The Company's modular manufacturing lines are self contained production units that can easily be expanded or reconfigured for various products and easily duplicated to quickly add capacity. The Company strives to maintain flexibility in the manufacturing process by using a lot size of one unit and building all product configurations simultaneously on common assembly lines. Modular manufacturing lines increase efficiency of operations by minimizing set up and changeover times, thereby allowing the Company to reduce its production lot size without incurring significant down time or labor costs when the production line is changed from producing one product, such as a PowerTower Pro, to another, such as a PowerCenter Pro. The Company believes its modular, computerized approach can scale quickly as demand increases and will simplify conversion to Wintel lines and installation in Europe and other markets when demand merits offshore manufacturing. While substantially similar, the Company will use separate modular manufacturing lines for its Macintosh-compatible and Wintel computer systems.

     The production process is designed to facilitate the manufacture of standard subassemblies and systems and custom-configuration systems, and to provide for testing and software loading on finished systems. The electronic subassemblies used in the Company's products are comprised of board, commodity components, ASICs, processors, memories and logic parts. Most logic assemblies receive both in-circuit testing and functional testing prior to shipment to assure 100% functionality. The final assembly process involves combining electronics assemblies (e.g., PC boards, CPU modules, memory) with enclosures, peripherals and software at the Company's manufacturing facility. Each system must pass an array of quality assurance tests throughout the production process, including a "burn-in" to assure compliance with specifications. Software is loaded to order prior to shipment.

     To achieve its goals of short output times and low production costs, the Company strives to ensure that all of its peripherals and other "high dollar" components are procured under a "just-in-time" inventory model. The benefits of a just-in-time system include a shorter cash conversion cycle, reduced production cycles, reduced amounts of capital tied up in inventory, reduced exposure to inventory damage, pilferage or obsolescence and a reduced need for warehouse space in which to store inventory. See "-- Supplier Relations" and "Risk Factors -- Sole or Limited Sources of Supply." The Company continually seeks to minimize the time between customer order and product delivery. Once assembled, systems are shipped from the Company's manufacturing facilities with certain application software already installed. The Company often ships standard configurations within 48 hours of receipt of an order. The Company believes this manufacturing approach, coupled with a versatile and well trained manufacturing staff, is key to the success of its direct marketing strategy.

     While the Company currently leases a 70,000 square foot manufacturing facility in Round Rock, Texas, the Company's growth has forced it to expand its manufacturing and other facilities. See "-- Facilities" and "Risk
Factors -- Expansion of Manufacturing Facilities." In February 1997, the Company entered into a lease agreement for 154 acres of industrial zoned land in Georgetown, Texas, and the Company plans to use the land as the site of a new corporate campus. The plan involves building a 320,000 square foot facility consisting of 141,300, 81,000 and 94,500 square feet for manufacturing, warehouse and office facilities, respectively. The Company expects such facilities to be ready for occupation in the second half of fiscal 1998. See "-- Facilities."

SUPPLIER RELATIONS

     The Company's manufacturing processes for both Macintosh-compatible and Wintel computer systems require high volumes of quality components that are procured from third-party suppliers. Although the Company contracts for the manufacture of components according to the Company's specifications, the Company itself does not manufacture any components used in its products. Except for components the Company must obtain from suppliers licensed by Apple, the Company purchases all of its components on a turn-key basis directly from independent suppliers.

     Each of the Company's suppliers is chosen after an evaluation of the quality of its components. Once a supplier is chosen, the Company provides quality specifications for products ordered from that supplier. When the components are delivered to the Company's facility, Company personnel inspect representative samples of the components to ensure compliance with quality specifications. In addition, the Company works closely with many of its suppliers to perform quality control inspections at the supplier's facilities before components are shipped to the Company.

     The Company obtains some component parts from a sole supplier or a limited group of suppliers. Although the Company generally attempts to use standard parts and components that are available from multiple suppliers, the Company considers single-source supplier relationships to be advantageous in some circumstances. Moreover, the Company's license agreements with Apple require that certain components obtained for use in Macintosh-compatible computer systems be procured from designated suppliers that are approved or licensed by Apple, in which case the Company purchases such components according to forecasts. For components that must be procured from Apple-licensed suppliers, the Company purchases subcomponents according to forecast and then delivers them to contract assembly houses for assembly and functional testing. See "Risk Factors -- Dependence on Licenses from Apple." Examples of critical components that are available from only one or a limited number of sources, or that require a license from Apple, include ASICs, CPUs and ROMs. With respect to Wintel computer systems in particular, Microsoft is the sole supplier of Windows, and a limited number of suppliers manufacture Wintel-compatible microprocessors. See "Risk Factors -- Sole or Limited Sources of Supply." From time to time the Company has experienced, and in the future may experience, disruptions to its normal production schedules as a result of single-source suppliers not meeting component delivery schedules. In particular, certain components that can only be manufactured by third parties holding licenses from Apple such as ASICs have recently been reported to be in short supply. In addition, alternative sources of supply are not available for some of the Company's single sourced components. Where alternative sources are available, qualification of the alternative suppliers by Apple, when necessary, and the establishment of reliable supplies of components from such sources may result in delays and could have a material adverse effect on the Company. Any delays or inability of the Company in acquiring these or any other critical component parts on commercially reasonable terms would have a material adverse effect on the Company.

     Because the manufacture of certain components and subassemblies involves extremely complex processes involving long lead times, there can be no assurance that delays or shortages in manufacturing or acquiring such items will not occur and such delays or shortages could have a material adverse effect on the Company. For example, ASICs that are used in the Company's Macintosh-compatible products have long lead times. The Company has occasionally received defective components from suppliers, which can delay the production cycle of the Company's products, decrease profit margins by increasing inspection, handling and reworking costs, and more importantly, affect the reliability and reputation of the Company's products. The Company seeks to minimize such disruptions by regularly evaluating its supply sources and seeking alternative or additional suppliers as necessary. There can be no assurance that the receipt of defective components would not have a material adverse effect on the Company. See "Risk Factors -- Dependence on Licenses from Apple." and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     While the Company has supply agreements with certain suppliers, such agreements typically only specify general terms and conditions, subject to release of purchase orders by the Company and acceptance thereof by the component supplier. If, in the future, the Company enters into long-term procurement contracts to reduce the risk of shortages or secure stable prices, the Company will risk paying for more components than it ultimately needs or purchasing components at prices in excess of prevailing market conditions.

     The Company strives to ensure that all of its peripherals and certain other components are procured under a "just-in-time" inventory model. The benefits of a just-in-time system include a shorter cash conversion cycle, reduced production cycles, reduced amounts of capital tied up in inventory, reduced exposure to inventory damage, pilferage or obsolescence and a reduced need for warehouse space in which to store inventory. The success of just-in-time manufacturing, however, is dependent upon the Company's relationships with its suppliers and each supplier's ability and willingness to provide more numerous but smaller shipments of components according to very specific delivery schedules. Consequently, the Company is dependent upon its suppliers to provide accurate and timely deliveries of component parts, and there is a minimal margin of error. Because the just-in-time model requires maintaining minimal levels of inventory, a delay in the delivery of one type of component could delay the production of an entire end product, in which case the Company would be materially adversely affected. See "-- Manufacturing" and "Risk Factors -- Sole or Limited Sources of Supply."

MANAGEMENT INFORMATION SYSTEMS

     The Company's growth has required it to reevaluate its current management information systems and to commence implementation of new systems. The Company's current systems combine a centralized database with similar localized work group database systems integrated throughout the Company in an extensive multi-site computer network. For a variety of reasons, such systems are not well suited to the Company's direct marketing strategy and custom-configuration program, are unable to work with multiple currencies and lack the ability to scale quickly.

     The Company is in the process of implementing i2, the initial phase of its new information system strategy. i2, which the Company expects will be operational by the second quarter of fiscal 1998, is a management information system focused on forecasting and factory planning. The Company's current plan is to then begin converting its entire management information system to SAP, which integrates all of the Company's management information systems, including phone systems, order entry, credit approval status, website ordering, order processing, manufacturing, finance and service, into one system designed to efficiently handle transactions on a worldwide basis. In addition to the benefits of total systems integration, the Company's SAP system will be capable of working with multiple currencies and should enable the Company to expand its markets more quickly and efficiently. Moreover, version 4.0 of SAP, which is expected to be released in the fourth quarter of calender year 1997, will be compatible with the i2 system that is currently being implemented by the Company. The Company believes its current implementation of i2, and the compatibility between i2 and SAP, will allow the Company to take advantage of the benefits of i2 in the immediate future while allowing for smoother transition to the full SAP system over the next two fiscal years. Since the Company does not currently expect to fully implement SAP in fiscal 1998, it has extended its agreement for its current management information system.

     The Company's decision to transition to SAP was based on its desire to adopt a system that could quickly scale to the Company's growth and adapt to the increasingly global nature of the Company's business. To meet these objectives the Company has recently hired several management employees experienced in implementing SAP.

     The Company believes its move to SAP will also provides it the capability to utilize a distributed Intranet based system for internal information flow and secure, reliable Internet access for customers. Although customers can currently order systems directly from the Company's Internet online store using its online configurator, they must still call the Company to check order status. When the Company's Internet/Intranet backbone is in place, customers will be able to track their own orders throughout the process, including checking lead-times for specific custom-configurations and credit approval, manufacturing, shipping, customer service and repair status. Customers will have instant access to this information, regardless of physical location within the Company or the time of day.

     The Company believes that information systems are integral to its ability to provide superior customer service and support and that such systems provide the Company significant competitive advantages as part of its direct marketing strategy. However, the Company's implementation of i2, conversion to SAP, and the identification and implementation of other management information system components has been and will continue to be extremely complex as well as time and resource consuming. Any failure by the Company to complete such implementation or conversion efficiently and on schedule could have a material adverse effect on the Company. In addition, the Company's current management information system is not equipped to handle the year 2000 problem, and, if left in place, will treat January 1, 2000 as though it is January 1, 1900. This would lead to substantial errors in all of the Company's information systems, which would have a material adverse effect on the Company. In addition, even if the Company is successful in implementing its present information strategy, there can be no assurance such strategy will be effective. Failure of i2, SAP, or any components of either, to efficiently meet the growing needs of the Company could require investment and transition by the Company to a new system, which could have a material adverse effect on the Company. See "Risk Factors -- Dependence on Information Systems."

     The Company relies on continuous operations of its computer systems, particularly its manufacturing system, which currently operates 22 hours a day. The failure of the operation of the Company's manufacturing information system, or any of the its computer systems in full or in part, including, but not limited to, internal or external network problems, manufacturing control systems failures or phone system problems, could have a material adverse impact on the Company.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are now focused on the rapid development and introduction of innovative Macintosh and Wintel technologies and the design of PCs that incorporate lower cost Wintel components that reduce the manufacturing cost of its systems. The Company's direct marketing strategy combined with its research and development efforts provides it the ability to more rapidly introduce innovative products and allows the Company to tailor specific components (e.g., processor speed grades) to customers who can use these functions quickly and efficiently. To maintain its competitive position in the Macintosh-compatible market, the Company must continue to develop and introduce Macintosh-compatible computer systems with features, performance and pricing competitive with systems offered by Apple and other Macintosh-compatible licensees. To obtain a competitive position in the Wintel market, the Company must develop and introduce Wintel computer systems with features, performance and pricing that are competitive with systems offered by sellers of Wintel computer systems. The Company's research and development group, based in Cupertino, California, principally focuses on system design, system architecture, ASIC design, software design and test development. In the past, the Company has also worked with Apple and several key suppliers on certain joint development efforts. See "-- Supplier Relations" and "-- Manufacturing."

     The Company continually strives to develop a broad range of Macintosh-compatible products with some features and functions different than those offered by Apple, while still maintaining Macintosh compatibility. For example, the Company used its ASIC design technology in order to be the only manufacturer to offer

Macintosh-compatible computer systems that were compatible with both PCI and NuBus architectures, thereby enabling customers to continue to enjoy the benefits of the investments they made in NuBus peripherals. The Company was also the first Apple licensee to offer PCI compatible systems using the Power Macintosh architecture. In addition, the Company focuses its research and development efforts on being "first to the market" in offering leading edge peripherals as part of its systems. For example, the Company offered the first standard 4x, 6x, 8x and 16x CD-ROM drives in Macintosh-compatible computer systems and was the first Macintosh supplier to offer internal Iomega storage drives as custom-configuration options.

     The Company is developing Wintel computer systems with some features and functions the Company believes are not currently available from other manufacturers of Wintel computer systems. Since there are a greater number of competitors in the Wintel market than in the Macintosh market and since many Wintel computer systems have become commodity items, the Company expects that research and development will be critical to its success in the Wintel market. See "-- Overview," "-- Strategy" and "-- Competition."

     The Company has recruited a multi-disciplined research and development team, including management and engineering talent, with substantial experience in the development of Macintosh and Wintel systems. The Company believes that expertise in both Macintosh and Wintel platforms enables development of differentiated features and benefits derived from the best components of both platforms. In addition, the Company believes such experience positions the Company to better address emerging technical issues that may result from CHRP and the development of systems capable of running multiple operating systems. To assist in developing a line of Macintosh-compatible and Wintel portables, the Company recently hired engineers formerly employed by Texas Instruments Incorporated with experience in developing portables. The Company expects that these engineers will contribute to the Company's development of portables as well as in other areas of the Company's research and development efforts.

     Because of the Company's early success in the Macintosh-compatible marketplace, several key vendors have begun to consider the Company a strategic partner as opposed to simply a customer. For example, IBM, Motorola and the Company have worked closely to bring the latest and fastest versions of the 604 and 604e PowerPC microprocessors to market. This close relationship, along with the specific high speed system design know-how in engineering, has allowed the Company to consistently be first to the market with high performance Macintosh-compatible products. As such, the Company believes it now plays an industry role as a process driver for PowerPC chips and other key component chips used in Macintosh-compatible computer systems. The Company intends to develop similar relationships in the Wintel market.

COMPETITION

     The PC industry in general, and the market for the Company's current and planned future products in particular, are highly competitive and characterized by the frequent introduction of new products, short product life cycles, a large number of competitors, continual improvement in product performance, features and price and price sensitivity on the part of customers. The combination of an environment of rapid technological changes, short product life cycles and competitive pressures results in gross margins on specific products decreasing rapidly. Accordingly, any delay in introduction of more advanced or more cost-effective products can result in significantly lower sales and gross margins. These factors have in the past and will likely continue in the future to create pricing pressures on the Company's products and downward pressures on the Company's gross margins, and the Company expects that its current gross margins will decline in future quarters as a result of such pressures. Other competitive factors include availability of new technology, marketing and sales ability, brand recognition, breadth of product line, ease of use and quality of customer support.

     The Company also believes that a segment of the PC industry competes for customers primarily on the basis of price, and that certain of the Company's competitors may offer lower prices than the Company. While the Company believes it is competitive with such vendors, the Company attempts to compete on the basis of value rather than solely on the basis of price. Failure of the Company to compete successfully with Apple, other Apple licensees or manufacturers of Wintel computer systems, or on the basis of any or all of the factors listed above, could have a material adverse effect on the Company. See "Risk Factors -- Highly Competitive Industry."

     In the Macintosh-compatible market, the Company currently competes directly with Apple and other manufacturers that license Macintosh technology. Although Apple has announced several Macintosh licenses to date, Power Computing was the only company selling a broad line of Macintosh-compatible computer systems until in 1996 when UMAX and Motorola began selling Macintosh-compatible computer systems under the SuperMac and StarMax names, respectively. IBM and Motorola have also been granted rights by Apple to sublicense the Macintosh technology to other computer manufacturers. Although IBM possesses the right to manufacture and market Macintosh products under its own name, IBM has stated that it will focus on manufacturing and marketing its own Wintel computer systems and seek to sublicense its rights to Apple technology. The Company has recently obtained a sublicense for the Mac OS from IBM. Apple has also granted Motorola the right to resell Macintosh-based OEM board products, including passing through a Mac OS license to companies wishing to enter the Macintosh-compatible market without heavy engineering or manufacturing investment. See "-- Agreements with Apple" and "Risk Factors -- Highly Competitive Industry." An increased number of Macintosh licensees may result in an increase in the number of Macintosh-compatible computer systems available to the public, which could have a material adverse effect on demand for the Company's products.

     Upon the Company's planned introduction of Wintel computer systems, the Company's Wintel products will compete directly against products manufactured by Wintel competitors, including Gateway, Micron, Compaq, Dell and others, some of whom offer their products through a direct marketing strategy similar to that employed by the Company. The Company's Macintosh-compatible products already compete to some extent against the manufacturers of Wintel computer systems and such competition is likely to increase. The introduction of Windows 95 and Windows NT, the planned release of Windows 98, recent announcements regarding the operating results of Apple and the future of the Mac OS, the potential emergence of CHRP and other factors may have the effect of creating increased direct competition between manufacturers of Macintosh and Wintel computer systems. As a result of this increased competition, the Company's planned Wintel products may compete directly with the Company's Macintosh-compatible products. Increased competition by the Company with Apple, Macintosh-compatible and Wintel manufacturers may result in increased price competition and product confusion that could materially adversely affect the Company. See "Risk Factors -- Highly Competitive Industry."

     The Company competes with many Macintosh-compatible and Wintel manufacturers that market their products through distribution channels in which the Company does not currently participate. In particular, many such manufacturers traditionally sell their products through national and regional distributors, dealers and value-added resellers, as well as through their own direct sales forces. Failure to compete with these manufacturers could have a material adverse effect on the Company.

     The Company and other manufacturers of Macintosh-compatible and Wintel computer systems generally have access to and make use of many of the same components, often from the same group of suppliers. Since there are generally more suppliers of Wintel components, such components have become commodities in the computer market, making it difficult for suppliers to differentiate their products. Consequently, the Company (especially upon its planned entry into the Wintel market) and other manufacturers of Wintel products will generally purchase components from the same group of suppliers on substantially equal terms. See "-- Supplier Relations." The prices of many Macintosh-compatible and Wintel components decline periodically, often at an accelerated pace, and the general practice of the Company and its competitors is to reduce the prices of their products to attempt to gain a competitive advantage based on these component price declines. This market factor makes it imperative that the Company acquire component parts at the best possible price. Any failure by the Company to obtain good prices for its component parts or manage its inventory of component parts could place it at a competitive disadvantage and have a material adverse effect on the Company.

     The Company may, at any time, find it necessary to take pricing actions in an attempt to maintain a competitive mix of price, performance and customer support services. In this regard, the Company and its competitors often introduce new products with enhanced performance and additional features without corresponding price increases. The Company attempts to mitigate the effects of price reductions by improving product mix, further reducing component costs and lowering operating costs. There can be no assurance, however, that any pricing actions taken by the Company will be effective in stimulating higher levels of sales or that any concurrent cost reduction efforts will offset the effects of pricing actions on the Company's gross margins. Recently, many of the Company's competitors, including Apple, have lowered prices substantially, and the Company expects these pricing pressures to continue. These pricing pressures have resulted in significant reductions in the gross margins achieved by the Company, Apple and other competitors of the Company. If the Company is unable to respond to pricing pressures by reductions in manufacturing costs, increases in productivity or changes in product mix, the Company's gross margins and profitability would be adversely affected.

     Many of the Company's competitors in both the Macintosh-compatible and Wintel markets, including but not limited to Apple, Gateway, Micron, Compaq and Dell, have greater financial, marketing, manufacturing, technical and management resources, broader product lines, greater brand name recognition and larger installed customer bases than those of the Company. As a result, they may be able to respond more quickly than the Company to new or emerging technologies and changes in customer requirements, or to devote greater resources than the Company to the development, promotion and sale of products. There can be no assurance that the Company will be able to compete successfully against its current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company. See "Risk Factors -- Highly Competitive Industry."

INTELLECTUAL PROPERTY

     The Company relies on a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Although the Company's only patent pending relates to the software used in its on-line configurator, continuing new developments in research and development may create a necessity or desire by the Company to patent additional technology. From time to time, other companies and individuals assert exclusive patent, copyright, trademark and other intellectual property rights to technologies or marks that are important to the PC industry or to the Company's business. See "Risk
Factors -- Intellectual Property Rights." There can be no assurance that such infringement claims will not be asserted by third parties in the future and the Company's involvement in any patent or other intellectual property dispute or action could have a material adverse effect on the Company. In particular, adverse determinations in any litigation may subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling its systems. Moreover, if the Company seeks licenses from third parties, there can be no assurance that the Company will be able to obtain such licenses on commercially reasonable terms, if at all. In addition, the Company could be at a disadvantage if its competitors obtain licenses for protected technologies, including Apple technology, on more favorable terms than the Company. If the Company or its suppliers are unable to license protected technology used in the Company's products, the Company could be required to eliminate certain features from such products, or could even be prohibited from marketing such products entirely. The Company could also incur substantial costs to redesign its products or to defend any legal action taken against the Company and, if the Company's products should be found to infringe protected technology, the Company could be enjoined from further infringement and required to pay damages to the infringed party. Any of the foregoing could have a material adverse effect on the Company. See
"-- Agreements with Apple" and "Risk Factors -- Intellectual Property Rights."

     The Company owns or uses a number of trademarks, some of which are registered, on or in connection with its products, including PowerBase, PowerCenter, PowerTower and the Power Computing logo. The Company also makes extensive use of certain trademarks, some of which are registered, of Apple pursuant to its license agreements including Apple, Macintosh, Mac and the Mac OS logo. See "-- Agreements with Apple" and "Risk Factors -- Dependence on Licenses from Apple."

EMPLOYEES

     As of May 23, 1997, the Company had approximately 530 full time and 160 part time employees, most of whom are involved in manufacturing operations, research and development, sales and marketing, customer support and general administrative and finance positions. In order to support its growth plans, the Company intends to hire additional personnel during the next twelve months in all of these areas.

     The Company has recently hired a significant number of employees, including senior management personnel, and will continue to do so to meet the growth demands of the Company. There can be no assurance that the management personnel in place will function effectively as a management team. In addition, the Company's future performance depends in significant part upon attracting and retaining key technical, sales, senior management and financial personnel, as well as highly skilled design and process engineers involved in the manufacture of existing systems and the development of new systems and processes. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key technical, sales, senior management and financial personnel or to attract, assimilate or retain other such personnel in the future. Failure to do so could have a material adverse effect on the Company. See "Risk Factors -- Management of Growth" and "Management." None of the Company's employees is represented by a labor union and the Company has never experienced a work stoppage, slowdown or strike. The Company generally considers its relationships with its employees to be good. See "Risk
Factors -- Management of Growth."

FACILITIES

     The Company's growth has forced it to expand its manufacturing and other facilities. In February 1997, the Company entered into a lease agreement for 154 acres of industrial zoned land whereby it would lease until December 2009 certain land and facilities in Georgetown, Texas, and the Company plans to use the land as the site of a new corporate campus (the "Georgetown Facilities"). See "-- Manufacturing" and "Risk Factors -- Expansion of Manufacturing Facilities." The plan involves building a 320,000 square foot facility consisting of 141,300, 81,000 and 94,500 square feet for manufacturing, warehouse and office facilities, respectively. At any time during the lease term, the Company has the option of purchasing the premises for a nominal amount. Monthly lease payments are set to be equal to the monthly costs of the lessor related to the leased premises. These costs will fluctuate as land is purchased and construction costs of the facilities are incurred. Total anticipated costs of the land purchase and facilities construction is approximately $25 million. At March 31, 1997, approximately $4.7 million had been paid or accrued under this agreement for the purchase of land and initial construction costs. The Company expects the Georgetown Facilities to be ready for occupation in January 1998. The Company's agreements for the Georgetown Facilities grant it certain tax abatements and other benefits from the City of Georgetown (the "City"). These agreements also anticipate that the City will receive state grants and other funds to help subsidize the costs of preparing the infrastructure for the Georgetown Facilities. The Company must reimburse the City up to $8 million if the City can not recover their costs through grants, tax receipts, or other allowed means.

     The Company currently maintains its headquarters in Round Rock, Texas in four leased facilities. The Company's corporate offices and sales department reside in separate 16,300 square foot and 91,300 square foot office complexes while the manufacturing and service organizations reside in a 70,000 square foot combined manufacturing and office facility. The finance, information systems and customer service organizations reside in a 15,000 square foot office complex adjacent to the manufacturing facility. The corporate office leases are for monthly rents of $19,662 and $45,662 and expire in December 1997 and February 2000, respectively, while the manufacturing space lease is for a monthly rent of $27,790 and expires in December 1997. The office space adjacent to the manufacturing space leases for a monthly rent of $8,185 and expires in December 1997. The Company also leases 20,000 square feet of administrative and engineering space, mostly used for research and development, in Cupertino, California for a monthly rent of $21,560 pursuant to a lease that expires in September 1998. The Company is currently in negotiations to ensure that its Texas leases are long enough in duration and provide for sufficient space until such time as the Company moves to the Georgetown Facilities. See
"-- Manufacturing" and "Risk Factors -- Expansion of Manufacturing Facilities."

                                   MANAGEMENT

     The following table sets forth certain information as of June 27, 1997 with respect to the executive officers and directors of the Company:

EXECUTIVE OFFICERS AND DIRECTORS

                 NAME                   AGE                  POSITION
                 ----                   ---                  --------
Stephen S. Kahng......................  47    Chairman of the Board, Chief Executive
                                              Officer and Director
Joel J. Kocher........................  41    President, Chief Operating Officer and
                                              Director
James A. Wallace......................  51    Chief Financial Officer and Vice
                                              President, Finance
John W. Teets.........................  42    Corporate Secretary
Song S. Kim...........................  42    Treasurer
Enzo N. Torresi.......................  52    Vice Chairman of the Board, Director
Sada Chidambaram......................  52    Director
David Heller..........................  52    Director
Elserino M. Piol......................  64    Director
Giuliano C. Raviola...................  65    Director

     STEPHEN S. KAHNG has served as Chief Executive Officer and a director of the Company since January 1994. He is also a co-founder of the Company. Mr. Kahng has also served as Chairman of the Board since November 1996. From January 1994 until September 1995, he served as Chief Financial Officer and Secretary, and from January 1994 until November 1996, he served as President. From 1991 to December 1993, Mr. Kahng served as President of Up To Date Technology, Inc., a technology design and consulting company owned by him and based in San Jose, California ("Up To Date"). From 1986 to 1991, Mr. Kahng served as Senior Vice President and General Manager of Chips and Technologies, Inc., a leading manufacturer of ASICs to the PC industry.

     JOEL J. KOCHER has served as a director of the Company since June 1997, and he has served as President and Chief Operating Officer of the Company since December 1996. From October 1995 until he joined the Company, Mr. Kocher served as a member of the Board of Directors and as President and Chief Operating Officer of Artisoft Corporation, a computer networking and telephony company ("Artisoft"). From November 1994 to October 1995, he served as Chief Operating Officer of Artisoft. From December 1987 to October 1994, Mr. Kocher served in various capacities with Dell, most recently as President, Worldwide Sales, Marketing and Services from May 1993 to September 1994. From December 1992 to May 1993 he served as President of Dell USA, L.P., and from March 1990 to December 1992, he served as Senior Vice President and General Manager of Dell USA. From November 1988 to March 1990, served as Vice President and General Manager of Dell USA. From December 1987 to November 1988, he served as Vice President of Dell Field Sales Corporation, a subsidiary of Dell.

     JAMES A. WALLACE has served as Chief Financial Officer and Vice President, Finance of the Company since December 1996. From 1980 until September 1996, Mr. Wallace served in various capacities with Digital Equipment Corporation ("Digital"), most recently as Vice President of Finance for its Computer Systems Division from May 1993 to September 1996. From September 1991 to May 1993, he served as Vice President Finance (US Area); and from September 1989 to September 1991, he served as Finance Manager, Digital Services.

     JOHN W. TEETS has served as Corporate Secretary of the Company since March 1996. From March 1995 to March 1996 he was a partner with Hurst & Hake L.L.P., an Austin, Texas law firm. From June 1993 to February 1995 he served as a Corporate Director with international responsibilities for Motorola. From 1986 to May 1993 he served as senior counsel with Motorola.

     SONG S. KIM has served as Treasurer of the Company since April 1997. From July 1996 to March 1997 he served as Controller of the Company. From June 1995 to June 1996, he served as Assistant to the Chairman and as Vice President, Controller and Secretary of CM Lee & Company, a management and investment company. From December 1991 to May 1995, he served as Controller of Diamond Multimedia Systems, a designer and manufacturer of graphic accelerators and multimedia products for PCs.

     ENZO N. TORRESI is a co-founder of the Company and has served as Vice Chairman of the Board since November 1996. Mr. Torresi has been a director of the Company since January 1994, and from January 1994 until November 1996, he served as Chairman of the Board. From January 1989 to October 1994, he served as President and Chief Executive Officer of NetFRAME Systems Incorporated, a computer manufacturer that he co-founded in 1987. Since December 1996, Mr. Torresi has been Chairman and Chief Executive Officer of ICAST Corporation, an Internet software company. Mr. Torresi is also a director of PictureTel Inc., a leading video conferencing company, and of The Santa Cruz Operation, Inc., the leading provider of UNIX operating systems on Intel platforms.

     SADA CHIDAMBARAM has served as a director of the Company since December 1996. Mr. Chidambaram also has served as a director of ASCII Corporation ("ASCII"), a publisher of software and computer magazines and a manufacturer and distributor of specialized semiconductors, since April 1996, and he has served as the President and a director of ASCII of America, Inc., a subsidiary of ASCII, since February 1989. He also serves on the board of directors of several privately held companies.

     DAVID HELLER has served as a director of the Company since January 1994. Mr. Heller has served as the President of Pacific Technology Capital Corporation, a financial advisory and investment banking firm of which he is a founder, since 1982. He has also served as a director of Borland International, Inc., a computer software company, since 1982. From January 1988 to December 1993, Mr. Heller served as a director and President of Tie Rack West, Inc., a clothing accessory company. Since March 1995, Mr. Heller has served as a director of America West Golf Manufacturing Company, Inc., a golf equipment manufacturer and distributor.

     ELSERINO M. PIOL has served as a director of the Company since January 1994. Since March 1995, Mr. Piol has been a partner of 4C Ventures, L.P. ("4C Ventures"), a venture capital limited partnership and affiliate of the Company, and since January 1995, he has served as a Chairman of Veron S.p.A., a manufacturer of smart card equipment. Since January 1996, Mr. Piol has also served as a director of Docunet, Inc., a terminals products company, and since September 1993, he has been a director of Advanced Telecommunications Modules Ltd., a communications products company. From January 1992 until April 1997, he served as Chairman of Olivetti Canon Industriale S.p.A., a computer peripherals products company. From 1991 to September 1992, he served as Chief Operating Officer of Olivetti Group Core Business, an information systems company. From 1985 to July 1996, he served as a director of Acorn Computer Group, Inc., a computer products company. From 1987 and 1988, respectively, to July 1996, he served as a director and as Vice Chairman of Olivetti S.p.A., an information systems company. From February 1994 to July 1996, he served as a director of Olivetti Research Ltd., the research arm of Olivetti S.p.A. From September 1994 to July 1996, he served as Chairman of Olivetti Telemedia, a communications products and services company. In 1994, Mr. Piol was elected President of Associazione Italiana di Informatica ed il Calcolo Automatico, a professional society of computer professionals, based in Italy.

     GIULIANO C. RAVIOLA has served as a director of the Company since January 1994. Mr. Raviola has served as a Managing Director of 4C Associates, Inc., the general partner of 4C Associates, L.P., which is the general partner of 4C Ventures, since March 1995. From January 1991 to December 1992, he served as President of Olivetti Advanced Technology Center, a developer of computer and information systems. From September 1990 to December 1992, Mr. Raviola served as President of International Technology Ventures, Inc., the investment manager of Olivetti Partners C.V., a Venture Capital partnership. Mr. Raviola serves as a director of Solopoint, Inc., a telecommunications equipment manufacturer, Four11 Corp., an online Internet directory service provider and Apogee Software, Inc., a software development company.

     Currently all directors are elected annually and serve until the next annual meeting of stockholders or until the election and qualification of their successors. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or officers of the Company.

VOTING AGREEMENTS

     Under a Voting Agreement dated June 26, 1995 (the "Voting Agreement"), Olivetti, 4C Ventures, ASCII, Providence Investment Company Limited ("Providence") and Messrs. Kahng, Torresi and Piol have agreed to affirmatively vote their shares with respect to certain nominees of Olivetti, 4C Ventures, ASCII and Mr. Kahng for the Company's Board of Directors. Pursuant to the Voting Agreement, Messrs. Kahng, Torresi, Piol, Raviola, Heller and Chidambaram were nominated and elected to the Board of Directors. The Voting Agreement terminates upon the completion of the Offering except as amended by the Letter Agreement described below. In addition, pursuant to a letter agreement dated December 14, 1996 (the "Letter Agreement"), Mr. Kahng, Olivetti and 4C Ventures agreed to elect Mr. Kocher to the Board of Directors. The Letter Agreement also provides that the parties will take appropriate action in the future to remove Mr. Kocher from the Board should Mr. Kocher resign, or be terminated from his position as President of the Company and to reduce the size of the Board accordingly. In addition, the Letter Agreement provides that the Voting Agreement will continue in force with respect to the shares held by Mr. Kahng, Olivetti and 4C Ventures for one year following the closing of the Offering. The Letter Agreement terminates one year following the closing of this Offering.

OTHER SIGNIFICANT EMPLOYEES

     DOYLE T. BAKER, 50, has served as Chief Information Officer and Vice President of the Company since December 1996. From October 1994 to April 1996, Mr. Baker served as Vice President of Information Systems and Chief Information Officer of Mentor Graphics Corporation, a CAD/CAM software manufacturer. From 1985 to September 1994, he served as Director of Information Systems at Convex Computer Corporation, a scientific computer manufacturer.

     JUDITH A. BITTERLI, 43, has served as Vice President, Sales and Support of the Company since February 1997. From May 1993 until she joined the Company, Ms. Bitterli served as Executive Vice President of Sales, Client Services and Call Center Operations of Softbank Services Group, Inc., a provider of outsourced sales and support services to the computer industry. From January 1993 to May 1993, she was Vice President, Sales at Austin Computers, a provider of computer products. From March 1989 to January 1993, she was Director of Sales at CompuAdd Computer Corporation.

     GEOFFREY S. BURR, 48, has served as Vice President, Business Development of the Company since February 1997. From November 1996 to February 1997, he served as Senior Vice President, Sales and Marketing, and from July 1995 to November 1996, he served as Vice President, Sales and Marketing of the Company. From April 1995 to July 1995, he served as Vice President, Sales of the Company. From August 1993 to April 1995, he served as President and Chief Operating Officer of Tadpole Technology, Inc., a portable workstation provider. From March 1992 to August 1993, Mr. Burr was a principal with Robert W. Duggen and Associates, a business consulting firm.

     JOHN F. ELLETT, 40, has served as Vice President, Worldwide Marketing of the Company since May 1997. From September 1994 to May 1997, he served as President of the Ellett Group, a technology marketing firm, and from 1993 to September 1994, he served as Group Director and Acting Vice President of Marketing of Dell North America, a division of Dell. From 1992 to 1993, he served as Group Brand Manager for Dell.

     SAVINO R. ("SID") FERRALES, 46, has served as Vice President, Human Resources of the Company since February 1997. From June 1995 to February 1997, Mr. Ferrales served as Vice President of Worldwide Human Resources for Digital, and from June 1994 to June 1995, he served as President of OMC Group, a management consulting firm which he founded. From January 1989 to June 1994, he was Vice President, Human Resources for Dell.

     JONATHAN M. FITCH, 42, has served as Vice President, Engineering of the Company since December 1995. From April 1995 to December 1995, Mr. Fitch served as Senior Director of Engineering of the Company. From December 1980 to April 1995, he served in various capacities with Apple. From April 1994 to April 1995, he served as Distinguished Engineer (Director); from April 1990 to March 1994, he served as Principal Engineer; and from October 1987 to March 1990, he served as Staff Engineer. Mr. Fitch holds eleven patents for computer architecture, circuit design and instruction set emulation technology.

     ROBERT J. GROPPO, 44, has served as Vice President, Portables of the Company since March 1997. From July 1996 to March 1997, he served as Director of Strategic Marketing of the Company. From June 1993 to June 1996, Mr. Groppo served as Director of Mobile Products of MicroCenter Corporation, a computer service and support company. From 1992 to 1993, Mr. Groppo served as Director of Marketing for Up To Date.

     JAMES R. HINDMARCH, 54, has served as Vice President, Worldwide Manufacturing of the Company since January 1997. From 1994 until he joined the Company, Mr. Hindmarch served as Vice President of Operations at Plantronics, Inc., a telecommunications equipment manufacturer. From April 1993 to 1994, he served as Senior Vice President of Operations at SuperMac Technologies, an Apple peripherals manufacturer. From November 1989 to April 1993, he served as Vice President of Manufacturing at Dell.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Stock Option Committee of the Board of Directors was formed in February 1995 and is responsible for administering the Company's 1994 Stock Option Plan. The members of the Stock Option Committee are Messrs. Kahng, Torresi and Raviola. The Finance and Audit Committee of the Board of Directors was established in October 1996 and is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter and undertaking such other incidental functions as the Board of Directors may authorize. The members of the Finance and Audit Committee are Messrs. Heller and Raviola. The Compensation Committee was established in January 1997 and is responsible for setting executive compensation policies and administering the Company's compensation plans. The members of the Compensation Committee are Messrs. Chidambaram and Raviola.

COMPENSATION OF DIRECTORS

     Beginning in the first quarter of calendar year 1997, the Company's non-employee directors are paid a quarterly fee of $5,000 for service on the Board of Directors or any committee thereof and are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. The Company's directors are not otherwise paid cash compensation for service on the Board. On May 15, 1997 the Company granted 30,000 options to purchase shares of Common Stock for $7.50 to each of Messrs. Chidambaram, Heller, Piol, Raviola and Torresi.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Company's Compensation Committee was established in January 1997. Accordingly, decisions in fiscal 1996 concerning the compensation of the Company's executive officers were made by the Board of Directors. Although Mr. Kahng was an executive officer and member of the Board of Directors in fiscal 1996, he did not participate in any decisions regarding his own compensation as an executive officer of the Company.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer. During fiscal 1996 there were no other executive officers whose pay exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                          ANNUAL COMPENSATION
                                                                        -----------------------
                                                              FISCAL    SALARY     OTHER ANNUAL
                NAME AND PRINCIPAL POSITION                    YEAR       ($)      COMPENSATION
                ---------------------------                   ------    -------    ------------
Stephen S. Kahng(1).........................................   1996     170,000       --
  Chairman of the Board, Chief                                 1995     170,000    5,762(2)
  Executive Officer and Director                               1994      85,000       --

---------------

(1) Mr. Kahng was appointed an executive officer of the Company in January 1994. See "-- Directors and Executive Officers."

(2) Represents reimbursement by the Company to Mr. Kahng for relocation expenses.

OPTION GRANTS, EXERCISES AND HOLDINGS

     Option Grants. No options were granted by the Company to Mr. Kahng during fiscal 1996. No stock appreciation rights have been granted by the Company under any incentive plan.

     Stock Option Exercises and Holdings. Mr. Kahng exercised no options during fiscal 1996 and he held no options as of June 30, 1996. No stock appreciation rights have been granted by the Company under any incentive plan.

INCENTIVE STOCK PLAN

     1994 Stock Option Plan. The Company's 1994 Stock Option Plan (the "1994 Plan") was adopted by the Board of Directors and approved by the Company's stockholders in January 1994 and ratified by the Company's stockholders in April 1995. The 1994 Plan was amended by the Board of Directors in August 1994, April, June and July 1995, December 1996 and February 1997 and such amendments relating to increases in shares reserved under the 1994 Plan were approved by the Company's stockholders in September 1994, April and August 1995, November 1996 and May 1997. A total of 6,210,000 shares of Common Stock are reserved for issuance under the 1994 Plan. As of June 18, 1997, 364,147 shares had been issued upon the exercise of stock options granted under the 1994 Plan and 5,148,159 shares were subject to outstanding options. Options granted under the 1994 Plan generally vest over a four or five year period of time, with 1/4 or 1/5 of the shares subject to the option vesting one year after the vesting commencement date and 1/16 or 1/20 of the shares subject to the option vesting at the end of each calendar quarter thereafter. As of June 18, 1997, 700,944 shares remain available for future grant.

     The 1994 Plan is presently administered by the Stock Option Committee of the Board of Directors. Under the 1994 Plan, options may be granted to consultants and employees, including directors who are employees or consultants. Only employees may receive "incentive stock options," which are intended to qualify for certain favorable tax treatment. The exercise price of incentive stock options under the 1994 Plan must at least equal the fair market value of the Common Stock on the date of grant. The exercise price for non-statutory stock options under the 1994 Plan must at least equal 85% of the fair market value on the date of grant. The exercise price of incentive stock options granted to a ten-percent stockholder must be at least 110% of the fair market value on the date of grant. Options granted under the 1994 Plan must be exercised within ten years of the date of grant (five years in the case of an incentive stock option granted to a ten-percent stockholder).

     The Board of Directors or the Stock Option Committee may amend or modify the 1994 Plan at any time, provided that no such amendment or modification may affect the rights and obligations of the participants with respect to their outstanding options in a material adverse way. In addition, no amendment of the 1994 Plan may, without the approval of the Company's stockholders, (i) materially modify the class of individuals eligible for participation, (ii) increase the number of shares available for issuance, except in the event of certain changes to the Company's capital structure, (iii) materially increase the benefits accruing to optionees under the 1994 Plan or
(iv) extend the term of the 1994 Plan. The 1994 Plan will terminate on January 15, 2014, unless sooner terminated by the Board of Directors.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature and (i) claims based upon such party's personal profit or advantage, (ii) short swing profits and (iii) acts of "certain and deliberate dishonesty" with actual dishonest intent and purpose), to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS

     Since its inception, the Company has maintained business relationships and engaged in certain transactions with affiliated companies and parties as described below. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties.

     On January 18, 1994, the Company, in connection with its organization, issued 5,175,000 shares of Common Stock, 3,000,000 shares of Series A Preferred Stock and warrants to purchase 225,000 shares of Common Stock. Messrs. Kahng, Torresi, Piol and Carlton Amdahl and Olivetti Holding N.V. ("Olivetti") purchased shares pursuant to such issuances as further described below. On the date of purchase, Messrs. Piol and Raviola were affiliates of Olivetti.

     In connection with the Company's organization, on January 18, 1994, Mr. Kahng purchased 3,400,000 shares of Common Stock in exchange for certain assets valued at $300,000 and $40,000 in cash. Mr. Kahng also purchased an additional 600,000 shares of Common Stock, subject to a right of repurchase by the Company (the "Kahng Restricted Shares"), in exchange for a promissory note in the stated principal amount of $60,000 at an annual interest rate of 3.98%. The promissory note was paid in full on May 29, 1997. As of May 31, 1997, the Company's right of repurchase has lapsed as to 500,000 of the Kahng Restricted Shares. If Mr. Kahng's employment is terminated by the Company for cause or by Mr. Kahng, the Company may, within 90 days following such termination, repurchase any shares still subject to the right of repurchase for the original purchase price per share paid by Mr. Kahng. The Company's right of repurchase automatically lapses as to all Kahng Restricted Shares upon Mr. Kahng's termination without cause or upon his death.

     In connection with the Company's organization, on January 18, 1994, Mr. Torresi purchased 250,000 shares of Common Stock for $25,000. Mr. Torresi also purchased 225,000 shares, subject to a right of repurchase by the Company (the "Torresi Restricted Shares"), in exchange for a promissory note in the principal amount of $22,500 at an annual interest rate of 3.98%. The promissory note has been paid in full. Pursuant to a resolution of the Board of Directors, all of the Torresi Restricted Shares were accelerated as of February 27, 1995, and such shares are no longer subject to a right of repurchase by the Company. Although Mr. Torresi is a director of the Company, he abstained from participating in the decision relating to the acceleration of the Torresi Restricted Shares.

     In connection with the Company's organization, on January 18, 1994, Mr. Piol purchased 250,000 shares of Common Stock for $25,000. On the same date, Mr. Piol purchased for $2,250, two warrants to purchase a total of 225,000 shares of Common Stock at an exercise price of $0.10 per share. See "Description of Capital Stock -- Warrants." On April 24, 1995, Mr. Piol exercised one warrant with respect to 112,500 shares of Common Stock.

     In connection with the Company's organization, on January 18, 1994, Olivetti, then an affiliate of Messrs. Piol and Raviola, purchased 250,000 shares of Common Stock for $25,000 and 3,000,000 shares of Series A Preferred Stock for $2,750,000 in cash and an assignment of its rights under a Letter Agreement dated September 10, 1993 between Olivetti and Up To Date, valued at $250,000. Up To Date is owned by Mr. Kahng. On the same date, Olivetti agreed to purchase an additional 2,000,000 shares of Series A Preferred Stock if neither the Company nor Olivetti could find additional suitable investors to purchase such shares by May 31, 1994. On February 18, 1995, Olivetti purchased the additional 2,000,000 shares of Series A Preferred Stock for $2,000,000.

     On February 27, 1995, the Board of Directors approved a grant of non-statutory stock options to purchase 50,000 shares of the Company's Common Stock at an exercise price of $0.35 per share to Mr. Raviola, vesting immediately, and the Board removed the vesting requirement imposed on options to purchase 50,000 shares of Common Stock for $0.10 per share, which were previously granted to Mr. Heller. Although Messrs. Raviola and Heller are directors of the Company, each abstained from voting on the transactions that affected them individually.

     On June 26, 1995, the Company issued 2,735,000 shares of Series B Preferred Stock. In connection therewith, Messrs. Kahng, Torresi and Charles H. Kahng, Mr. Kahng's father, purchased 50,000, 25,000 and

25,000 shares of the Company's Series B Preferred Stock for $100,000, $50,000 and $50,000, respectively, and ASCII purchased 500,000 shares for $1,000,000. Mr. Chidambaram is a director of ASCII and has voting control over shares held by ASCII. On August 28, 1995, the Company issued 615,000 shares of Series B Preferred Stock, and in connection therewith, Messrs. Kahng and Torresi purchased 37,500 and 40,000 shares for $75,000 and $80,000, respectively.

     On December 31, 1996, Olivetti sold all of its shares of Common Stock and Preferred Stock (the "4C Shares") to 4C Ventures. In connection with such transfer, the Board of Directors resolved on December 3, 1996, that it was not in the best interests of the Company to exercise its right of first refusal under the Shareholder Agreement with respect to the 4C Shares. Mr. Raviola and Mr. Piol, both directors of the Company at the time, formed 4C Ventures as a venture capital fund with the backing of a major financial institution. Along with Alexandra Giurgiu Piol, Mr. Piol and Mr. Raviola exercise control over 4C Ventures. Mr. Piol and Mr. Raviola did not participate in any discussions of the Board of Directors concerning the transfer of the 4C Shares.

     All of the above holders are parties to, and their respective shares of Common Stock and Preferred Stock are subject to, that certain Investor Rights Agreement dated June 26, 1995 (the "Investor Rights Agreement"), providing for certain preemptive rights and certain registration rights with respect to all shares of Common Stock and Preferred Stock of such holders. See "Description of Capital Stock -- Registration Rights." Such preemptive rights will terminate upon the completion of the Offering and do not apply to the shares of Common Stock offered hereby.

     In addition, all of the above holders are parties to, and their respective shares are subject to, that certain Amended and Restated Shareholder Agreement dated June 26, 1995 (the "Shareholder Agreement"), providing for certain rights of first refusal and placing certain selling restrictions on all of the shares of Common Stock and Preferred Stock held by such holders. The Shareholder Agreement terminates upon the completion of this Offering.

     Under the Voting Agreement, 1995, Olivetti, 4C Ventures, ASCII, Providence and Messrs. Kahng, Torresi and Piol agreed to affirmatively vote their shares with respect to certain nominees of Olivetti, 4C Ventures, ASCII and Mr. Kahng for the Company's Board of Directors. The Voting Agreement terminates upon the completion of the offering with respect to ASCII, Providence and Messrs. Torresi and Piol. See "Management -- Voting Agreements." Under a Shareholder Voting Agreement dated April 27, 1995, Olivetti, Providence and Messrs. Kahng, Torresi and Piol, and Carlton Amdahl, a former consultant to the Company, agreed to vote their shares in the manner determined by the vote of 70% of the voting power of the shares subject to the agreement with respect to certain proposals that are required to be submitted to the stockholders of the Company by applicable law, the Company's charter documents or applicable agreements to be submitted for approval.

     In calendar year 1994, the Company's employees performed certain research and development services for Up To Date, which is owned by Mr. Kahng, and Up To Date paid approximately $156,000 for such services. The Company no longer provides services to Up To Date.

     In October 1996, the Company entered into a consulting agreement with Mr. Piol for direction and management services in the development of the Company's European business. Pursuant to such consulting agreement, Mr. Piol received compensation for services rendered in the amount of $10,000 per month plus pre-approved expenses. As of June 18, 1997, the Company had paid Mr. Piol $50,000 pursuant to such consulting agreement. Beginning in February 1997 the Company began paying Mr. Piol on a purchase order basis.

     In April 1996, the Company entered into a Service Agreement with ASCII for consulting services related to the development of the Company's business in Japan. ASCII, and certain employees of ASCII including Mr. Chidambaram, are stockholders of the Company and Mr. Chidambaram is ASCII's nominee to the Board of Directors pursuant to the Voting Agreement. See "Management -- Voting Agreements." ASCII is compensated at a rate of 1,900,000 Japanese yen per month plus reasonable expenses under the terms of the Service Agreement.

     In January 1997, the Company entered into a consulting agreement with AAK Sales Consultants for direction and management services in the field of sales. AnnMarie Kocher, the wife of Mr. Kocher, is a principal with AAK Sales Consultants. Pursuant to the consulting agreement, AAK Sales Consultants receives compensation for services rendered in the amount of $10,000 per month plus pre-approved expenses. Ms. Kocher has more than twelve years of senior sales management experience. Prior to entering into such consulting agreement with the Company, Ms. Kocher served as Director of Indirect Sales at Tivoli Systems from 1994 to 1995; Vice President of Government, Education and Medical Sales for Dell from 1992 to 1994; and Vice President of Sales for GTSI, the largest Government GSA reseller, from 1985 to 1992.

     On March 10, 1997 the Board of Directors granted 750,000 options to purchase shares of Common Stock for $8.25 to Mr. Kahng. Mr. Kahng did not participate in the Board's decision to grant such options. On May 15, 1997 the Board of Directors granted 30,000 options to purchase shares of Common Stock for $7.50 to each of Messrs. Chidambaram, Heller, Piol, Raviola and Torresi.

     The Company has entered into indemnification agreements with each of its directors and officers.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of June 18, 1997 by: (i) each person known by the Company to own beneficially five percent or more of the outstanding Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group.

                                                                                 PERCENTAGE OF
                                                                               OUTSTANDING SHARES
                                                                              --------------------
                                                              BENEFICIALLY    PRIOR TO     AFTER
                                                                OWNED(1)      OFFERING    OFFERING
                                                              ------------    --------    --------
4C Ventures, L.P.(2)........................................    4,837,866       32.8%       27.2%
Stephen S. Kahng(3).........................................    3,772,500       25.6        21.2
Joel J. Kocher(4)...........................................      140,000       *           *
Enzo N. Torresi(5)..........................................      689,700        4.6         3.9
Elserino M. Piol(6).........................................    5,115,366       34.6        28.8
David Heller(7).............................................       56,822       *           *
Giuliano C. Raviola(8)......................................    4,887,866       33.1        27.5
Sada Chidambaram(9).........................................      505,000        3.4         2.8
All directors and executive officers as a group (10
  persons)(10)..............................................   10,338,388       69.5        57.8

---------------

  *  Represents less than 1.0% of the outstanding Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of June 18, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage ownership is based (i) before the Offering, on 14,766,647 shares of Common Stock outstanding as of June 18, 1997 (assuming the conversion of 5,000,000 and 4,100,000 shares of Series A Preferred Stock and Series B Preferred, respectively, upon completion of the Offering; and (ii) after the Offering, on 17,766,647 shares of Common Stock. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Includes 4,337,866 and 250,000 shares of Common Stock to be issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock, respectively, which will occur upon completion of the Offering. The address of 4C Ventures, L.P. is Queensgate Bank & Trust Ltd., Ugland House, South Church Street, P.O. Box 30464 SMB, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

 (3) Includes 100,000 shares of Common Stock subject to a right of repurchase by the Company upon the termination, under certain circumstances, of Mr. Kahng's employment with the Company. See "Certain Transactions." Excludes 25,000 shares held by Charles Kahng, Mr. Kahng's father, and 315,000 shares held by Peter Kahng, Mr. Kahng's adult son, as to all of which shares Mr. Kahng disclaims beneficial ownership. Mr. Kahng's address is 2400 South IH35, Round Rock, Texas 78681.

 (4) Includes 140,000 shares of Common Stock to be issued upon conversion of the Series B Preferred Stock upon completion of the Offering.

 (5) Includes 110,840 shares of Common Stock subject to options exercisable within 60 days of June 18, 1997 and 60,700 shares of Common Stock to be issued upon conversion of the Series B Preferred Stock upon completion of the Offering. Includes 1,000 shares held by each of Beatrice Torresi, Francesca Pappalardo Torresi, Gabriella Carciotto Torresi and Antonio Torresi. Excludes 20,000 shares held by each of Mr. Torresi's sons Marco Torresi and Cristiano Torresi.

 (6) Includes 4,837,866 shares held by 4C Ventures, 10,000 shares held by Alexandra Giurgiu Piol as Custodian for Serena Piol under the Uniform Gift to Minors Act ("UGMA") and 10,000 shares held by Alexandra Giurgiu Piol as Custodian for Marco Piol under the UGMA. Ms. Piol is the Managing Director of 4C Ventures.

 (7) Includes 50,000 shares held by David and Etta Heller as Trustees of the Davett Trust and 6,822 shares of Common Stock to be issued upon conversion of the Series B Preferred Stock held by Pacific Technology Capital Corporation Profit Sharing Plan, of which Mr. Heller is a signatory.

 (8) Consists of 4,837,866 shares held by 4C Ventures and 50,000 shares held jointly by Giuliano and Anna Raviola.

 (9) Consists of 500,000 shares of Common Stock to be issued upon conversion of the Series B Preferred Stock upon completion of the Offering held by ASCII, of which Mr. Chidambaram is a signatory, and 5,000 shares of Common Stock to be issued upon conversion of the Series B Preferred Stock upon completion of the Offering, held by Mr. Chidambaram.

(10) Includes 118,340 shares of Common Stock subject to options exercisable within 60 days of June 18, 1997. Includes 205,700 shares of Common Stock to be issued upon conversion of the Series B Preferred Stock which will occur upon completion of the Offering.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 5,000,000 shares of Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), 4,200,000 shares of Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), (collectively, "Preferred Stock"), and 30,800,000 shares of Common Stock, par value $.01 per share.

COMMON STOCK

     As of June 18, 1997, there were 5,666,647 shares of Common Stock outstanding which were held of record by 40 stockholders. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors from funds legally available therefor. See "Dividend Policy." Each share of Common Stock entitles the holder thereof to one vote, and cumulative voting for the election of directors is not permitted. The Company's Certificate of Incorporation and Bylaws upon completion of the Offering will provide for a board of directors divided into three classes with only one class of directors standing for election each year. Directors can only be removed for cause. Except as otherwise required by law, a majority vote is sufficient for any act of the stockholders. Upon completion of the Offering, the holders of Common Stock will not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that the Company may designate and issue in the future. Upon liquidation of the Company, subject to the rights of holders of any Preferred Stock outstanding, the holders of Common Stock are entitled to receive the Company's assets remaining after payment of liabilities proportionate to their pro rata ownership of the outstanding shares of Common Stock. All shares of Common Stock now outstanding are, and the shares of Common Stock to be outstanding upon the completion of the Offering will be, fully paid and non-assessable.

PREFERRED STOCK

     General. Upon completion of the Offering, the Board of Directors will be authorized, without further action of the stockholders of the Company, to issue from time to time shares of Preferred Stock in one or more series and with such relative rights, powers, preferences, limitations and restrictions as the Board of Directors may determine at the time of issuance. Such shares may be convertible into Common Stock and may be superior to the Common Stock in the payment of dividends, liquidation, voting and other rights, preferences and privileges. The issuance of shares of Preferred Stock could adversely affect the holders of Common Stock. By way of example, the issuance of Preferred Stock could be used in certain circumstances to render more difficult or discourage a merger, tender offer or proxy contest or removal of incumbent management. Preferred Stock may be issued with voting and conversion rights that could adversely affect the voting power and other rights of the holders of Common Stock. The Company has no present plans to issue any additional shares of Preferred Stock.

     Series A Preferred Stock and Series B Preferred Stock. The Company currently has 5,000,000 shares of Series A Preferred Stock and 4,100,000 shares of Series B Preferred Stock outstanding, held of record by 11 and 58 stockholders, respectively. Each outstanding share of Series A Preferred Stock has a liquidation value of $1.00 and a dividend preference of $0.06 per annum. Each outstanding share of Series B Preferred Stock has a liquidation value of $2.00 and a dividend preference of $0.12 per annum. Each outstanding share of Series A Preferred Stock and Series B Preferred Stock may be converted into one share of Common Stock at the option of the holder, and has the voting rights equivalent to one share of Common Stock (subject to adjustment for dilution). Upon completion of the Offering each share of Series A Preferred Stock and Series B Preferred Stock shall automatically be converted into one share of Common Stock.

WARRANTS

     The Company currently has issued and outstanding a warrant to purchase 112,500 shares of Common Stock (the "Common Stock Warrant") and a warrant to purchase 100,000 shares of Series B Preferred Stock (the "Series B Warrant"). The Common Stock Warrant is exercisable at $0.10 per share and expires in

January 2001. The Series B Warrant is exercisable at $5.00 per share and expires in November 2000. The exercise price of the warrants and the number of shares issuable pursuant thereto may be adjusted pursuant to certain anti-dilution provisions. The warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. The warrants are entitled to certain registration rights. See "-- Registration Rights."

REGISTRATION RIGHTS

     The holders ("Holders") of an aggregate of approximately 14,679,160 shares of Common Stock (assuming the conversion of 9,100,000 shares of Preferred Stock upon completion of the Offering and including 212,500 shares issuable upon exercise of outstanding warrants) (the "Registrable Securities") are entitled to certain registration rights with respect to such shares pursuant to the Investor Rights Agreement. The Investor Rights Agreement provides, in part, that the Holders may request that the Company file a registration statement under the Securities Act with respect to at least 25% of the Registrable Securities or a lesser percentage if the aggregate offering price to the public would be at least $5,000,000. Upon receipt of such a request, the Company is required to notify all other Holders and to use its best efforts to effect such registration, subject to certain conditions. The Company is not required to effect more than two registration statements pursuant to such requests. The Holders may also request, without limit but subject to certain frequency restrictions, that the Company file a registration statement on Form S-3 under the Securities Act, provided that the anticipated aggregate offering price of Registrable Securities so requested to be registered exceeds $1,000,000 and the Company is a registrant entitled to use Form S-3 for such an offering. Further, whenever the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Company is required to notify each Holder of the proposed registration and include all Registrable Securities that such Holder may request to be included in such registration, subject to certain limitations. Generally, the Company is required to bear all expenses (except underwriting discounts, selling commissions and stock transfer taxes) of all registrations. The Company expects to obtain a waiver of these registration rights to the extent they would apply to this Offering. No Holders have given the Company notice that they intend to exercise registration rights following the Offering.

DELAWARE LAW AND CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Upon completion of the Offering, certain provisions of the Company's Certificate of Incorporation and Bylaws and certain provisions of Delaware law could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for the Company's Common Stock. These provisions permit the issuance of "blank check" preferred stock by the Board of Directors without stockholder approval, require super-majority approval to amend certain provisions in the Certificate of Incorporation and Bylaws, require that all stockholder actions be taken at duly called annual or special meetings and not by written consent, divide the Board of Directors into three classes with only one class standing for election each year and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Furthermore, the Company will be subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law ("Section 203") which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. Such application of Section 203 could also have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering and assuming no exercise of options or warrants after June 18, 1997, the Company will have outstanding 17,766,647 shares of Common Stock (18,216,647 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 3,000,000 shares offered hereby (3,450,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 described below. The remaining 14,766,667 shares of Common Stock outstanding upon completion of the Offering are "restricted securities" as that term is defined in Rule 144. Of the 14,766,667 restricted shares, 14,679,160 shares are subject to lock-up agreements (described below).

     On the date of the Offering, 15,000 shares will become eligible for immediate sale without restriction pursuant to Rule 144 and, beginning 90 days after commencement of the Offering, 184,987 shares will become eligible for sale without restriction pursuant to Rule 144 or Rule 701 (described below) and approximately 100,000 shares will be eligible for sale subject to the timing, volume and manner of sale restrictions of Rule 144. Beginning 180 days after commencement of the Offering, 2,916,356 shares will become eligible for sale without restriction pursuant to Rule 144(k) or Rule 701 and approximately 6,286,660 additional shares will be eligible for sale subject to the timing, volume, and manner of sale restrictions of Rule 144. In addition, beginning 90 and 180 days after commencement of the Offering, 1,174,046 and 410,436 shares, respectively, subject to outstanding Warrants and stock options vested as of such dates could also be sold pursuant to Rule 701, subject in some cases to compliance with certain volume limitations as described below.

     In general, under Rule 144, as recently amended, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate from whom such shares were purchased) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (then approximately 177,666 shares immediately after the completion of the Offering (182,166 shares if the Underwriters' over-allotment option is exercised in full)) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate from whom such shares were purchased), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701, persons who purchase shares upon exercise of options granted prior to the effective date of the Offering are entitled to sell such shares 90 days after the effective date of the Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

     Certain stockholders owning upon completion of the Offering, in the aggregate, 14,466,660 shares of Common Stock, have contractually agreed to execute lock-up agreements pursuant to which each will agree that they will not, for a period of 180 days from the date of this Prospectus, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, contract to sale, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale offer of sale, contract of sale, pledge, grant of option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock, or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters. Further, holders of outstanding warrants and vested stock options for, in the aggregate, an additional 212,500 shares of Common Stock are subject to 180 day lock-up agreements with the Company. The Company has agreed to use its best efforts to seek such lock-up agreements from all of the Company's officers, directors, stockholders and option holders. In addition, the Company has agreed that it will not, for a period of 180 days from the date of this Prospectus, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock, or other capital stock of the Company without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except that such agreement does not prevent the Company from granting additional options under the 1994 Plan. Prudential Securities Incorporated may in its sole discretion, at any time and without notice, release all or any portion of the securities subject to lock-up agreements.

     Approximately 180 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 covering an aggregate of approximately 5,849,103 shares of Common Stock (including the 5,148,159 shares subject to currently outstanding options that have been reserved for issuance under the 1994 Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act.

     The holders of an aggregate of 14,679,160 shares of Common Stock (assuming the conversion of 9,100,000 shares of Preferred Stock and including 212,500 shares issuable upon exercise of outstanding warrants) or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock -- Registration Rights."

     Prior to the Offering, there has not been any public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices for the Common Stock and impair the Company's ability to raise capital through the sale of equity securities.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated and Salomon Brothers Inc are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names:

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Prudential Securities Incorporated..........................
Salomon Brothers Inc........................................

                                                              ---------
          Total.............................................  3,000,000
                                                              =========

     The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby if any are purchased.

     The Underwriters, through their Representatives, have advised the Company that they propose to offer the Common Stock initially at the initial public offering price set forth on the cover page of this Prospectus; that the
Underwriters may allow to selected dealers a concession of $     per share; and
that such dealers
may reallow a concession of $     per share to certain other dealers. After the
initial public offering, the offering price and the concessions may be changed by the Representatives.

     The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the initial public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to
such Underwriter's name in the preceding table bears to           .

     The Company has agreed to indemnify the several Underwriters or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company, its officers and directors and certain other beneficial owners of the Company's Common Stock and holders of warrants or options to purchase Common Stock have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock or other capital stock of the Company, for a period of 180 days after the date of this Prospectus without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters. Prudential Securities Incorporated may in its sole discretion, at any time and without notice, release all or any portion of the securities subject to lock-up agreements.

     Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in making such determination will be the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market prices of securities for companies in businesses similar to that of the Company.

     In connection with the Offering, certain Underwriters and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following the closing of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 450,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Baker & McKenzie, Dallas, Texas. Frank S. Bayley III, a partner of Baker & McKenzie, owns 15,000 shares of Common Stock and options to purchase 25,000 shares of Common Stock at an exercise price of $7.00 per share, and another attorney with Baker & McKenzie will own 500 shares of Common Stock upon conversion of the Preferred Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California ("WSGR"). WS Investment Company 95B, an investment fund established for the benefit of the members and other attorneys of WSGR, and WSGR Retirement Plan, a fund that provides retirement benefits to members of WSGR and for which members of WSGR serve as trustees, will own 15,750 and 9,250 shares, respectively, of Common Stock upon conversion of the Preferred Stock.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company for the period from inception through June 30, 1994, the fiscal years 1996 and 1995 and the nine months ended March 31, 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. Copies of the Registration Statement may be obtained upon payment of the prescribed fees or examined without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this Registration Statement may also be obtained from the Commission's website (http://www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS

POWER COMPUTING CORPORATION
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Power Computing Corporation

     We have audited the accompanying consolidated balance sheets of Power Computing Corporation and Subsidiaries as of June 30, 1995 and 1996 and March 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (November 19, 1993) to June 30, 1994, each of the two years in the period ended June 30, 1996 and the nine months ended March 31, 1997. Our audits also include Schedule II which is included in this Registration Statement. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Power Computing Corporation and Subsidiaries as of June 30, 1995 and 1996 and March 31, 1997 and the consolidated results of their operations and their cash flows for the period from inception (November 19, 1993) to June 30, 1994, each of the two years in the period ended June 30, 1996 and the nine months ended March 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                            Ernst & Young LLP

Austin, Texas
June 26, 1997

                          POWER COMPUTING CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                   JUNE 30
                                                              -----------------   MARCH 31
                                                               1995      1996       1997
                                                              -------   -------   --------
Current assets:
  Cash and cash equivalents.................................  $ 6,205   $ 2,161   $ 3,438
  Accounts receivable, less allowances of $196, $1,587 and
     $4,243 respectively....................................      817    18,842    26,117
  Inventories...............................................    2,943    23,226    28,206
  Prepaid expenses and other current assets.................    1,073       239     1,452
  Deferred income taxes.....................................        -     2,340     3,826
                                                              -------   -------   -------
          Total current assets..............................   11,038    46,808    63,039
Property and equipment, net.................................      389     2,251    10,845
                                                              -------   -------   -------
          Total assets......................................  $11,427   $49,059   $73,884
                                                              =======   =======   =======
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 2,465   $20,390   $20,248
  Accrued liabilities and other.............................      331     1,796     6,181
  Accrued royalties payable.................................      146     3,024     3,245
  Income taxes payable......................................        -       986     2,152
  Borrowings from bank......................................        -     8,000    18,683
                                                              -------   -------   -------
          Total current liabilities.........................    2,942    34,196    50,509
Other liabilities...........................................        -       302       724
Stockholders' equity:
  Series A convertible preferred stock, $.01 par value:
     Authorized 5,000,000 shares; shares issued and
      outstanding 5,000,000 in 1995, 1996, and 1997.........       50        50        50
  Series B convertible preferred stock, $.01 par value:
     Authorized 4,200,000 shares; shares issued and
      outstanding 3,485,000 in 1995, 4,100,000 in 1996 and
      1997..................................................       35        41        41
  Common stock, $.01 par value:
     Authorized 18,800,000 shares; shares issued and
      outstanding 5,352,500 in 1995, 5,407,125 in 1996 and
      5,619,113 in 1997.....................................       54        54        56
  Additional paid-in capital................................   12,369    13,533    13,884
  Notes receivable from stockholders........................      (70)      (70)      (70)
  Retained earnings (deficit)...............................   (3,953)      953     8,690
                                                              -------   -------   -------
          Total stockholders' equity........................    8,485    14,561    22,651
                                                              -------   -------   -------
          Total liabilities and stockholders' equity........  $11,427   $49,059   $73,884
                                                              =======   =======   =======

                            See accompanying notes.

                          POWER COMPUTING CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            INCEPTION                                NINE
                                          (NOVEMBER 19                              MONTHS
                                          1993) THROUGH     YEAR ENDED JUNE 30      ENDED
                                             JUNE 30       --------------------    MARCH 31
                                              1994          1995        1996         1997
                                          -------------    -------    ---------    --------
Net sales...............................     $    --       $ 3,046    $ 131,075    $247,207
Cost of goods sold......................          --         2,059      104,408     194,495
                                             -------       -------    ---------    --------
  Gross profit..........................          --           987       26,667      52,712
Operating expenses:
  Sales, general and administrative.....         413         1,602       17,458      35,544
  Research and development..............         624         2,366        3,425       3,962
                                             -------       -------    ---------    --------
                                               1,037         3,968       20,883      39,506
                                             -------       -------    ---------    --------
Income (loss) from operations...........      (1,037)       (2,981)       5,784      13,206
Other income............................          25            40           46          33
Interest expense........................          --            --          462         886
                                             -------       -------    ---------    --------
Income (loss) before income taxes.......      (1,012)       (2,941)       5,368      12,353
Provision for income taxes..............          --            --          462       4,616
                                             -------       -------    ---------    --------
Net income (loss).......................     $(1,012)      $(2,941)   $   4,906    $  7,737
                                             =======       =======    =========    ========
Net income (loss) per share.............     $ (0.22)      $ (0.49)   $    0.35    $   0.46
                                             =======       =======    =========    ========
Weighted average common and common
  equivalent shares.....................       4,574         5,991       14,024      17,000
                                             =======       =======    =========    ========

                            See accompanying notes.

                          POWER COMPUTING CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     SERIES A CONVERTIBLE   SERIES B CONVERTIBLE
                                       PREFERRED STOCK        PREFERRED STOCK         COMMON STOCK      ADDITIONAL   RECEIVABLES
                                     --------------------   --------------------   ------------------    PAID-IN         FROM
                                       SHARES     AMOUNT      SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     STOCKHOLDERS
                                     ----------   -------   ----------   -------   ---------   ------   ----------   ------------
Balances at inception..............          --     $ --            --     $ --           --    $ --     $    --         $ --
  Series A preferred stock issued
    for cash and assignment of
    certain rights.................   3,000,000       30            --       --           --      --       2,970           --
  Common stock issued for cash,
    notes receivable and fixed
    assets.........................          --       --            --       --    5,175,000      52         466          (93)
  Common stock warrants issued.....          --       --            --       --           --      --           2           --
  Net loss.........................          --       --            --       --           --      --          --           --
                                      ---------     ----     ---------     ----    ---------    ----     -------         ----
Balances as of June 30, 1994.......   3,000,000       30            --       --    5,175,000      52       3,438          (93)
  Series A preferred stock
    issued.........................   2,000,000       20            --       --           --      --       1,980           --
  Sale of common stock.............          --       --            --       --       15,000      --           1           --
  Exercise of stock purchase
    warrants.......................          --       --            --       --      112,500       1          10           --
  Sale of Series B preferred
    stock..........................          --       --     3,485,000       35           --      --       6,935           --
  Exercise of stock options........          --       --            --       --       50,000       1           5           --
  Collections on receivables.......          --       --            --       --           --      --          --           23
  Net loss.........................          --       --            --       --           --      --          --           --
                                      ---------     ----     ---------     ----    ---------    ----     -------         ----
Balances as of June 30, 1995.......   5,000,000       50     3,485,000       35    5,352,500      54      12,369          (70)
  Exercise of stock options........          --       --            --       --       54,625      --          11           --
  Sale of Series B preferred
    stock..........................          --       --       615,000        6           --      --       1,153           --
  Net income.......................          --       --            --       --           --      --          --           --
                                      ---------     ----     ---------     ----    ---------    ----     -------         ----
Balances as of June 30, 1996.......   5,000,000       50     4,100,000       41    5,407,125      54      13,533          (70)
  Exercise of stock options........          --       --            --       --      211,988       2         126           --
  Income tax benefit from stock
    option exercises...............          --       --            --       --           --      --         225           --
  Net income.......................          --       --            --       --           --      --          --           --
                                      ---------     ----     ---------     ----    ---------    ----     -------         ----
Balances as of March 31, 1997......   5,000,000     $ 50     4,100,000     $ 41    5,619,113    $ 56     $13,884         $(70)
                                      =========     ====     =========     ====    =========    ====     =======         ====


                                     RETAINED
                                     EARNINGS    TOTAL
                                     --------   -------
Balances at inception..............  $    --    $    --
  Series A preferred stock issued
    for cash and assignment of
    certain rights.................       --      3,000
  Common stock issued for cash,
    notes receivable and fixed
    assets.........................       --        425
  Common stock warrants issued.....       --          2
  Net loss.........................   (1,012)    (1,012)
                                     -------    -------
Balances as of June 30, 1994.......   (1,012)     2,415
  Series A preferred stock
    issued.........................       --      2,000
  Sale of common stock.............       --          1
  Exercise of stock purchase
    warrants.......................       --         11
  Sale of Series B preferred
    stock..........................       --      6,970
  Exercise of stock options........       --          6
  Collections on receivables.......       --         23
  Net loss.........................   (2,941)    (2,941)
                                     -------    -------
Balances as of June 30, 1995.......   (3,953)     8,485
  Exercise of stock options........       --         11
  Sale of Series B preferred
    stock..........................       --      1,159
  Net income.......................    4,906      4,906
                                     -------    -------
Balances as of June 30, 1996.......      953     14,561
  Exercise of stock options........       --        128
  Income tax benefit from stock
    option exercises...............       --        225
  Net income.......................    7,737      7,737
                                     -------    -------
Balances as of March 31, 1997......  $ 8,690    $22,651
                                     =======    =======

                            See accompanying notes.

                          POWER COMPUTING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      INCEPTION                              NINE
                                                    (NOVEMBER 19,   YEAR ENDED JUNE 30   MONTHS ENDED
                                                    1993) THROUGH   ------------------    MARCH 31,
                                                    JUNE 30, 1994    1995       1996         1997
                                                    -------------   -------   --------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).................................     $(1,012)     $(2,941)  $  4,906     $  7,737
Adjustments to reconcile net income (loss) to net
  cash used in operating activities:
  Depreciation and amortization...................          42          176        581          968
  Write-off of acquired technology................         250           --         --           --
  Loss on write-down and disposal of property and
     equipment....................................         190           --         --          403
  Income tax benefit from stock option
     exercises....................................          --           --         --          225
  Change in assets and liabilities:
     Accounts receivable, net.....................          --         (817)   (18,025)      (7,275)
     Inventories..................................          --       (2,943)   (20,283)      (4,980)
     Receivable from related party................         (59)          59         --           --
     Deferred income taxes........................          --           --     (2,340)      (1,486)
     Prepaid expenses and other current assets....         (53)      (1,020)       834       (1,213)
     Accounts payable.............................          78        2,387     17,925         (142)
     Accrued liabilities and other................          15          316      1,767        4,807
     Accrued royalties payable....................          --          146      2,878          221
     Income taxes payable.........................          --           --        986        1,166
                                                       -------      -------   --------     --------
Net cash provided by (used in) operating
  activities......................................        (549)      (4,637)   (10,771)         431
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment.............        (244)        (239)    (2,443)      (9,965)
                                                       -------      -------   --------     --------
Net cash used in investing activities.............        (244)        (239)    (2,443)      (9,965)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of stock and warrants......       2,877        8,988      1,170          128
Collections on notes receivables from
  stockholders....................................          --           23         --           --
Payments of capital lease obligation..............          (1)         (13)        --           --
Draws on line of credit...........................          --           --      8,000       20,900
Payments on line of credit........................          --           --         --      (10,217)
                                                       -------      -------   --------     --------
Net cash provided by financing activities.........       2,876        8,998      9,170       10,811
Net increase (decrease) in cash and cash
  equivalents.....................................     $ 2,083      $ 4,122   $ (4,044)    $  1,277
Cash and cash equivalents at beginning of
  period..........................................          --        2,083      6,205        2,161
                                                       -------      -------   --------     --------
Cash and cash equivalents at end of period........     $ 2,083      $ 6,205   $  2,161     $  3,438
                                                       =======      =======   ========     ========
Cash paid during the periods for:
  Interest........................................     $    --      $    --   $    425     $    910
  Income taxes....................................     $    --      $    --   $  1,816     $  4,711
Supplemental disclosures:
  Series A preferred stock issued for acquired
     technology...................................     $   250      $    --   $     --     $     --
  Common stock issued for notes receivable........     $    93      $    --   $     --     $     --
  Common stock issued for fixed assets............     $   300      $    --   $     --     $     --

                            See accompanying notes.

                          POWER COMPUTING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Power Computing Corporation (the Company) was incorporated in Delaware in November 1993. The Company develops, manufactures, markets and supports high performance computer systems. The Company markets its computer products and services under the Power Computing brand name primarily through direct sales. Its customers include major corporate, government and education accounts, as well as small to medium-size businesses and individuals. The Company supplements its direct marketing strategy by marketing through value-added resellers and catalogers.

  Basis of Presentation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Fiscal Year

     In 1994, 1995 and 1996, the Company reported on a fiscal year ending on the last day in June. Effective in 1997, the Company changed its fiscal year to a 52 or 53 week period ending on the last Sunday in June. In addition, the quarter ends were changed to the last Sunday of the respective quarter. For presentation purposes, the Company refers to its reporting period ended March 30, 1997 as ending on March 31, 1997.

  Cash Equivalents

     The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

  Inventories

     Inventories, principally component parts, are stated at the lower of cost, determined on a first-in, first-out basis, or market.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the related assets (three to five years). Leasehold improvements are amortized using the straight-line method over their estimated useful lives or the remaining lease term, whichever is less.

  Revenue Recognition

     The Company recognizes revenue, net of customer returns and customer allowances, as of the date product is shipped to customers. Revenues from separately priced maintenance and extended warranty agreements are recognized ratably over the terms of the agreements.

  Warranty Costs

     The Company provides currently for estimated costs which may be incurred under its initial warranty program. Costs related to separately priced maintenance and extended warranty costs are recognized as incurred.

                          POWER COMPUTING CORPORATION

  Advertising Costs

     The Company expenses advertising costs when incurred. Advertising costs for the years ended June 30, 1995 and 1996 and the nine months ended March 31, 1997 were approximately $204,000, $2,645,000 and $3,534,000, respectively. There were no advertising costs incurred in the year ended June 30, 1994. There were no direct-response advertising costs reported as assets at June 30, 1995 and 1996 or March 31, 1997.

  Concentration of Credit Risk

     The Company's customers include large corporations, government and education entities, small to medium-sized businesses and individuals. Its receivables from such parties are diversified. The Company's accounts receivable potentially expose the Company to concentrations of credit risk, as defined by Statement of Financial Accounting Standard No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk. However, in management's opinion, no significant concentration of credit risk exists for the Company. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses are provided for in the financial statements and consistently have been within management's expectations. No customer accounted for more than 10% of sales for any period presented. Export sales to foreign customers were $27,659,000 during the nine months ended March 31, 1997. For the years ended June 30, 1994, 1995 and 1996, sales to foreign customers were less than 10% of consolidated revenues.

  Fair Value of Financial Instruments

     Cash, accounts receivable, accounts payable and accrued and other liabilities are stated at cost which approximates fair value due to the short-term maturity of these instruments. The fair value of the Company's outstanding debt, due to its variable interest rate, approximates its carrying value.

  Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard (FAS) No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Stock-Based Compensation

     The Company adopted the disclosure option of Statement of Financial Accounting Standards No. 123 (FAS 123), Accounting for Stock-Based Compensation, for the period ended March 31, 1997. The Company continues to apply Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock option plan. As a result, no compensation expense has been recognized for options granted with an exercise price equal to market value at the date of grant. For stock options issued at discounted prices, the Company accrues compensation expense over the vesting period for the difference between the exercise price and the fair market value on the measurement date.

                          POWER COMPUTING CORPORATION

  Net Income (Loss) Per Share

     Net income (loss) per share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares from convertible preferred stock (using the if-converted method) and from stock options and warrants (using the treasury stock method). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, common stock and common equivalent shares issued by the Company during the twelve-month period prior to the proposed offering have been included in the calculation as if they were outstanding for all periods presented regardless of whether they are dilutive (using the treasury stock method at an assumed public offering price).

     Primary earnings per share approximates fully diluted earnings per share for all periods presented.

     Supplemental pro forma net income per common and common equivalent share reflecting the issuance of a sufficient number of shares of Common Stock at an assumed offering price per share necessary to repay the debt outstanding at the end of the period and eliminate interest expense, net of income taxes, related to these borrowings is as follows (in thousands, except per share data):

                                                         YEAR ENDED      NINE MONTHS ENDED
                                                        JUNE 30, 1996     MARCH 31, 1997
                                                        -------------    -----------------
Pro forma net income per common and equivalent
  share...............................................     $  0.36            $  0.43
Pro forma weighted average number of common and
  equivalent shares outstanding.......................      14,913             19,076

  Recently Issued Accounting Standards

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share (FAS 128), which is required to be adopted for financial statements issued for periods ending after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements, the presentation of primary earnings per share is replaced with a presentation of basic earnings per share, the calculation of which excludes the dilutive effect of common stock equivalents. The adoption of FAS 128 is expected to result in a basic earnings per share of $(0.22), $(0.49), $0.80, $1.23 for the years ended June 30, 1994, 1995 and 1996 and the nine months ended March 31, 1997, respectively. Compared to primary earnings per share as currently presented, the adoption of FAS 128 results in no change for 1994 and 1995 and an increase of $0.45 and $0.77 for 1996 and 1997, respectively. There is no impact on the fully diluted earnings per share calculation for the periods presented.

  Reclassifications

     Certain reclassifications have been made to prior periods' financial statements to conform to 1997 presentation.

                          POWER COMPUTING CORPORATION

2. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                              JUNE 30
                                          ---------------    MARCH 31
                                          1995      1996       1997
                                          -----    ------    --------
                                                (IN THOUSANDS)
Computers and equipment.................  $ 396    $1,878     $ 3,661
Furniture and fixtures..................     63       271         557
Computer software.......................    138       575         897
Leasehold improvements..................     10       191         798
Construction in process.................     --        --       6,168
                                          -----    ------     -------
                                            607     2,915      12,081
Less accumulated depreciation and
  amortization..........................   (218)     (664)     (1,236)
                                          -----    ------     -------
                                          $ 389    $2,251     $10,845
                                          =====    ======     =======

3. BORROWINGS FROM BANK

     In November 1995, the Company entered into a $5 million revolving line of credit available for working capital, bearing interest at the lender's prime rate plus 2.25% (11.0% at June 30, 1996), due monthly. The line was increased to $10 million in March 1996, and increased again to $15 million in October 1996. Borrowings under the line were collateralized by substantially all of the Company's assets.

     In December 1996, the Company obtained a $20 million bridge line of credit ("Phase I") from a financial institution. Proceeds from the Phase I facility were used to retire the line of credit previously in place. Borrowings under the Phase I facility, bore interest due monthly at the financial institution's Base Rate. The Phase I facility required the Company to meet certain financial and reporting requirements, and was collateralized by substantially all of the Company's assets.

     In March 1997, the Company entered into a $50 million loan agreement ("the Loan Agreement") to replace the Phase I facility. Under the terms of the Loan Agreement, the Company may borrow up to $50 million under a revolving credit facility ("Phase II") which matures in March 1998. Borrowings under this facility are subject to a borrowing base limitation (based upon a combination of certain eligible accounts receivable and inventory), are collateralized by substantially all of the Company's assets, and bear interest, payable monthly, at the financial institution's Base Rate plus 0.5% (9.0% at March 31, 1997). The Company may convert the interest rate on all or a portion of the outstanding borrowings from the financial institution's Base Rate plus 0.5% to LIBOR. In addition, the financial institution will issue merchandise or standby letters of credit, subject to certain restrictions, in amounts not to exceed in the aggregate $5 million. There were no letters of credit outstanding as of March 31, 1997.

     If the Company meets certain conditions, including completion of an initial public offering prior to December 31, 1997 generating at least $35 million in net proceeds to the Company, the Phase II agreement converts to a $30 million revolving line of credit, ("Phase III") maturing in March 1999 and, certain of the reporting requirements and financial covenants are reduced or replaced. Borrowings under the Phase III facility bear interest at the financial institution's Base Rate.

     The Loan Agreement requires that the Company maintain a lock box at the financial institution for collection of its accounts receivable. Collections via the lock box are restricted for payment of the interest and principal balance under the Phase II facility. The Loan Agreement limits the Company's annual capital expenditures and requires the Company to maintain a minimum net worth and meet certain financial ratios, including fixed charge coverage, as well as comply with periodic reporting requirements.

                          POWER COMPUTING CORPORATION

     At March 31, 1997, the Company was in violation of certain covenants of the Loan Agreement, including failure to meet the minimum Fixed Charge Coverage ratio for the three-month period ended March 31, 1997; failure to meet the required ratio of current assets to current liabilities as of March 31, 1997; failure to provide a compliance certificate within 45 days after the Fiscal Quarter ended March 31, 1997; and failure to obtain the bank's written permission for commencement of the campus real estate project in Georgetown, Texas. The Company obtained waivers of these covenant violations from the bank.

     In June 1997, the Loan Agreement was amended to reduce the revolving credit facility to $30 million, to modify the formula used to compute the borrowing base, to reduce the minimum quarterly Fixed Charge Coverage ratio requirement through June 30, 1998, and to notify the Company of the bank's formal consent to the commencement of the campus real estate project in Georgetown, Texas, subject to maximum project cost and maximum borrowing thresholds.

     Outstanding borrowings from the bank were $8,000,000 and $18,683,000 at June 30, 1996 and March 31, 1997, respectively; and, giving effect to the June 1997 amendment to the Loan Agreement, the Company had a borrowing base of approximately $25,000,000 at March 31, 1997.

4. LEASES

     The Company leases certain equipment and operating facilities under noncancelable operating leases with terms expiring through 2001. Rent expense for the years ended June 30, 1994, 1995 and 1996 and the nine months ended March 31, 1997 under such arrangements totaled approximately $27,000, $103,000, $856,000, and $959,000, respectively. Future minimum lease payments at March 31, 1997 under the operating leases are as follows (in thousands):

Remainder of fiscal 1997................  $  301
1998....................................   1,674
1999....................................   1,065
2000....................................     756
2001....................................     295
                                          ------
Total minimum lease payments............  $4,091
                                          ======

5. COMMITMENTS, CONTINGENCIES AND CERTAIN CONCENTRATIONS

  Georgetown Facilities

     In February 1997, the Company entered into a lease agreement whereby it would lease until December 2009 certain land and facilities to be constructed and located in Georgetown, Texas. At any time during the lease term, the Company has the option of purchasing the premises for a nominal amount. Monthly lease payments are equal to the monthly costs (including interest) of the lessor related to the leased premises. These costs will fluctuate as land is purchased and construction costs of the facilities are incurred. Total anticipated costs of the land purchase and facilities construction is approximately $25 million. At March 31, 1997, approximately $4.7 million had been paid or accrued under this agreement for the purchase of land and initial construction costs.

     The Company's agreements for leasing these facilities grant it certain tax abatements and other benefits from the City of Georgetown (the "City"). These agreements also anticipate that the City will receive state grants and other funds to help subsidize the costs of preparing the infrastructure for the facilities. The Company must reimburse the City up to $8 million if the City can not recover their costs through grants, tax receipts, or other allowed means.

     The Company and the lessor are currently in the process of obtaining financing for the majority of the construction effort. It is anticipated that the Company will be a guarantor on all debt related to the property.

                          POWER COMPUTING CORPORATION

     The Company is capitalizing its lease obligations when incurred as construction in process. Once the facilities are completed and placed in service, the Company will begin depreciating the building and related assets.

  Legal Matters

     The Company is involved in certain claims arising in the normal course of business. An estimate of the possible loss resulting from these matters cannot be made, however, the Company believes that the ultimate resolution of these matters will not have a material adverse effect on its financial position or results of operations.

  Certain Concentrations

     The Company purchases a number of components from single sources. In some cases, alternative sources of supply are not available. In other cases, if the Company believes it is advantageous to do so due to performance, quality, support, delivery, capacity or price considerations, the Company may establish a working relationship with a single source, even when multiple suppliers are available. If the supply of a critical single-source material or component were delayed or curtailed, the Company's ability to ship the related product in desired quantities and in a timely manner could be adversely affected. Even where alternative sources of supply are available, qualification of the alternative suppliers and establishment of reliable supplies could result in delays and a possible loss of sales, which could affect operating results adversely.

6. LICENSES

     Since inception, the Company has developed, manufactured, marketed and sold only Macintosh-compatible computer systems. The Company's Macintosh-compatible business is dependent on several license agreements with Apple that permit the Company to manufacture or sell Macintosh-compatible computer systems and distribute the Mac OS. All of the Company's current products and many of its planned products are dependent on these license agreements. The Company's licenses to manufacture Macintosh-compatible computer systems and distribute the current Mac OS expire in May 2000 and December 2001, respectively. Alternatively, these agreements will expire the twelfth month following the next major release of the Mac OS, if earlier.

     These licenses, among other things, allow the Company to reproduce and distribute the current version of the Mac OS for a specified royalty, require Apple to offer the Company a follow-on license for Apple's next major release of the Mac OS, require that the Company's Macintosh-compatible computer systems conform to certain technical specifications set forth by Apple and that those systems be certified prior to shipment, and require that the Company receive authorization from Apple before obtaining certain component parts in which Apple holds intellectual property rights. The Company has agreed to the principal business terms to license the next major operating system. There can be no assurance that the Company will reach final agreement with Apple on these licensing and other issues. Failure of the Company to reach agreement on certain of these issues could have a material adverse effect on the Company.

     The Company is also subject to ongoing software royalty agreements for periods exceeding twelve months which require cash payments. Royalty costs are accrued at the time product is shipped and are included in cost of goods sold.

7. STOCKHOLDERS' EQUITY

     The Company, the Series A preferred stockholders, the Series B preferred stockholders and certain common stockholders (collectively, the "selected stockholders") have the right of first refusal on a pro-rata basis, should any of the selected stockholders decide to sell shares. In addition, certain stockholders have the

                          POWER COMPUTING CORPORATION
right to sell their shares should certain key Series A preferred, Series B preferred and common stockholders sell 50% or more of their holdings.

  Common Stock

     In January 1994, the Company issued 925,000 shares of its common stock subject to a purchase agreement containing both vesting provisions and repurchase rights. The shares generally vest over a four year period and require the continuous employment of the stockholder. If the stockholder ceases employment prior to full vesting, the Company may have the right of repurchase for any unvested shares at a price equal to that originally paid by the stockholder. There were 145,833 shares unvested at March 31, 1997.

  Preferred Stock

     The rights, preferences and privileges of the preferred stockholders are as follows:

     Dividends

          The holders of Series A and Series B convertible preferred stock are entitled to receive noncumulative dividends at an annual rate of $0.06 and $0.12 per share, respectively, when, and if, declared by the Board of Directors. After payment of the dividend, additional dividends declared are to be paid pro rata to both the holders of the common stock and preferred stock (on an "as converted basis"). No dividends have been declared for the fiscal years ended June 30, 1994, 1995, 1996 or the nine months ended March 31, 1997.

     Liquidation

          Series A and Series B convertible preferred stock are not subject to redemption. Holders of the Series A and Series B convertible preferred stock are entitled to a preference, upon liquidation of the Company, of $1.00 and $2.00 per share, respectively, plus declared but unpaid dividends. After the full amounts have been paid on the Series A and Series B preferred stock, any remaining assets will be distributed to the common stockholders.

     Conversion and Registration

          The Series A and Series B preferred stock is convertible, at the option of the holder, into common stock on a one-for-one basis (subject to certain adjustments for antidilution). Conversion of the Series A and Series B preferred stock is automatic upon the closing of an underwritten public offering of the Company's Common Stock at an aggregate offering price of not less than $5,000,000 and $10,000,000, respectively, and at a price of not less than $3.00 and $5.00 per share, respectively. In addition, preferred stockholders have certain registration rights and the right to participate in future issuances of the Company's stock. This right to participate in future issuances of the Company's stock terminates upon the closing of an underwritten public offering of the Company's securities in an aggregate principal amount of $10,000,000 or more.

     Voting

          Each share of preferred stock is entitled to vote on an "as converted" basis along with common stockholders.

  Warrants

     In January 1994, the Company issued warrants, at $0.01 per share, to various individuals to purchase 225,000 shares of common stock at $0.10 per share, the then estimated fair value of the Company's stock. At

                          POWER COMPUTING CORPORATION

March 31, 1997, a warrant to purchase 112,500 shares of common stock was outstanding which expires January 15, 2001.

     In November 1995, the Company issued a warrant to a financial institution in connection with a financing arrangement to purchase 100,000 shares of Series B Preferred Stock at $5.00 per share. The fair value of the warrant at the date of grant was not material. At March 31, 1997, this warrant was outstanding and expires November 20, 2000.

  Notes Receivable From Stockholders

     The Company has accepted long-term promissory notes for the issuance of common stock. These notes incur interest at 3.98% per annum with principal and interest due on demand, and are reflected as a reduction in stockholders' equity in the Company's consolidated balance sheet.

  Stock Option Plan

     In January 1994, the Company adopted the 1994 Stock Option Plan (the Plan) which provides for the granting of stock options to employees, directors and consultants of the Company. The plan terminates in 2014. Under the plan, incentive options to purchase the Company's common stock may be granted to employees at prices not lower than fair market value, as determined by the Board of Directors at the date of grant. Nonstatutory options (options which do not qualify as incentive options) may be granted at prices not lower than 85% of fair market value, as determined by the Board of Directors, at the date of grant. The options generally expire 10 years from date of grant. Options granted generally vest over four years, at the rate of 25% one year from the date of grant and 1/16 each calendar quarter thereafter. Unexercised options expire 30 days after termination of employment with the Company. Stock issued under the Plan is subject to the Company's repurchase right, at the higher of the exercise price or the fair market value, within 90 days of termination of employment. In addition, shares issued under the Plan are subject to the Company's right of first refusal.

                          POWER COMPUTING CORPORATION

     The following tables summarize stock option activity under the plan for each of the three fiscal years ended June 30, 1996 and the nine months ended March 31, 1997:

                                                                          WEIGHTED-
                                                                           AVERAGE
                                                              NUMBER OF   EXERCISE      SHARES
                                                               SHARES       PRICE     EXERCISABLE
                                                              ---------   ---------   -----------
Outstanding at inception....................................         --     $  --
  Granted...................................................    210,000      0.10
  Canceled..................................................         --        --
  Exercised.................................................         --        --
                                                              ---------
Outstanding at June 30, 1994................................    210,000      0.10       210,000
                                                                                        =======
  Granted...................................................  2,020,000      0.31
  Canceled..................................................   (710,000)     0.22
  Exercised.................................................    (50,000)     0.10
                                                              ---------
Outstanding at June 30, 1995................................  1,470,000      0.33       250,000
                                                                                        =======
  Granted...................................................  1,479,500      3.73
  Canceled..................................................   (299,375)     1.92
  Exercised.................................................    (45,875)     0.25
                                                              ---------
Outstanding at June 30, 1996................................  2,604,250      2.08       564,570
                                                                                        =======
  Granted...................................................  3,032,400      6.70
  Canceled..................................................   (860,627)     4.42
  Exercised.................................................   (220,738)     0.60
                                                              ---------
Outstanding at March 31, 1997...............................  4,555,285      4.79       652,413
                                                              =========                 =======

     The following is additional information relating to options outstanding as of March 31, 1997:

                               OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                       -----------------------------------   -----------------------------------
                                   WEIGHTED     WEIGHTED                 WEIGHTED     WEIGHTED
                                   AVERAGE      AVERAGE                  AVERAGE      AVERAGE
                       NUMBER OF   EXERCISE   CONTRACTUAL    NUMBER OF   EXERCISE   CONTRACTUAL
EXERCISE PRICE RANGE    SHARES      PRICE     LIFE (YEARS)    SHARES      PRICE     LIFE (YEARS)
--------------------   ---------   --------   ------------   ---------   --------   ------------
     $0.25-0.50        1,190,635    $0.35          8.1        522,976     $0.34          8.0
     $3.50-5.00        1,391,150     4.58          9.2        129,437      3.70          8.5
     $7.00-8.25        1,973,500     7.61          9.9             --        --           --
                       ---------                              -------
                       4,555,285                              652,413
                       =========                              =======

     Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to June 30, 1995, under the fair value method prescribed by FAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the periods ended June 30, 1996 and March 31, 1997, respectively:

                                                               JUNE 30     MARCH 31
                                                                1996         1997
                                                              ---------    ---------
Risk-free interest rate.....................................    5.8%         6.4%
Dividend yield..............................................     0%           0%
Volatility factor of the expected market price of the
  Company's common stock....................................     .55          .55
Weighted-average expected life of the options...............  4.0 years    4.7 years

                          POWER COMPUTING CORPORATION

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, this option valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows (in thousands, except for earnings per share information):

                                                              JUNE 30    MARCH 31
                                                               1996        1997
                                                              -------    --------
Pro forma stock-based compensation expense..................  $  105      $  169
Pro forma net income........................................  $4,801      $7,568
Pro forma earnings per share:
  Primary and fully diluted.................................  $ 0.34      $ 0.45

     Because FAS 123 is applicable only to options granted subsequent to June 30, 1995, its pro forma effect will not be fully reflected until June 30, 1998.

     The effects of applying FAS 123 for pro forma disclosures are not likely to be representative of the effects on reported net income for future years.

     The exercise price of some options differed from the market price of the stock on the grant date. The following is a summary of options granted:

                                                   YEAR ENDED
                                                    JUNE 30              NINE MONTHS ENDED
                                                      1996                 MARCH 31, 1997
                                             ----------------------    ----------------------
                                                           EXERCISE                  EXERCISE
                                             FAIR VALUE     PRICE      FAIR VALUE     PRICE
                                             ----------    --------    ----------    --------
                                                            (WEIGHTED-AVERAGE)
Stock price equal to exercise price........    $0.82        $3.74        $1.72        $5.25
Stock price less than exercise price.......       --           --         1.39         8.25

  Shares Reserved

     Common stock reserved at March 31, 1997, consists of the following (see
Note 11):

For conversion of preferred stock...........................   9,100,000
For exercise of outstanding warrants........................     212,500
For exercisable stock options...............................     652,413
                                                              ----------
                                                               9,964,913
                                                              ==========

                          POWER COMPUTING CORPORATION

8. INCOME TAXES

     Significant components of the Company's deferred taxes at June 30, 1995 and 1996 and March 31, 1997 are as follows:

                                                                   JUNE 30
                                                              ------------------    MARCH 31
                                                               1995       1996        1997
                                                              -------    -------    --------
                                                                      (IN THOUSANDS)
Deferred tax assets:
  Tax carryforwards.........................................  $ 1,258    $    --     $   --
  Deferred revenue..........................................       --        115        486
  Reserves for doubtful accounts and returns................       73        546      1,626
  Inventory and warranty reserves...........................      112      1,524      1,511
  Accrued liabilities.......................................       --        109        141
  Other (net)...............................................       59         46         62
                                                              -------    -------     ------
Net deferred tax assets.....................................    1,502      2,340      3,826
Valuation allowance.........................................   (1,502)        --         --
                                                              -------    -------     ------
Net deferred taxes..........................................  $    --    $ 2,340     $3,826
                                                              =======    =======     ======

     In 1995, the Company recorded a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. The valuation allowance decreased by $1,502,000 during 1996 as the Company generated positive operating results.

     Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                                                                 NINE
                                                                                MONTHS
                                                    YEAR ENDED JUNE 30          ENDED
                                                ---------------------------    MARCH 31
                                                 1994      1995      1996        1997
                                                ------    ------    -------    --------
                                                            (IN THOUSANDS)
Current:
  Federal.....................................  $   --    $   --    $ 2,507     $ 5,641
  State.......................................      --        --        295         461
                                                ------    ------    -------     -------
          Total current.......................      --        --      2,802       6,102
Deferred:
  Federal.....................................      --        --     (2,094)     (1,403)
  State.......................................      --        --       (246)        (83)
                                                ------    ------    -------     -------
          Total deferred......................      --        --     (2,340)     (1,486)
                                                ------    ------    -------     -------
                                                $   --    $   --    $   462     $ 4,616
                                                ======    ======    =======     =======

                          POWER COMPUTING CORPORATION

     The Company's provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

                                                                                NINE
                                                   YEAR ENDED JUNE 30       MONTHS ENDED
                                                 -----------------------      MARCH 31
                                                 1994     1995     1996         1997
                                                 -----    -----    -----    ------------
                                                             (IN THOUSANDS)
Federal statutory rate.........................  (34.0)%  (34.0)%   34.0%       35.0%
State taxes, net of federal benefit............   (3.0)    (1.6)     1.8         2.7
Tax credits....................................   (2.5)    (2.3)      --        (0.5)
Changes in valuation allowance.................   38.6     37.8    (27.9)         --
Permanent items and other......................    0.9      0.1      0.7         0.2
                                                 -----    -----    -----        ----
                                                    --%      --%     8.6%       37.4%
                                                 =====    =====    =====        ====

     The exercise of certain of the stock options which have been granted under the Company's stock option plan give rise to compensation which is includable in the taxable income of the applicable option holder and deductible by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company's common stock subsequent to the date of grant of the applicable exercised stock options and, in accordance with APB 25, such compensation is not recognized as an expense for financial accounting purposes however, the related tax benefits are recorded as an addition to Additional Paid-in Capital. The compensation deductions arising from the exercise of stock options were not material in 1994, 1995 and 1996.

9. EMPLOYEE BENEFIT PLAN

     The Company maintains a 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") that covers substantially all full-time employees who are twenty-one years of age or older. Company contributions to the 401(k) Plan are determined at the discretion of the Board of Directors and vest ratably over six years of service starting after the first two years. The 401(k) Plan was established in May 1995. No contributions have been made to the 401(k) Plan by the Company for the years ended June 30, 1995 and 1996 or the nine months ended March 31, 1997.

10. RELATED PARTY TRANSACTIONS

     As of March 31, 1997, the Company has in place consulting agreements with certain Directors and stockholders of the Company. In fiscal 1994 and 1995, the Company performed certain research and development services for a company owned by a stockholder. Fees paid and received related to these agreements were not significant in any periods presented. During the nine month period ended March 31, 1997, the Company paid $4,396,000 to purchase inventory from a company which is a stockholder. The Company had no significant transactions with this stockholder in previous periods.

11. SUBSEQUENT EVENTS

     On June 26, 1997, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public.

     The Company has filed an amendment to the Certificate of Incorporation to increase the authorized common stock from 18,800,000 to 30,800,000.

          ============================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL          , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
Prospectus Summary..........................
Risk Factors................................
The Company.................................
Use of Proceeds.............................
Dividend Policy.............................
Capitalization..............................
Dilution....................................
Selected Financial Data.....................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................
Business....................................
Management..................................
Certain Transactions........................
Principal Stockholders......................
Description of Capital Stock................
Shares Eligible for Future Sale.............
Underwriting................................
Legal Matters...............................
Experts.....................................
Additional Information......................
Index to Financial Statements...............

          ============================================================
          ============================================================

                                3,000,000 Shares

                                     [LOGO]

                                  Common Stock

                            ------------------------

                                   PROSPECTUS
                            ------------------------
                       PRUDENTIAL SECURITIES INCORPORATED

                              SALOMON BROTHERS INC

                                    , 1997

          ============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

Securities and Exchange Commission registration fee.........  $10,455
NASD filing fee.............................................
Nasdaq listing fee..........................................
Printing and engraving costs................................   75,000
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Blue Sky fees and expenses..................................     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................  $  *
                                                              =======

---------------

* To be provided by Amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF LIABILITY FOR MONETARY DAMAGES

     (a) Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

     (b) The Company's Restated Certificate of Incorporation also provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Restated Certificate of Incorporation also provides that the Company shall indemnify to the full extent authorized by the law any person who was or is a party or is threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative by reason of the fact that he is or was a director or officer of the Company or any predecessor of the Company, or serves or served as a director or officer of any other enterprise at the request of the Company or any predecessor of the Company.

The Bylaws of the Company provide that any employee benefit plans of the Company will be deemed to be "other enterprises" for the purposes of the indemnification provisions.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in the Restated Certificate of Incorporation or the Bylaws.

     The Bylaws of the Company provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, indemnify any director, officer or trustee against any expenses, liabilities or other matters. The indemnification provided for in the Company's Bylaws (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director or officer and (iii) shall inure to the benefit of the estate, heirs, executors and administrators of such person. The Corporation's obligation to provide indemnification under the Bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

     (c) The Registrant has also purchased and currently has in force directors' and officers' liability insurance policies which cover certain liabilities of directors and officers based on certain acts or omissions by them in their capacity as directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information as of June 18, 1997 regarding all sales of unregistered securities of the Company since the Company's inception. All such securities were deemed exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") by reason of Section 4(2) or 3(b) of the Securities Act or Rule 701 in the case of options. In connection with each of the sales of shares of Common Stock and Preferred Stock, the shares were sold to a limited number of persons, such persons were provided access to all relevant information regarding the Company and/or represented to the Company that they were "sophisticated" investors, and such persons represented to the Company that the shares were purchased for investment purposes only and not with a view toward distribution.

     (a) On January 18, 1994, the Company issued 3,000,000 shares of Series A Preferred Stock to an accredited investor for $2,750,000 in cash and assignment of such investor's rights subject to a Letter Agreement valued at $250,000.

     (b) On January 18, 1994, the Company issued an aggregate of 5,175,000 shares of Common Stock as follows: (i) 250,000 shares to an accredited investor for $25,000 in cash; (ii) 4,000,000 shares to Stephen S. Kahng, Chairman of the Board and Chief Executive Officer of the Company, for certain assets valued at $300,000, $40,000 in cash and a promissory note in the principal amount of $60,000 at an annual interest rate of 3.98%; (iii) 475,000 shares to Enzo Torresi, Vice Chairman of the Board, for $25,000 in cash and a promissory note in the principal amount of $22,500 at an annual interest rate of 3.98%; (iv) 200,000 shares to Carlton Amdahl, a consultant to the Company, for $10,000 in cash and a promissory note in the principal amount of $10,000 at an annual interest rate of 3.98%; and (v) 250,000 shares to Elserino Piol, a director of the Company, for $25,000 in cash.

     (c) On January 18, 1994, the Company issued two warrants to purchase 112,500 shares of Common Stock each at an exercise price of $0.10 per share to Mr. Piol for $2,250 in cash.

     (d) On February 18, 1995, the Company issued 2,000,000 shares of Series A Preferred Stock to an accredited investor for $2,000,000 in cash.

     (e) On April 5, 1995, the Company issued 15,000 shares of Common Stock to Frank S. Bayley, a partner with Baker & McKenzie, legal counsel to the Company, for $1,500 in cash.

     (f) On April 24, 1995, the Company issued 112,500 shares of Common Stock to Mr. Piol for $11,250 in cash pursuant to the exercise of a warrant for Common Stock.

     (g) Between April 27, 1995 and October 10, 1995, the Company issued an aggregate of 4,100,000 shares of Series B Preferred Stock as follows: (i) on April 27, 1995, 750,000 shares to three accredited investors for $1,500,000 in cash; (ii) on June 26, 1995, 2,735,000 shares to twenty-seven accredited investors for $5,470,000 in cash; (iii) on August 28, 1995, 37,500 shares to Mr. Kahng for $75,000 in cash, 40,000 shares to Mr. Torresi for $80,000 in cash, and 12,500 shares to an accredited investor for $25,000 in cash; (iv) on September 1, 1995, 9,250 and 15,750 shares to the Trustee of the WSGR Retirement Plan, a retirement plan for the benefit of the members of WSGR, legal counsel to the Underwriters and WS Investment Company 95B, an investment fund for the benefit of attorneys with members of WSGR for $18,500 and $31,500 in cash, respectively; and (v) on October 10, 1995, 500,000 shares to an accredited investor for 1,000,000 in cash.

     (h) Between June 30, 1995 and June 18, 1997, the Company issued an aggregate of 364,147 shares of Common Stock to holders of options to purchase Common Stock issued pursuant to the 1994 Plan as follows: (i) 60,000 shares for an aggregate purchase price of $6,000; (ii) 54,686 shares for an aggregate purchase price of $13,672; (iii) 192,314 shares for an aggregate purchase price of $67,310; (iv) 20,924 shares for an aggregate purchase price of $10,462; (v) 13,535 shares for an aggregate purchase price of $47,373; and (vi) 14,688 shares for an aggregate purchase price of $73,440.

     (i) On November 20, 1995, the Company issued a warrant to purchase 100,000 shares of Series B Preferred Stock at an exercise price of $5.00 per share to GBC Bancorp ("GBC") for $1.00 in cash and as additional consideration to GBC for entering into a lending agreement in which GBC agreed to extending credit to the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

          1              -- Form of Underwriting Agreement*
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Registrant*
          3.2            -- Amended and Restated Bylaws of the Registrant*
          4.1            -- Form of Certificate for Common Stock of the Registrant*
          5              -- Form of Opinion of Baker & McKenzie with respect to the legality of the securities being registered
         10.1            -- Investor Rights Agreement (amended and restated) dated
                            June 26, 1995 by and among the Company, and certain
                            holders and purchasers of the Company's Common Stock,
                            warrants to purchase Common Stock, Series A Preferred
                            Stock and Series B Preferred Stock*
         10.2            -- Amended and Restated Shareholder Agreement dated June 26,
                            1995 by and among the Company and certain purchasers or
                            holders of Common Stock, warrants to purchase Common
                            Stock, Series A Preferred Stock and Series B Preferred
                            Stock*
         10.3            -- Amended Mac OS License Agreement dated December 27, 1996 between the Company and Apple+
         10.4            -- Certified Computer Manufacturing Agreement dated December
                            16, 1994 between the Company and Apple+
         10.5            -- Certified Computer Manufacturing Agreement dated July 17,
                            1996 between the Company and Apple+
         10.6            -- Amendment dated January 1, 1997 to Certified Computer
                            Manufacturing Agreement dated May 1, 1996 between the
                            Company and Apple+
         10.7            -- Board-Design License Agreement dated December 16, 1994
                            between the Company and Apple+
         10.8            -- Amendment dated June 3, 1996 to the Board-Design License
                            Agreement dated December 16, 1994 between the Company and
                            Apple+

         10.9            -- Second Amendment dated December 19, 1996 to the
                            Board-Design License Agreement dated December 16, 1994
                            between the Company and Apple+
         10.10           -- Letter Agreement regarding ROM royalty dated April 24,
                            1995 between the Company and Apple+
         10.11           -- Economic Development Program Agreement dated October 15,
                            1996 between the Company, the City of Georgetown, Texas
                            and Georgetown 4B, Inc.
         10.12           -- Lease Agreement dated February 27, 1997 between the
                            Company and Georgetown 4B, Inc.*
         10.13           -- Standard Form of Agreement between Owner and
                            Designer/Builder dated March 1, 1997 between the Company,
                            Georgetown, 4B, Inc. and Hensel Phelps Construction Co.*
         10.14           -- Manufacturing Services Agreement dated March 19, 1997
                            between the Company and Solectron Texas, L.P.
         10.15           -- Mac OS License Agreement dated March 1, 1997 between the
                            Company and IBM+
         10.16           -- Loan and Security Agreement by and between Bank One,
                            Texas and the Company dated                *
         10.17           -- Loan and Security Agreement by and between Bank One,
                            Texas and the Company dated March 28, 1997*
         10.18           --
         10.19           -- SAP R/3 Software End User Value License Agreement dated
                            June 28, 1996 between the Company and SAP America, Inc.*
         10.20           -- Letter Agreement dated June 19, 1997 between Apple and
                            the Company+
         11              -- Statement re computation of per share earnings
         23.1            -- Consent of Ernst & Young LLP
         23.3            -- Consent of Baker & McKenzie (included in Exhibit 5)
         24              -- Power of Attorney (contained on Page II-6)
         27              -- Financial Data Schedule


---------------

* To be filed by amendment.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Commission.

     (b) Financial Statement Schedules

                                  SCHEDULE II
                          POWER COMPUTING CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS

                                                        BALANCE AT   CHARGED TO   WRITE-OFFS   BALANCE AT
FISCAL                                                  BEGINNING     BAD DEBT    CHARGED TO     END OF
 YEAR                    DESCRIPTION                    OF PERIOD     EXPENSE     ALLOWANCE      PERIOD
------                   -----------                    ----------   ----------   ----------   ----------
                                                                         (IN THOUSANDS)
 1995   Allowance for doubtful accounts...............    $   --      $    16      $    --       $   16
 1996   Allowance for doubtful accounts...............        16        2,091        1,007        1,100
 1997   Allowance for doubtful accounts...............     1,100        2,798        2,067        1,831
 1995   Allowance for sales returns...................        --          180           --          180
 1996   Allowance for sales returns...................       180       10,863       10,557          486
 1997   Allowance for sales returns...................       486       28,018       26,092        2,412

     The Company was in development stage during fiscal 1994 with no sales or related allowances. Fiscal year 1997 refers to the nine month period ended March 31, 1997.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on the 27th day of June, 1997.

                                            POWER COMPUTING CORPORATION

                                            By:    /s/ STEPHEN S. KAHNG
                                              ----------------------------------
                                                      Stephen S. Kahng,
                                                    Chairman of the Board,
                                                 Chief Executive Officer and
                                                            Director

     Each individual whose signature appears below hereby designates and appoints Stephen S. Kahng, Joel S. Kocher and James A. Wallace, and each of them, any one of whom may act without the joinder of the others, as such person's true and lawful attorneys-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as either Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                /s/ STEPHEN S. KAHNG                   Chairman of the Board, Chief          June 27, 1997
-----------------------------------------------------    Executive Officer and Director
                  Stephen S. Kahng                       (Principal Executive Officer)

                 /s/ JOEL J. KOCHER                    President, Chief Operating Officer    June 27, 1997
-----------------------------------------------------    and Director
                   Joel J. Kocher

                /s/ JAMES A. WALLACE                   Chief Financial Officer and Vice      June 27, 1997
-----------------------------------------------------    President, Finance (Principal
                  James A. Wallace                       Financial and Accounting
                                                         Officer)

                  /s/ ENZO TORRESI                     Director and Vice-Chairman of the     June 27, 1997
-----------------------------------------------------    Board
                    Enzo Torresi

                /s/ SADA CHIDAMBARAM                   Director                              June 27, 1997
-----------------------------------------------------
                  Sada Chidambaram

                  /s/ DAVID HELLER                     Director                              June 27, 1997
-----------------------------------------------------
                    David Heller

                  /s/ ELSERINO PIOL                    Director                              June 27, 1997
-----------------------------------------------------
                    Elserino Piol

                /s/ GIULIANO RAVIOLA                   Director                              June 27, 1997
-----------------------------------------------------
                  Giuliano Raviola

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          1              -- Form of Underwriting Agreement*
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Registrant*
          3.2            -- Amended and Restated Bylaws of the Registrant*
          4.1            -- Form of Certificate for Common Stock of the Registrant*
          5              -- Form of Opinion of Baker & McKenzie with respect to the legality of the securities being registered
         10.1            -- Investor Rights Agreement (amended and restated) dated
                            June 26, 1995 by and among the Company, and certain
                            holders and purchasers of the Company's Common Stock,
                            warrants to purchase Common Stock, Series A Preferred
                            Stock and Series B Preferred Stock*
         10.2            -- Amended and Restated Shareholder Agreement dated June 26,
                            1995 by and among the Company and certain purchasers or
                            holders of Common Stock, warrants to purchase Common
                            Stock, Series A Preferred Stock and Series B Preferred
                            Stock*
         10.3            -- Amended Mac OS License Agreement dated December 27, 1996 between the Company and Apple+
         10.4            -- Certified Computer Manufacturing Agreement dated December
                            16, 1994 between the Company and Apple+
         10.5            -- Certified Computer Manufacturing Agreement dated July 17,
                            1996 between the Company and Apple+
         10.6            -- Amendment dated January 1, 1997 to Certified Computer
                            Manufacturing Agreement dated May 1, 1996 between the
                            Company and Apple+
         10.7            -- Board-Design License Agreement dated December 16, 1994
                            between the Company and Apple+
         10.8            -- Amendment dated June 3, 1996 to the Board-Design License
                            Agreement dated December 16, 1994 between the Company and
                            Apple+
         10.9            -- Second Amendment dated December 19, 1996 to the
                            Board-Design License Agreement dated December 16, 1994
                            between the Company and Apple+
         10.10           -- Letter Agreement regarding ROM Royalty dated April 24,
                            1995 between the Company and Apple+
         10.11           -- Economic Development Program Agreement dated October 15,
                            1996 between the Company, the City of Georgetown, Texas
                            and Georgetown 4B, Inc.
         10.12           -- Lease Agreement dated February 27, 1997 between the
                            Company and Georgetown 4B, Inc.*
         10.13           -- Standard Form of Agreement between Owner and
                            Designer/Builder dated March 1, 1997 between the Company,
                            Georgetown, 4B, Inc. and Hensel Phelps Construction Co.*
         10.14           -- Manufacturing Services Agreement dated March 19, 1997
                            between the Company and Solectron Texas, L.P.
         10.15           -- Mac OS License Agreement dated March 1, 1997 between the
                            Company and IBM+
         10.16           -- Loan and Security Agreement by and between Bank One,
                            Texas and the Company dated                *
         10.17           -- Loan and Security Agreement by and between Bank One,
                            Texas and the Company dated March 28, 1997*
         10.18           --
         10.19           -- SAP R/3 Software End User Value License Agreement dated
                            June 28, 1996 between the Company and SAP America, Inc.*


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.20           -- Letter Agreement dated June 19, 1997 between Apple and
                            the Company+
         11              -- Statement re computation of per share earnings
         23.1            -- Consent of Ernst & Young LLP
         23.3            -- Consent of Baker & McKenzie (included in Exhibit 5)
         24              -- Power of Attorney (contained on Page II-6)
         27              -- Financial Data Schedule

---------------

* To be filed by amendment.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Commission.

     The ease-of-use of the Macintosh, Macintosh software applications and the Mac OS have created a large and loyal installed base worldwide which provides the Company an opportunity to offer these users new, faster Macintosh-compatible models as they replace their old systems or purchase additional Macintosh computer systems.